UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☑	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

EnergyConnect Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction

Common Stock, no par value, of EnergyConnect Group, Inc. (“Company Common Stock”)

2)	Aggregate number of securities to which transaction applies:

136,320,765 shares of Company Common Stock;

11,160,572 shares of Company Common Stock issuable upon the exercise of options with an exercise price per share of less than $0.2253 per share;

3,750,000 shares of Company Common Stock issuable upon the exercise of warrants outstanding with an exercise price per share of less than $0.2253 per

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) 136,320,765 shares of Company Common Stock multiplied by $0.2253 per share, (B) options to purchase 11,160,572 shares of Company Common Stock with exercise prices less than $0.2253, multiplied by $0.1217 per share (which is the difference between $0.2253 and the weighted average exercise price per share of such options), and (C) warrants to purchase 3,750,000 shares of Company Common Stock with exercise prices less than $0.2253 per share, multiplied by $0.0753 per share (which is the difference between $0.2253 and the exercise price per share of such warrants). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001161 by the sum calculated in the preceding sentence.

4)	Proposed maximum aggregate value of transaction:

$32,353,684.96

5)	Total fee paid:

$3,756.26

[ENERGYCONNECT GROUP, INC. LOGO]

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

Dear EnergyConnect Shareholder:

As we previously announced, on March 3, 2011, EnergyConnect Group, Inc. and Johnson Controls Holding Company, Inc. (“JCI Holding”) entered into a merger agreement pursuant to which EnergyConnect will become a wholly owned subsidiary of JCI Holding. We use the terms “EnergyConnect”, “we,” “us” and “our” to refer to EnergyConnect Group, Inc.

Our board of directors conducted an extensive and formal process to review several strategic alternatives, including changes in capital structure, divestitures and mergers that could potentially provide greater value to our shareholders than remaining an independent publicly traded company. After reviewing all the available alternatives, our board of directors concluded that a combination of EnergyConnect and JCI Holding is in the best interest of EnergyConnect shareholders. The following is a brief summary of the primary factors our board of directors considered:

•

the challenges facing us, as well as the uncertainties surrounding our ability to execute successfully on our business plan, including, among others: risks inherent in our demand response energy business; our dependence on regulatory actions outside our control; the large number of new entrants in the demand response field; our need for substantial additional funding to continue our operations and to enable us to achieve significant milestones under our business plan, particularly in light of recent regulatory changes that will require us, if we remain standalone, to post letters of credit in order to participate in key demand response programs, and our prospects for funding ourselves through corporate partnering or other financing alternatives and/or raising such capital on reasonable terms; the poor market conditions and prospects for obtaining financing, particularly for small demand response energy companies; and our ability to continue as a going concern in light of our financing prospects;

•

the fact that Aequitas Capital Management, LLC, together with its affiliates (collectively referred to as, “Aequitas”), a holder of approximately 30% of our outstanding shares, had indicated a strong desire to obtain liquidity in the short term and the potential deterioration of our stock price associated with such sustained selling pressure in the market and the consequent risk that future acquisition proposals, if any, may be on terms significantly less favorable to us and our shareholders;

•

management’s estimation and the estimation of our board of directors that, based on our existing cash, cash equivalents and short-term investments, together with cash from existing and new collaborations, commercial agreements and grants, and anticipated cash needs, we would require additional cash infusion in the second half of 2011;

•	the fact that our cost of capital has been extremely high in recent years as a stand-alone entity, even after refinancing our working capital facility with Aequitas;

•

the possibility that absent the transaction with JCI Holding, in the event that we are unable to fund ourselves through partnering or financing activities or through other strategic opportunities, we could ultimately end up with no alternative other than to liquidate or to seek protection under U.S. bankruptcy laws, and that, upon such liquidation or bankruptcy, the holders of our common stock would likely receive a recovery that would be materially less than Twenty-two and 53/100 Cents ($.2253) per share;

•

our board of directors’ knowledge of and familiarity with our business, financial condition and results of operations, as well as our financial plan, prospects and competitive position if we were to remain as a stand-alone entity, and our board of directors’ belief that the merger is more favorable to our shareholders than any other strategic alternative reasonably available to us, including remaining as a stand-alone entity;

•	the fact that the Committee on Strategic Alternatives (“COSA”), which recommended approval of the merger to the board, was made up of directors who are independent from Aequitas and management;

•	the fact that the COSA conducted (with the assistance of financial and legal advisors) a comprehensive and competitive process to evaluate our strategic alternatives;

•

the premium to the current and historical closing trading prices of shares of our common stock and to our current and historical enterprise value represented by the Twenty-two and 53/100 Cents ($.2253) per share in cash to be received by our shareholders;

•

the 75% premium to the closing price of our common stock on the day before we announced the signing of the merger agreement and the 71% premium to our average closing price over the one month before we announced the signing of the merger agreement, in each case represented by the merger consideration, were both deemed by us to be particularly relevant because these closing prices reflect a market value of our stock prior to the announcement;

•	the fact that JCI Holding’s offer will be paid in cash, providing certainty, immediate value and liquidity to our shareholders;

•	JCI Holding’s ability to fund the consideration for the merger; and

•	the relatively limited conditions to JCI Holding’s obligations to complete the merger.

In the course of its deliberations, our board of directors also considered a variety of risks and other potentially negative factors, including the following:

•

the fact that our shareholders will not participate in any potential future growth of EnergyConnect or Johnson Controls, Inc. (“Johnson Controls”) or value that might result from the synergies associated with EnergyConnect becoming an affiliate of Johnson Controls and having access to a broader distribution channel;

•

the impact of the announcement and pendency of the merger, including the impact of the merger on our employees, customers, collaborators and our relationships with other third parties and the risk of diverting management’s focus and resources from other strategic opportunities, such as pursuing partnering discussions with other large companies, and from operational matters while working to negotiate and close the merger with JCI Holding, which could impair our prospects as an independent company if the merger is not consummated;

•	the risk that the merger might not be consummated in the event that we or JCI Holding are unable to satisfy one or more of our respective closing conditions;

•

the fact that under the terms of the merger agreement, we cannot solicit other acquisition proposals and must pay to JCI Holding a termination fee of $1.6 million if the merger agreement is terminated under certain circumstances, which, in addition to being costly, might have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to our shareholders than the merger; and

•	the fact that receipt of the merger consideration generally will be taxable to our shareholders for U.S. federal income tax purposes.

The accompanying proxy statement contains information about the merger, EnergyConnect, JCI Holding, the special meeting, the merger agreement and the plan of merger. You are encouraged to read carefully the accompanying proxy statement in its entirety.

We are asking you to vote to approve the merger agreement and the related plan of merger at the special meeting to be held on                             ,                     , 2011, at              a.m. Pacific Time at the executive offices of EnergyConnect Group, Inc., 901 Campisi Way, Suite 260, Campbell, CA 95008. The EnergyConnect board of directors recommends that you vote “FOR” the approval of the merger agreement and the related plan of merger and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes to approve the merger agreement and the related plan of merger at the time of the special meeting.

Sincerely,

Gary D. Conley Chairman of the Board EnergyConnect Group, Inc.	Kevin R. Evans President and Chief Executive Officer EnergyConnect Group, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger described in this proxy statement or determined that this proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement is dated                     , 2011 and, together with the accompanying proxy card, is being first mailed to EnergyConnect shareholders on or about                     , 2011.

[ENERGYCONNECT GROUP, INC. LOGO]

ENERGYCONNECT GROUP, INC.

901 Campisi Way, Suite 260

Campbell, CA 95008

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD                     , 2011

Dear EnergyConnect Shareholder:

Notice is hereby given that a special meeting of shareholders of EnergyConnect Group, Inc., an Oregon corporation, will be held on                     ,                     , 2011, at             a.m., Pacific Time, at the executive offices of EnergyConnect Group, Inc., 901 Campisi Way, Suite 260, Campbell, CA 95008.

At the special meeting, you will be asked to:

1.	approve the Agreement and Plan of Merger, dated as of March 2, 2011 (as it may be amended from time to time, the “merger agreement”), by and among EnergyConnect Group, Inc., Johnson Controls Holding Company, Inc., and Eureka, Inc., a wholly owned subsidiary of Johnson Controls Holding Company, Inc., a copy of which is attached as Annex A to the proxy statement accompanying this notice, together with the related Plan of Merger attached as Annex B to this proxy statement, and

2.	consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the above proposal.

The foregoing items of business are more completely described in the proxy statement accompanying this notice. The EnergyConnect board of directors recommends that EnergyConnect shareholders vote “FOR” the proposal to approve the merger agreement and the related plan of merger. In addition, our board of directors recommends that you vote “FOR” the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies for the approval of the merger agreement and the related plan of merger.

Your vote is important. A majority of the shares of EnergyConnect common stock outstanding on the record date must be voted in favor of the approval of the merger and plan of merger in order for the merger to be completed.

Only shareholders who hold shares of EnergyConnect common stock at the close of business on                     , 2011 will be entitled to vote at the special meeting.

By order of the board of directors,

Kevin R. Evans

President and Chief Executive Officer

                    , 2011

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) THROUGH THE INTERNET, (2) BY TELEPHONE OR (3) BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that you, as a shareholder of EnergyConnect, may have regarding the merger (as defined below) and the special meeting of EnergyConnect shareholders (which is referred to as the special meeting in this proxy statement), and brief answers to those questions. EnergyConnect urges you to read carefully the remainder of this proxy statement because the information in this section may not provide all the information that might be important to you with respect to the merger being considered at the special meeting. Additional important information is also contained in the annexes to this proxy statement.

Q1:	Why am I receiving this document?

A1:	EnergyConnect and JCI Holding have agreed to a merger between EnergyConnect and a wholly owned subsidiary of JCI Holding, pursuant to which EnergyConnect will become a wholly owned subsidiary of JCI Holding and will no longer be a publicly held corporation. In the transactions contemplated by the merger agreement, each outstanding share of EnergyConnect common stock will be converted into the right to receive Twenty-two and 53/100 Cents ($.2253). In order to complete the merger, EnergyConnect shareholders must vote to approve the merger agreement and the plan of merger, which are attached to this proxy statement as Annex A and Annex B, respectively.

We are delivering this document to you because the EnergyConnect board of directors is soliciting proxies from its shareholders to vote on the approval of the merger agreement and the plan of merger at the special meeting as well as the other matters set forth in the notice of the special meeting and described in this proxy statement, and your proxy will be used at the special meeting or at any adjournment or postponement of the special meeting.

Q2:	What am I being asked to vote on?

A2:	EnergyConnect’s shareholders are being asked to vote on the following proposals:

•	to approve the merger agreement among EnergyConnect, JCI Holding and Eureka, Inc., a wholly owned subsidiary of JCI Holding (“Merger Sub”), and the related plan of merger; and

•

to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement and the related plan of merger at the time of the special meeting.

Q3:	Are there any other matters to be addressed at the special meeting?

A3:	We know of no other matters to be brought before the special meeting. If other matters are brought before the special meeting or at any adjournment or postponement of the special meeting, the chair of the meeting will decide whether the matter is within the purpose of the special meeting. If the matter is within a proper purpose, the persons named in your proxy intend to take actions on the matter that in their judgment are in the best interest of EnergyConnect and its shareholders.

Q4:	What is the difference between holding shares as a shareholder of record or in “street name”?

A4:	If your shares are registered directly in your name with EnergyConnect’s transfer agent, BNY Mellon Shareowner Services, you are considered, with respect to those shares, the “shareholder of record.” If you are a shareholder of record, this proxy statement and the enclosed proxy card have been sent directly to you by EnergyConnect.

If your shares are held in a stock brokerage account or by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name.” This proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, the

i

shareholder of record. As the beneficial owner of shares held in street name, you have the right to direct your bank, broker or other nominee how to vote your shares by using the voting instruction card included with this proxy statement or by following their instructions for voting by telephone or the Internet.

Q5:	What is a proxy and how do I vote?

A5:	A proxy is a legal designation of another person to vote your shares on your behalf. In order to ensure that your vote is recorded, please submit your proxy or voting instructions as instructed below as soon as possible even if you plan to attend EnergyConnect’s special meeting in person.

Mail. You can vote by mail by completing, signing, dating and mailing your proxy card or voting instruction card in the postage-paid envelope included with this proxy statement.

Vote by Telephone or Internet. If you are a shareholder of record (that is, if you hold your shares in your own name), you may vote by telephone (toll-free) or the Internet by following the instructions on your proxy and voting instruction card. If your shares are held in the name of a bank, broker or other nominee (that is, in “street name”), and if the bank, broker or other nominee offers telephone and Internet voting, you will receive instructions from them that you must follow in order for your shares to be voted. If you vote by telephone or the Internet, you do not need to return your proxy and voting instruction card.

In Person. All shareholders may vote in person at the special meeting. You may also be represented by another person at the special meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares held in street name, you must obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot when you vote at the special meeting.

Q6:	When is this proxy statement being mailed?

A6:	This proxy statement and the proxy card are first being sent to EnergyConnect shareholders on or about 2011.

Q7:	When and where will the special meeting be held?

A7:	The special meeting will be held at the executive offices of EnergyConnect Group, Inc. located at 901 Campisi Way, Suite 260, Campbell, CA 95008 on , 2011 at a.m., Pacific Time.

Q8:	Who is entitled to vote at the special meeting?

A8:	The board of directors of EnergyConnect has fixed , 2011 as the record date for the special meeting. All holders of EnergyConnect common stock who held shares at the close of business on the record date are entitled to receive notice of and to vote at the special meeting, provided that those shares remain outstanding on the date of the special meeting.

Q9:	Why is my vote important? What happens if I do not vote?

A9:

If you do not submit a proxy or vote in person at the special meeting, it will be more difficult for us to obtain the necessary quorum to hold the special meeting. In addition, your failure to submit a proxy or to vote in person will have the same effect as a vote against the approval of the merger agreement and the plan of merger. If you hold your shares through a bank, broker or other nominee, your bank, broker or other nominee will not be able to cast a vote on the approval of the merger agreement and plan of merger without instructions from you if your bank, broker or other nominee does not have discretionary authority to vote. The EnergyConnect board of directors recommends that you vote “FOR” the approval of the merger agreement and the plan of merger and “FOR” the adjournment of the special meeting, if necessary to solicit additional proxies if there are insufficient votes to approve the merger agreement and the plan of merger at the time of the special meeting. Our board of directors determined that the merger agreement and the transactions contemplated by the merger agreement, are advisable and fair to, and in the best interests of, EnergyConnect and its shareholders. Accordingly, our board of directors has approved the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. For a more complete description of the recommendation our board of directors, see “The Merger—Reasons for the Merger” beginning on page      of this proxy statement.

Q10:	How many shares may be voted at the special meeting?

A10:	All shareholders of EnergyConnect at the close of business on the record date , 2011 are entitled to vote at the special meeting provided that those shares remain outstanding on the date of the special meeting. As of the close of business on the record date, there were approximately shares of EnergyConnect common stock outstanding and entitled to vote at the special meeting. As of that date, approximately % of the outstanding shares of EnergyConnect common stock were held by the directors and executive officers of EnergyConnect. Each share of common stock is entitled to one vote.

Q11:	What constitutes a quorum for the special meeting?

A11:	Shareholders who hold at least a majority of the outstanding shares of EnergyConnect common stock as of the close of business on the record date , 2011 and who are entitled to vote must be present, either in person or represented by proxy, in order to constitute a quorum to conduct business at the special meeting.

Q12:	What vote is required to approve the merger agreement and the plan of merger?

A12:	As long as a quorum is present at the special meeting, the affirmative vote of the holders of a majority of the outstanding shares of EnergyConnect common stock entitled to vote at the special meeting is required to approve the merger agreement and the plan of merger.

Q13:	How will abstentions be counted?

A13:	Abstentions are counted as present and entitled to vote for purposes of determining a quorum. For the proposal to approve the merger agreement and the plan of merger and the proposal to adjourn the special meeting, if necessary, to solicit additional proxies abstentions, abstentions have the same effect as a vote against the merger.

Q14:	How will my proxy be voted at the special meeting?

A14:	At the special meeting, the persons named in your proxy card will vote your shares in the manner you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as the EnergyConnect board of directors recommends, which is “FOR” the approval of the merger agreement and the plan of merger and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement and the plan of merger at the time of the special meeting.

Q15:	If my shares of EnergyConnect common stock are held in street name by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?

A15:

No. If your shares of EnergyConnect common stock are held in an account at a bank, broker or other nominee, you must instruct the bank, broker or other nominee on how to vote your shares. If you do not provide voting instructions to your bank, broker or other nominee, your shares of EnergyConnect common stock will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the bank, broker or other nominee can register your shares as being present at the special meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required.

Q16:	What happens if I sell my shares after the record date but before the special meeting?

A16:	The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your shares of EnergyConnect common stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that those shares remain outstanding on the date of the special meeting), but you will not have the right to receive the merger consideration to be received by EnergyConnect’s shareholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q17:	What do I do if I receive more than one proxy statement or set of voting instructions?

A17:	If you hold shares directly as a shareholder of record and also in “street name,” or otherwise through a bank, broker or other nominee, you may receive more than one proxy statement and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately in order to ensure that all of your shares of EnergyConnect common stock are voted.

Q18:	Can I revoke my proxy?

A18:	Yes. You may revoke your proxy at any time before the special meeting. If you are a shareholder of record, you can revoke your proxy before it is exercised by written notice to the Corporate Secretary of EnergyConnect, by timely delivery of a valid, later-dated proxy card or a later-dated proxy submitted by telephone or via the Internet, or by voting by ballot in person if you attend the special meeting. Simply attending the special meeting will not revoke your proxy. If you hold shares through a bank, broker or other nominee, you may submit new voting instructions by contacting your bank, broker or other nominee.

Q19:	Who may attend the special meeting?

A19:	EnergyConnect shareholders (or their authorized representatives) and EnergyConnect’s invited guests may attend the special meeting. Verification of stock ownership will be required at the special meeting. If you own your shares of EnergyConnect common stock in your own name or hold them through a bank, broker or other nominee (and can provide documentation showing ownership such as a letter from your bank, broker or other nominee or a recent account statement) at the close of business on the record date ( , 2011), you will be permitted to attend the special meeting.

Q20:	Should I send in my EnergyConnect stock certificates now?

A20:	No. After completion of the merger, JCI Holding will send you instructions for exchanging your EnergyConnect stock certificates for the merger consideration.

Q21:	Will a proxy solicitor be used?

A21:	Yes. EnergyConnect has engaged Georgeson Inc. to assist in the solicitation of proxies for the special meeting. Fee and expense reimbursements payable to Georgeson Inc. will not exceed $ . In addition, EnergyConnect’s directors, officers and employees may request the return of proxies by telephone or in person, but no additional compensation will be paid to them.

Q22:	When do you expect the merger to be completed?

A22:	JCI Holding and EnergyConnect are working to complete the merger promptly after the special meeting. However, the merger is subject to various conditions, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. JCI Holding and EnergyConnect hope to complete the merger as soon as reasonably practicable.

Q23:	Do I have appraisal rights?

A23:	Under the Oregon Business Corporations Act, shareholders who have the right to dissent and who comply with the applicable statutory procedures are entitled to receive a judicial appraisal of the fair value of their shares (excluding any appreciation or depreciation in anticipation of the merger, unless exclusion would be inequitable) and to receive payment of such fair value in cash, together with accrued interest.

Q24:	Whom should I call with questions about the merger?

A24:	EnergyConnect shareholders should call Georgeson Inc., EnergyConnect’s proxy solicitor, at (212) 440-9800, or toll free at (877) 278-9670 with any questions about the merger and the other matters to be voted on at the special meeting.

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SUMMARY

The following summary is intended only to highlight information contained in this proxy statement. This summary is not intended to be complete and is qualified by the more detailed information contained in this proxy statement, the annexes hereto and the documents otherwise referred to in this proxy statement. You are urged to read this entire proxy statement carefully, including the annexes hereto and any other documents.

The Companies

EnergyConnect Group, Inc.

901 Campisi Way, Suite 260

Campbell, CA 95008

EnergyConnect Group, Inc., which is sometimes referred to in this proxy statement as EnergyConnect, we, us and our, is a leading provider of demand response services to the electricity grid. Demand response programs provide grid operators with additional electricity generation capacity by encouraging consumers to curtail their electricity usage. Historically, to provide a reliable supply of electricity and to avoid service disruption, grid operators have increased power generation by building additional power plants and transmission infrastructure. However, an alternative approach to increasing the supply side of electricity is to use demand response programs to reduce overall peak demand or shift load from peak to off-peak times, thereby optimizing the balance of demand and supply and reducing the need for additional power generation capacity. Demand response programs fall into two main groups, programs made for customers to stand by and respond to a grid event initiated by the grid operator and programs that rely on customers curtailing their use of electricity based upon price signals.

Through EnergyConnect’s proprietary software as a service (SaaS) platform, we allow commercial and industrial consumers of electricity to access demand response programs that are offered by the grid and get paid by agreeing to stand by and curtail based upon a grid event or responding to a price signal. Our customers are commercial and industrial consumers of electricity with whom we contract to identify, develop and if necessary implement curtailment strategies. We enroll our customers in demand response programs operated by grid operators, who pay us for standing by or by reducing load by responding to a price signal. We in turn pass on a portion of these payments to our customers in accordance with their contract with us.

EnergyConnect’s common stock (OTCBB: ECNG.OB) is traded through the OTC Bulletin Board. Additional information about EnergyConnect is included this proxy statement.

Johnson Controls, Inc.

5757 North Green Bay Avenue

P.O. Box 591-M4

Milwaukee, WI 53209

Johnson Controls, Inc., which is sometimes referred to in this proxy statement as Johnson Controls, brings ingenuity to the places where people live, work and travel. By integrating technologies, products and services, Johnson Controls creates smart environments that redefine the relationships between people and their surroundings. Johnson Controls strives to create a more comfortable, safe and sustainable world through its products and services to millions of vehicles, homes and commercial buildings. Johnson Controls provides innovative automotive interiors that help make driving more comfortable, safe and enjoyable. For buildings, Johnson Controls offers products and services that optimize energy use and improve comfort and security. Johnson Controls also provides batteries for automobiles and hybrid electric vehicles, along with related systems engineering, marketing and service expertise.

Johnson Controls was originally incorporated in the state of Wisconsin in 1885 as Johnson Electric Service Company to manufacture, install and service automatic temperature regulation systems for buildings. It was renamed Johnson Controls, Inc. in 1974. In 1978, Johnson Controls acquired Globe-Union, Inc., a Wisconsin-based manufacturer of automotive batteries for both the replacement and original equipment markets. Johnson Controls entered the automotive seating industry in 1985 with the acquisition of Michigan-based Hoover Universal, Inc.

Johnson Controls’ building efficiency business is a global market leader in designing, producing, marketing and installing integrated heating, ventilating and air conditioning (HVAC) systems, building management systems, controls, security and mechanical equipment. In addition, the building efficiency business provides technical services, energy management consulting and operations of entire real estate portfolios for the non-residential buildings market. Johnson Controls also provides residential air conditioning and heating systems and industrial refrigeration products.

Johnson Controls’ automotive experience business is one of the world’s largest automotive suppliers, providing innovative interior systems through its design and engineering expertise. Johnson Controls’ technologies extend into virtually every area of the interior including seating and overhead systems, door systems, floor consoles, instrument panels, cockpits and integrated electronics. Customers include most of the world’s major automakers.

Johnson Controls’ power solutions business is a leading global supplier of lead-acid automotive batteries for virtually every type of passenger car, light truck and utility vehicle. Johnson Controls serves both automotive original equipment manufacturers (OEMs) and the general vehicle battery aftermarket. Johnson Controls offers Absorbent Glass Mat (AGM) and lithium-ion battery technologies to power hybrid vehicles.

Johnson Controls, Inc.’s Common Stock (NYSE: JCI) is traded on the New York Stock Exchange.

Johnson Controls Holding Company, Inc.

c/o Johnson Controls, Inc.

5757 North Green Bay Avenue

P.O. Box 591-M4

Milwaukee, WI 53209

Johnson Controls Holding Company, Inc., which is sometimes referred to in this proxy statement as JCI Holding, is a Delaware corporation and a wholly owned subsidiary of Johnson Controls. JCI Holding was organized on December 17, 1975, and its purpose is to provide intercompany financing and hold equity ownership in Johnson Controls affiliated U.S. and non-U.S. companies.

Additional information about JCI Holding is included in this proxy statement.

Eureka, Inc.

c/o Johnson Controls, Inc.

5757 North Green Bay Avenue

P.O. Box 591-M4

Milwaukee, WI 53209

Eureka, Inc., which is sometimes referred to in this proxy statement as Merger Sub, is an Oregon corporation and a wholly owned subsidiary of JCI Holding. Eureka, Inc. was organized on February 22, 2011, solely for the purpose of effecting the merger. Eureka, Inc. has not carried on any activities other than in connection with the merger agreement.

The Merger (see page 14)

JCI Holding and EnergyConnect agreed to the acquisition of EnergyConnect by JCI Holding under the terms of the merger agreement that is described in this proxy statement. Pursuant to the merger agreement, Merger Sub will merge with and into EnergyConnect, with EnergyConnect continuing as the surviving corporation (the “merger”). The surviving corporation is sometimes referred to in this proxy statement as New EnergyConnect. JCI Holding and EnergyConnect have attached the merger agreement as Annex A to this proxy statement and the related plan of merger as Annex B to this proxy statement. JCI Holding and EnergyConnect encourage you to read carefully the merger agreement and the plan of merger in their entirety because they are the legal documents that govern the merger.

Effect of the Merger; Merger Consideration (see page 14)

At the effective time of the merger:

•

Each issued and outstanding share of capital stock of Merger Sub will become one share of common stock of New EnergyConnect and will constitute the only outstanding shares of capital stock of New EnergyConnect.

•	Each issued and outstanding share of EnergyConnect common stock will be converted into the right to receive Twenty-two and 53/100 Cents ($.2253).

At the effective time of the merger, all shares of EnergyConnect common stock will no longer be outstanding, and each holder of a certificate which prior to the merger represented shares of EnergyConnect common stock will cease to have any rights under that certificate, except the right to receive Twenty-two and 53/100 Cents ($.2253).

Treatment of EnergyConnect Stock Options, Restricted Stock and Restricted Stock Units (see page 38)

All options to purchase shares of EnergyConnect common stock (“EnergyConnect options”) outstanding immediately prior to the effective time of the merger shall become fully vested, and each such EnergyConnect option shall be cancelled, as of the effective time of the merger, in exchange for the right to receive an amount in cash (without interest and less any applicable withholding taxes) determined by multiplying (x) the excess (if any) of $0.2253 per share over the applicable exercise price per share of the option by (y) the number of shares subject to the option.

All EnergyConnect common stock and units representing the right to receive EnergyConnect common stock subject to contractual restrictions (“EnergyConnect restricted common stock”) outstanding immediately prior to the effective time of the merger, whether vested or unvested, will become fully vested, and all restrictions on such EnergyConnect restricted common stock will lapse, and such holders of EnergyConnect restricted common stock will be entitled to receive Twenty-two and 53/100 Cents ($.2253) per share or unit.

At the closing of the merger, each equity compensation plan of EnergyConnect will terminate. After the effective time of the merger, no holder of EnergyConnect options or any participant in EnergyConnect’s equity compensation plans will have any right to acquire or receive any equity securities of New EnergyConnect.

The Special Meeting; EnergyConnect Shareholders Entitled to Vote; Required Vote (see page 10)

The special meeting of EnergyConnect shareholders will be held on                     , 2011, at      a.m., Pacific time, at the executive offices of EnergyConnect Group, Inc., 901 Campisi Way, Suite 260, Campbell, CA 95008. At the special meeting, EnergyConnect shareholders will be asked to:

•	consider and vote on the proposal to approve the merger agreement and the plan of merger; and

•

approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes to approve the merger agreement and the plan of merger at the time of the special meeting.

Only holders of record of EnergyConnect common stock at the close of business on                     , 2011, the record date, are entitled to notice of and to vote at the special meeting. As of the record date, there were approximately             shares of EnergyConnect common stock outstanding and entitled to vote at the special meeting.

EnergyConnect cannot complete the merger unless the merger agreement and the plan of merger are approved by the affirmative vote of the holders of a majority of the outstanding shares of EnergyConnect common stock entitled to vote at the special meeting. The proposal to adjourn the special meeting, if necessary to solicit additional proxies if there are insufficient votes to approve the merger agreement and the plan of merger at the time of the special meeting, must be approved by the affirmative vote of the holders of a majority of the shares of EnergyConnect common stock present in person or by proxy at the special meeting.

EnergyConnect’s Reasons for the Merger; Recommendation of the Board of Directors of EnergyConnect (see page 14)

The EnergyConnect board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, EnergyConnect and its shareholders and recommends that you vote “FOR” the approval of the merger agreement and the plan of merger and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes to approve the merger agreement and the plan of merger at the time of the special meeting. For the factors considered by our board of directors in reaching its decision to approve the merger agreement and the plan of merger, see “The Merger—Reasons for the Merger” beginning on page 23 of this proxy statement.

Stock Ownership of EnergyConnect Directors and Executive Officers (see page 11)

As of the record date, the directors and executive officers of EnergyConnect beneficially owned and were entitled to vote              shares of EnergyConnect common stock, which represents approximately     % of EnergyConnect common stock outstanding on that date.

Interests of Directors and Executive Officers of EnergyConnect in the Merger (see page 29)

In considering the recommendation of the EnergyConnect board of directors with respect to the merger agreement, the plan of merger and the merger, EnergyConnect shareholders should be aware that some executive officers and directors of EnergyConnect have certain interests in the merger and have arrangements that are different from, or in addition to, the interests of EnergyConnect shareholders generally. These interests include post closing employment of EnergyConnect’s executive officers by Johnson Controls, rights under EnergyConnect equity compensation plans and rights to continued indemnification and insurance coverage by New EnergyConnect after the merger.

The EnergyConnect board of directors was aware of these interests and considered them, among other matters, in making its recommendation.

Dissenters’ Rights (see page 36)

Under the Oregon Business Corporations Act (“OBCA”), shareholders who have the right to dissent and who comply with the applicable statutory procedures are entitled to receive a judicial appraisal of the fair value of their shares (excluding any appreciation or depreciation in anticipation of the merger, unless exclusion would be inequitable) and to receive payment of such fair value in cash, together with accrued interest. A copy of Section 60.813 of the OBCA, which describes dissenting shareholder rights, is included in Annex D hereto. Any such judicial determination of the fair value of EnergyConnect common stock could be based upon factors other than, or in addition to, the merger consideration to be paid in the merger or the market value of the shares of EnergyConnect common stock. The value so determined could be more or less than the merger consideration to be paid in the merger. Failure to follow the steps required by the OBCA for perfecting dissenters’ rights may result in the loss of such rights.

Conditions to Complete the Merger (see page 46)

The obligations of JCI Holding, Merger Sub and EnergyConnect to complete the merger are subject to the satisfaction (or waiver) of the following conditions, among others:

•	approval of the merger by a majority of EnergyConnect’s common shareholders entitled to vote on the merger;

•	absence of any law, injunction, judgment or ruling prohibiting the merger;

•	the accuracy of the representations and warranties of each party; and

•	performance, in all material respects, of all obligations and compliance with, in all material respects, agreements and covenants to be performed or complied with by each party.

JCI Holding’s and Merger Sub’s obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	there has not been, and no event or circumstances shall have occurred that would reasonably be expect to result in, a material adverse effect on EnergyConnect;

•	EnergyConnect having obtained cancellation acknowledgments from holders of certain warrants or such warrants having expired; and

•

consents having been obtained from EnergyConnect’s lender, any utility, independent system operator or market regulator whose approval is required by contract or applicable law, and the U.S. Federal Energy Regulatory Commission.

Neither JCI Holding nor EnergyConnect can give any assurance that all of the conditions to the merger will either be satisfied or waived or that the merger will occur.

Timing of the Merger

The merger is expected to be consummated promptly after the special meeting, subject to satisfaction or waiver of the conditions in the merger agreement.

Regulatory Approvals (see page 34)

The merger agreement provides that in order to complete the merger, EnergyConnect is required to obtain the requisite approval of the merger from any utility, independent system operator or market regulator whose approval is required by contract or law. Section 203 of the Federal Power Act requires the parties to obtain the consent and authorization of the U.S. Federal Energy Regulatory Commission (“FERC”) in order to consummate the merger and to transfer control of EnergyConnect’s market-based rate authority (“MBRA”) to JCI Holding. JCI Holding’s obligation to consummate the merger is further conditioned on EnergyConnect obtaining all requisite regulatory approvals.  It is expected to take 45 to 60 days to obtain FERC’s approval to consummate the merger.

EnergyConnect is Prohibited from Soliciting Other Offers (see page 43)

The merger agreement contains detailed provisions that prohibit EnergyConnect and its subsidiaries and representatives from, directly or indirectly initiating, soliciting, knowingly encouraging or knowingly facilitating (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to a takeover proposal, entering into discussions or negotiating with any third party regarding any takeover proposal, or entering into any agreement related to any takeover proposal. The merger agreement does not, however, prohibit our board of directors from considering and recommending to EnergyConnect shareholders a superior proposal from a third party if specified conditions are met, including the payment of a termination fee to JCI Holding as required under the merger agreement.

Termination of the Merger Agreement (see page 47)

The merger agreement may be terminated by mutual written consent of EnergyConnect and JCI Holding. Under circumstances specified in the merger agreement, JCI Holding or EnergyConnect may terminate the merger agreement if:

•	the merger has not been consummated on or before August 2, 2011, subject to certain exceptions;

•	any law, injunction, judgment or ruling prohibiting the merger is in effect, subject to certain exceptions;

•	the approval of EnergyConnect shareholders has not been obtained; or

•

upon a breach of any covenant or agreement on the part of the other party set forth in the merger agreement or if any representation or warranty of the other party shall have been untrue when made or shall have become untrue, in either case such that the conditions to complete the merger set forth in the merger agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and the breach is not cured.

In addition, JCI Holding may terminate the merger agreement if EnergyConnect’s board of directors withdraws (or amends or modifies in a manner adverse to JCI Holding) or publicly proposes to withdraw (or amend or modify in a manner adverse to JCI Holding) the approval, recommendation or declaration of advisability of the merger and the merger agreement or recommends, adopts or approves or proposes publicly to recommend, adopt or approve any takeover proposal. EnergyConnect may terminate the merger agreement if EnergyConnect receives a superior proposal (as defined in the section titled “The Merger Agreement—Agreement Not to Solicit Other Offers” beginning on page 43 of this proxy statement), its board of directors resolves to accept the superior proposal, it has given JCI Holding notice of its intent to terminate and negotiated with JCI Holding in good faith to make adjustments to the merger agreement so that the takeover proposal ceases to be a superior proposal, the takeover proposal continues to constitute a superior proposal after any revised proposal made by JCI Holding and our board of directors concludes that failure to accept the superior proposal would result in a breach of its fiduciary duties.

Termination Fee (see page 48)

EnergyConnect has agreed to pay JCI Holding a termination fee of $1.6 million if:

•

EnergyConnect terminates the merger agreement because it received a superior proposal, the board of directors resolved to accept the superior proposal, EnergyConnect gave JCI Holding notice of its intent to terminate and negotiated with JCI Holding in good faith to make adjustments to the merger agreement, the superior proposal continues to be more favorable after any revised proposal made by JCI Holding and the board of directors concludes failure to accept the superior proposal would result in a breach of its fiduciary duties;

•

JCI Holding terminates the merger agreement because EnergyConnect has breached any of its covenants or agreements set forth in the merger agreement or if any representation or warranty of EnergyConnect shall have been untrue when made or shall have become untrue, in either case such that the conditions to complete the merger set forth in the merger agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and the breach is not cured, and EnergyConnect enters into an agreement contemplated by a takeover proposal within 12 months;

•

The merger agreement is terminated because the merger was not consummated on or before August 2, 2011 due to EnergyConnect having breached its representations and warranties or having failed to fulfill its obligations under the merger agreement and such breach or failure materially contributed to the failure of the effective time of the merger to occur on or before August 2, 2011, and EnergyConnect enters into an agreement contemplated by a takeover proposal within 12 months;

•

EnergyConnect or its shareholders received a superior proposal and thereafter the merger agreement is terminated by EnergyConnect or JCI Holding because the requisite approval of EnergyConnect’s shareholders was not obtained, and EnergyConnect enters into an agreement contemplated by a takeover proposal within 12 months; or

•

EnergyConnect or its shareholders received a superior proposal and thereafter JCI Holding terminates the merger agreement because EnergyConnect’s board of directors withdraws (or amends or modifies in a manner adverse to JCI Holding) or publicly proposes to withdraw (or amend or modify in a manner adverse to JCI Holding) the approval, recommendation or declaration of advisability of the merger and the merger agreement or recommends, adopts or approves or proposes publicly to recommend, adopt or approve any takeover proposal.

Federal Income Tax Consequences of the Merger to United States Taxpayers (see page 35)

The receipt of cash by a United States holder of EnergyConnect’s common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for United States federal income tax purposes, a United States holder of EnergyConnect’s common stock will recognize capital gain or loss equal to the difference between the holder’s adjusted tax basis in the shares of EnergyConnect’s common stock surrendered in the merger and the amount of cash received therefor. Such capital gain or loss will be long-term capital gain or loss if the holder has held the EnergyConnect common stock for more than one year as of the date of the merger.

See the section titled “Certain United States Federal Income Tax Consequences of the Merger” beginning on page 35 of this proxy statement for additional information.

Accounting Treatment (see page 36)

In accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), JCI Holding will account for the merger using acquisition method of accounting.

Litigation (see page 36)

EnergyConnect, its board of directors, Johnson Controls, JCI Holding and Eureka, Inc., a wholly owned subsidiary of JCI Holding, are named as defendants in two putative class action lawsuits brought by alleged shareholders challenging EnergyConnect’s proposed merger with JCI Holding. The shareholder actions generally allege, among other things, that each member of the EnergyConnect board of directors breached their fiduciary duties to EnergyConnect shareholders by authorizing the sale of EnergyConnect to JCI Holding for consideration that does not maximize value to EnergyConnect shareholders and engineering the transaction to benefit themselves without regard to EnergyConnect’s shareholders. The complaints also allege that EnergyConnect, Johnson Controls, JCI Holding and Eureka, Inc. aided and abetted the breaches of fiduciary duty allegedly committed by the members of the EnergyConnect board of directors. The shareholder actions seek equitable relief, including an injunction against consummating the merger on the agreed-upon terms.

STOCK PRICE INFORMATION

EnergyConnect’s common stock (OTCBB: ECNG.OB) is traded through the OTC Bulletin Board. The table below sets forth, for each of the fiscal quarters indicated, the high and low bid prices per share of EnergyConnect common stock.

Fiscal 2011	High	Low
Quarter 1	$	$
Quarter 2

Fiscal 2010	High	Low
Quarter 1	$0.20	$0.07
Quarter 2	0.19	0.12
Quarter 3	0.26	0.14
Quarter 4	0.18	0.09

Fiscal 2009	High	Low
Quarter 1	$0.21	$0.05
Quarter 2	0.14	0.08
Quarter 3	0.09	0.05
Quarter 4	0.14	0.04

The approximate number of beneficial shareholders and shareholders of record at                     , 2011 was             and             , respectively.

On March 2, 2011, the last day before the public announcement of the signing of the merger agreement, the closing price per share of EnergyConnect common stock was $0.13.

EnergyConnect Dividends

EnergyConnect has never declared or paid any cash dividends on its common stock. EnergyConnect does not anticipate paying any cash dividends on its common stock in the foreseeable future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this proxy statement are forward-looking statements, including, without limitation, statements about plans, strategies, prospects, future performance and information and assumptions about the merger. These statements identify prospective information and include words such as “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects” and similar expressions. Examples of forward-looking statements include, but are not limited to the discussions contained in the sections titled “Summary,” “The Merger—Reasons for the Merger,” “The Merger—Interests of the Directors and Key Employees of EnergyConnect in the Merger” and “The Merger—Regulatory Approvals.”

Forward-looking statements are based on information available to EnergyConnect as of the date of this proxy statement. Current expectations, forecasts and assumptions involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated by these forward-looking statements. You are cautioned that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees of future performance. These forward-looking statements should not be relied upon as representing the views of EnergyConnect as of any subsequent date and EnergyConnect does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, except as required by law.

Important factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to:

•	legal or regulatory proceedings or other matters that affect the timing or ability to complete the merger as contemplated;

•	failure to consummate the merger;

•	failure to realize the expected benefits of the merger, or to realize the expected benefits of the merger in the anticipated time period or that the businesses will not be integrated successfully;

•	failure to realize anticipated cost synergies or the incurrence of additional costs in connection with the merger;

•	the possibility of disruption from the merger making it more difficult to maintain business and operational relationships;

•	declines in gross margin as a result of excess capacity;

•	fluctuations in operating results;

•	EnergyConnect’s history of losses and inability to become profitable in the future;

•	risks associated with the credit risk of customers and suppliers;

•	dependence on the electricity industry, which is highly cyclical and subject to significant downturns in demand;

•	shortages of, or price fluctuations with respect to, raw materials and increases in oil prices;

•	the combined company’s ability to compete in a highly competitive industry or respond to rapid technological changes;

•	reduction in, or cancellation of, customer orders;

•	uncertainty and adverse changes in the economy and financial markets;

•	damage to facilities or information systems;

•	loss of key personnel and high employee turnover; and

•	risks associated with governmental regulation.

THE SPECIAL MEETING OF ENERGYCONNECT SHAREHOLDERS

Date, Time and Place

The special meeting of EnergyConnect shareholders will be held at      a.m., Pacific Time, on                     , 2011 at the executive offices of EnergyConnect Group, Inc., 901 Campisi Way, Suite 260, Campbell, CA 95008.

Matters to be Considered at the Special Meeting of EnergyConnect Shareholders

At the special meeting, EnergyConnect shareholders will be asked to consider and vote upon (i) a proposal to approve the merger agreement and the plan of merger, as more fully described in this proxy statement and (ii) a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement and the plan of merger. EnergyConnect currently does not contemplate that any other matters will be presented at the special meeting.

Recommendation of the EnergyConnect Board of Directors

After careful consideration, the EnergyConnect board of directors determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, EnergyConnect and its shareholders and has approved and adopted the merger agreement, the plan of merger and the transactions contemplated by the merger agreement. The EnergyConnect board of directors recommends that the EnergyConnect shareholders vote “FOR” the proposal to approve the merger agreement and the plan of merger and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes to approve the merger agreement and the plan of merger at the time of the special meeting.

Record Date and Shares Entitled to Vote; Method of Voting; Quorum

Only shareholders of EnergyConnect at the close of business on                     , 2011, the record date for the special meeting, are entitled to receive notice of, and vote at, the special meeting. On the record date, approximately              shares of EnergyConnect common stock were issued and outstanding. Shareholders of EnergyConnect common stock on the record date are each entitled to one vote per share of EnergyConnect common stock on each matter properly submitted for the vote of shareholders at the special meeting.

EnergyConnect shareholders are being asked to vote both shares held directly in their name as shareholders of record and any shares they hold in “street name” as beneficial owners. Shares held in “street name” are shares held in a stock brokerage account or shares held by a bank, broker or other nominee.

The method of voting differs for shares held as a record holder and shares held in street name. Record holders will receive proxy cards. Holders of shares in “street name” will receive voting instruction cards in order to instruct their bank, broker, or other nominee how to vote. Please see “The Special Meeting of EnergyConnect Shareholders—Voting Procedures” beginning on page 11 of this proxy statement for instructions on how to vote.

A quorum of shareholders is necessary to have a valid meeting of EnergyConnect shareholders. A majority of the shares of EnergyConnect common stock issued and outstanding and entitled to vote on the matter on the record date must be present in person or by proxy at the special meeting in order for a quorum to be established.

Abstentions and broker “non-votes” count as present for establishing the quorum described above. A broker “non-vote” may occur when a bank, broker or other nominee is not permitted to vote a matter without instructions from the beneficial owner of the shares.

Votes Required to Approve Each Proposal

•

Merger Proposal. The proposal to approve the merger agreement and the plan of merger must be approved by the affirmative vote of the holders of a majority of the outstanding shares of EnergyConnect common stock entitled to vote at the special meeting.

•

Adjournment Proposal. The proposal to adjourn the special meeting must be approved by the affirmative vote of the holders of a majority of the shares of EnergyConnect common stock present in person or by proxy at the special meeting and entitled to vote at the special meeting.

Adjournment

EnergyConnect’s bylaws provide that any adjournment of the special meeting may be made at any time by the chairman of the meeting or a vote of shareholders holding a majority of shares of EnergyConnect common stock represented at the special meeting, either in person or by proxy, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting.

Share Ownership of Directors and Executive Officers of EnergyConnect

At the close of business on the record date for the special meeting, directors and executive officers of EnergyConnect beneficially owned and were entitled to vote approximately             % of the shares of EnergyConnect common stock outstanding on that date.

Voting Procedures

Submitting Proxies or Voting Instructions

Whether shares are held directly as a shareholder of record or beneficially in street name, EnergyConnect shareholders may direct how their shares are voted without attending the meeting. Record holders may vote by submitting a proxy by mail using the proxy card enclosed in this proxy statement, or by submitting a proxy by telephone or using the Internet. Beneficial owners of shares held by a broker, bank or other nominee may vote by submitting voting instructions to the shareholder’s broker, bank or other nominee as specified in the voting instruction card provided by the shareholder’s broker, bank or other nominee and enclosed and sent with this proxy statement. For directions on how to vote shares, please refer to the instructions below and those included on the enclosed proxy card or, for shares held beneficially in “street name,” please refer to the voting instruction card provided by the shareholder’s broker, bank or other nominee.

By Telephone—Shareholders of record of EnergyConnect may submit proxies by telephone until     p.m. (Eastern Time) on                     , 2011 by calling (            )             -            . The proxy card also includes instructions on submitting proxies by telephone. Most EnergyConnect shareholders who are the beneficial owners of shares held in a brokerage account, or by a bank or other nominee, and live in the United States or Canada may vote by phone by calling the number specified on the voting instruction cards provided by their broker, bank or other nominee. Please see the voting instruction card for telephone voting availability.

By Internet—Shareholders of record of EnergyConnect may submit proxies using the Internet until      p.m. (Eastern Time) on                     , 2011 by visiting                     . The proxy card also includes instructions on submitting proxies using the Internet. Most EnergyConnect shareholders who are the beneficial owners of shares held in a brokerage account, or by a bank or other nominee, and live in the United States or Canada may vote using the Internet by following the instructions on the voting instruction cards provided by their broker, bank or other nominee. Please see the voting instruction card for Internet voting availability.

By Mail—Shareholders of record of EnergyConnect common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the enclosed postage prepaid envelopes. EnergyConnect shareholders who are the beneficial owners of shares held in a brokerage account, or by a bank or other nominee, may vote by mail by completing, signing and dating the voting instruction card provided by their broker, bank or other nominee and mailing it in the accompanying postage prepaid envelopes.

If EnergyConnect shareholders of record do not include instructions on how to vote their properly signed proxy cards for the special meeting, their shares will be voted as the EnergyConnect board of directors recommends, which is “FOR” the proposal to approve the merger agreement and the plan of merger and “FOR” the approval of the adjournment of the meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve the merger agreement and the plan of merger at the time of the special meeting, and in the discretion of the proxy holders on any other business that may properly come before the special meeting.

If EnergyConnect shareholders holding shares of EnergyConnect common stock in “street name” do not provide voting instructions, their shares will be considered to be votes cast against the proposal.

Shareholders of record of EnergyConnect common stock may also vote in person at the special meeting by submitting their proxy cards or by filling out a ballot at the special meeting.

If shares of EnergyConnect common stock are held by EnergyConnect shareholders in “street name”, those EnergyConnect shareholders may not vote their shares in person at the special meeting unless they bring a signed proxy from the record holder giving them the right to vote their shares and fill out a ballot at the special meeting.

Revoking Proxies or Voting Instructions

EnergyConnect shareholders may change their votes at any time prior to the vote at the special meeting. EnergyConnect shareholders of record may change their votes by giving written notice to the Corporate Secretary of EnergyConnect by timely delivery of a valid, later-dated proxy card (which automatically revokes the earlier proxy card) or by attending the special meeting and voting in person. Attendance at the special meeting will not cause previously granted proxies to be revoked, unless EnergyConnect shareholders specifically so request. For shares held in “street name,” EnergyConnect shareholders may change their votes by submitting new voting instructions to their broker, bank or other nominee or by attending the special meeting and voting in person, provided that they have obtained a signed proxy from their broker, bank or other nominee who is the record holder of their shares giving them the right to vote their shares.

Proxy Solicitation

EnergyConnect has retained Georgeson Inc. to assist in the solicitation of proxies for the special meeting and provide related advice and informational support for a service fee and the reimbursement of customary disbursements not exceeding $            . EnergyConnect will bear the costs associated with printing and mailing this proxy statement. The cost of soliciting proxies from EnergyConnect shareholders will be paid by EnergyConnect.

In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person or by telephone, facsimile, telegram or electronic means by EnergyConnect’s directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

Contact for Questions and Assistance in Voting

Any EnergyConnect shareholder who has a question about the merger or how to vote or revoke a proxy, should contact:

Georgeson Inc.

199 Water Street, 26th Floor

New York, NY 10038

Toll Free: (877) 278-9670

Shareholders requiring additional copies of this proxy statement or voting materials should send an e-mail to                     .

Other Matters

EnergyConnect is not aware of any other business to be acted upon at the special meeting. Under Oregon law, only business within the purpose described in the notice of the special meeting may be conducted at the special meeting. If a matter is brought before the special meeting other than as specifically stated in the notice, the chair of the meeting will decide if the matter is within the purpose described in the notice. If the matter is for a proper purpose, the persons named as proxy holders, Kevin R. Evans and                     , will have discretion to act on the matter, or to adjourn or postpone the special meeting. If the matter is not for a proper purpose, the matter will not be acted on.

Proposals for Next Annual Meeting

To have your proposal included in the Company’s proxy statement for the 2011 annual meeting of shareholders, pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), you must submit your proposal in writing no later than July 14, 2011, unless the date of our 2011 annual meeting is more than 30 days before or after December 22, 2011, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. In addition, our bylaws provide that a proposal that a shareholder delivers or mails to our principal executive offices not less than 90, nor more than 120 days, prior to the anniversary date of the prior year’s meeting (the “Anniversary Date”), shall be considered timely received; provided, however, that if the date of the annual meeting of shareholders is more than 30 days prior to, or more than 60 days after the Anniversary Date, and less than 60 days notice of the date of the meeting is given to shareholders, to be timely received the proposal must be received from the shareholder not later than the close of business on the 10th calendar day following the earlier of (i) the date the notice of meeting was mailed or (2) the date the meeting date was first publicly disclosed. Your proposal should be addressed to us at EnergyConnect Group, Inc., Attention: Corporate Secretary, 901 Campisi Way, Suite 260, Campbell, CA 95008. Such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and our bylaws, as applicable.

If the merger is completed, we do not expect to hold our 2011 annual meeting of shareholders.

THE MERGER

The following is a description of the material aspects of the merger, including the merger agreement and the plan of merger (which contains, among other things, a summary of the material terms and conditions of the merger). While EnergyConnect believes that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. EnergyConnect encourages you to read carefully this entire proxy statement, including the merger agreement attached to this proxy statement as Annex A and the plan of merger attached to this proxy statement as Annex B, for a more complete understanding of the merger.

Effects of the Merger; Merger Consideration

Upon the terms and conditions set forth in the merger agreement, Eureka, Inc., a direct and wholly owned subsidiary of JCI Holding, will be merged with and into EnergyConnect. Eureka, Inc. is sometimes referred to in this proxy statement as Merger Sub. EnergyConnect will be the surviving corporation in the merger, and is referred to as New EnergyConnect. At the effective time of the merger:

•

Each issued and outstanding share of capital stock of Merger Sub will become one share of common stock of New EnergyConnect and will constitute the only outstanding shares of capital stock of New EnergyConnect.

•	Each issued and outstanding share of EnergyConnect common stock will be converted into the right to receive Twenty-two and 53/100 Cents ($.2253).

At the effective time of the merger, all shares of EnergyConnect common stock will no longer be outstanding, and each holder of a certificate which prior to the merger represented shares of EnergyConnect common stock will cease to have any rights under that certificate, except the right to receive Twenty-two and 53/100 Cents ($.2253).

Background of the Merger

As a part of the ongoing evaluation of our business, our board of directors and members of our senior management regularly review and assess opportunities to achieve our long-term strategic goals. During this ongoing review process, members of our senior management, in conjunction with our board of directors, have considered potential opportunities for business combinations, acquisitions, dispositions, internal restructurings and other strategic alternatives.

After selling the Christiansen Electric business in late 2007, we relied primarily on debt and equity offerings to fund our working capital needs as a stand-alone business. On February 26, 2009, in a difficult debt securities market, EnergyConnect was able to obtain the requisite working capital needed to run the business by entering into a Business Loan Agreement and a Convertible Secured Promissory Note with Aequitas Commercial Finance, LLC (the “Aequitas Facility”). The interest rate under the Aequitas Facility was originally 30% per annum and required minimum payments of $38,333 per month for the first year and $50,000 per month thereafter. Two-thirds of the principal and accrued interest were convertible into shares of our common stock at a conversion price of $0.0906 per share, which represented 80% of the volume-weighted average price of our common stock quoted on the OTC Bulletin Board over the 10 business days preceding the effective date of the facility. All outstanding principal and accrued unpaid interest under the Aequitas Facility was originally to become due and payable on January 1, 2011. On December 23, 2009, EnergyConnect announced that it had amended the Aequitas Facility to reduce the interest rate from 30% to 25%, the maturity date was extended to February 24, 2012 and the conversion rights were increased from two-thirds to 100% of the unpaid principal and interest.

In light of the significant interest payments and potential dilution to our capitalization associated with the Aequitas Facility, as the debt markets showed signs of recovery in the summer of 2010, our board of directors and senior management began to consider ways in which to improve EnergyConnect’s financial position by refinancing the Aequitas Facility.

On July 30, 2010, at a regularly scheduled EnergyConnect board meeting, Andrew N. MacRitchie, the Executive Vice President of Aequitas Capital Management, LLC, requested and was permitted to make a presentation to our board of directors. Mr. MacRitchie noted that Aequitas had a significant unrealized gain to protect as the conversion price of its debt was lower than the market price of our stock and this gain would not be realized if we refinanced the Aequitas Facility. Mr. MacRitchie indicated to the board that if EnergyConnect proceeded with refinancing the Aequitas Facility, Aequitas intended to convert its debt into equity in order to realize that gain and would seek liquidity for those shares in the short term. The board discussed the fact that Aequitas’ desire for liquidity could have a significant downward impact on EnergyConnect’s stock price if it were to attempt to liquidate its shares in the market and the fact that this selling pressure could exist over a prolonged period given EnergyConnect’s low liquidity.

In the first two weeks of August 2010, EnergyConnect and Aequitas exchanged several proposals relating to the refinance of the Aequitas Facility.

After considering numerous alternatives, the board of directors and senior management determined to make a voluntary principal payment of $1,000,000 to partially pay down the Aequitas Facility. In discussions with its advisors, the board of directors and senior management determined that proceeding with a partial pay down was the most likely strategy to result in the acceptance by Aequitas of at least a partial repayment of the Aequitas Facility which would minimize the dilution to shareholders associated with conversion to the extent Aequitas allowed this partial repayment to be made. On August 13, 2010, EnergyConnect provided the required notice of the voluntary pay down of principal to be made on August 31, 2010. Aequitas subsequently contacted EnergyConnect with various proposed alternatives to EnergyConnect’s intended pay down of the Aequitas Facility.

On August 19, 2010, in light of the fact that William C. McCormick, who was the chair of our board of directors at the time, had also served from time to time in an advisory capacity to Aequitas, our board formed a Special Financing Committee comprised of the following independent directors: Gary D. Conley, N. Beth Emery and John P. Metcalf (chair). The board of directors delegated to the Special Financing Committee the duty and authority to negotiate with Aequitas and evaluate EnergyConnect’s alternatives for refinancing the Aequitas Facility.

On August 19, 2010, the Special Financing Committee met to discuss EnergyConnect’s alternatives for refinancing the Aequitas Facility. At this meeting, representatives of Pagemill Partners LLC, an investment banking firm (“Pagemill Partners”), as well as representatives of Orrick, Herrington & Sutcliffe LLP (“Orrick”), EnergyConnect’s outside legal counsel, participated in these discussions with the Special Financing Committee.

From August 19, 2010 to August 26, 2010, the Special Financing Committee formally met on four separate occasions. The other members of the board of directors (other than Mr. McCormick) were generally kept apprised of and often participated in these Special Financing Committee meetings. The board of directors (other than Mr. McCormick) met on August 30, 2010 to discuss the refinancing of the Aequitas Facility and received several presentations from Pagemill Partners relating to the various alternatives available to EnergyConnect. Representatives of Orrick also participated in these meetings. During this period, representatives of Pagemill Partners contacted Aequitas on numerous occasions to discuss the alternatives for refinancing the Aequitas Facility.

After considering numerous alternatives, the Special Financing Committee determined to proceed with the voluntary principal payment of $1,000,000 to partially pay down the Aequitas Facility and reconfirmed EnergyConnect’s prior decision in a letter to Aequitas dated August 30, 2010. The principal pay down was made on August 31, 2010, in accordance with EnergyConnect’s original notice. EnergyConnect proceeded to negotiate with alternative financing sources regarding the payoff of the balance of the Aequitas Facility.

On September 8, 2010, at a regularly scheduled meeting of the board of directors, Mr. MacRitchie requested and was permitted to make a presentation to the board of directors. At that meeting Mr. MacRitchie delivered to the board of directors an irrevocable notice of conversion of $3,307,279.26, representing all but a nominal amount of the remaining balance of principal and accrued interest on the Aequitas Facility, which amount was converted into 36,504,180 shares of EnergyConnect’s common stock pursuant to the terms of the Aequitas Facility. The conversion rate was $0.0906 per share. Mr. MacRitchie reiterated to the board of directors the position Aequitas had previously indicated regarding its desire for short term liquidity for its shares. According to the Schedule 13D/A filed by Aequitas with the SEC on September 13, 2010, Aequitas owned a total of 40,739,338 shares of our common stock following this conversion, which represented 30.5% of our outstanding shares. This conversion made Aequitas our single largest shareholder.

On September 10, 2010, Aequitas indicated it would like our board to include two additional directors to be identified by Aequitas on a seven member board of directors.

In response to Aequitas’ stated desire for short term liquidity, and in order to more broadly evaluate the strategic alternatives available to Energy Connect, on September 11, 2010, the board of directors formed the Committee on Strategic Alternatives (“COSA”) comprised of the same three independent directors as the Special Financing Committee, namely, Gary D. Conley, N. Beth Emery and John P. Metcalf (chair). The board of directors delegated the duty and authority to the COSA to hire advisors and conduct an evaluation of EnergyConnect’s strategic alternatives more broadly, including the possible sale of EnergyConnect.

On September 14, 2010, William C. McCormick announced his decision to resign from our board of directors, effective September 17. 2010.

From September 14, 2010 to October 15, 2010, the COSA met eight times to discuss the Company’s strategic alternatives, the Aequitas request for director nominees and to discuss numerous financial advisor candidates. During this period, the COSA met with five financial advisor candidates and ultimately determined to engage UBS Securities LLC (“UBS”).

On September 29, 2010, Aequitas provided our board with the names of two director nominees, one of which was Mr. MacRitchie. The other nominee was ultimately deemed unacceptable by the COSA and the Nominating and Corporate Governance Committee and was not nominated to our board.

On October 15, 2010, the COSA engaged Cohen & Ostler, P.C. to serve as the committee’s legal counsel. Cohen & Ostler, P.C. bills us for its work on an hourly basis with no contingency relating to any transaction.

On October 19, 2010, Aequitas provided our board with the name of its second director nominee, Thomas Reiter, to replace the prior nominee who was deemed unacceptable.

On October 20, 2010, following discussions with Aequitas, we paid off the remaining nominal balance under the Aequitas Facility, formally terminated the Aequitas Facility and received a release of liens from Aequitas. EnergyConnect paid Aequitas $150,000 in accrued minimum interest and $29,073 to reimburse certain Aequitas legal fees.

On October 21, 2010, the COSA met and determined to recommend that the Nominating and Corporate Governance Committee and the board of directors approve the nomination of Mr. MacRitchie as an Aequitas director nominee, subject to completion of certain conditions.

On October 21, 2010, the Nominating and Corporate Governance Committee met and, upon the recommendation of the COSA, approved the nomination of Mr. MacRitchie as an Aequitas director nominee. The committee noted that Mr. Reiter had additional conditions to be met before his nomination could be approved and determined that a thorough evaluation of Mr. Reiter’s candidacy should be completed by the COSA.

On October 22, 2010, our board met to discuss EnergyConnect’s strategic alternatives and, prior to a formal engagement, invited representatives from UBS to present its views on strategic alternatives for EnergyConnect, including a possible sale of EnergyConnect.

Between October 22, 2010 and November 12, 2010, based on data provided by management, UBS and its other advisors, the COSA considered more than 20 potential acquirers. On November 12, 2010, the COSA met and approved an engagement letter with UBS, subject to certain revisions, and determined to privately solicit indications of interest from a select group of 18 potential acquirers.

Over the course of the next two months these 18 potential acquirers were approached by representatives of UBS at the direction of the COSA. Of the 18 potential acquirers, 13 parties expressed preliminary interest and received confidentiality agreements. Of the 13 parties which received confidentiality agreements, five signed the confidentiality agreements that included a standstill provision and the remaining eight parties declined. On November 30, 2010, we made an online due diligence data site available to the five potential acquirers that had entered into confidentiality agreements, which included Johnson Controls and a private company focused on energy efficiency (“Company A”). All five parties subsequently received a management presentation and a demonstration of EnergyConnect’s capabilities either in person or telephonically.

On October 25, 2010, the COSA recommended and our board of directors adopted amendments to EnergyConnect’s Bylaws to implement advance notice provisions requiring advance notice of any directors to be nominated by shareholders at a shareholders meeting and requiring advance notice of any shareholder proposals for business to be conducted at a shareholders meeting, in addition to certain other procedural changes relating to the conduct of a shareholders meeting.

On October 26, 2010, Aequitas sent a letter to our board of directors objecting to the changes to the Bylaws and indicating that Aequitas would make a shareholder proposal at the annual meeting to amend the Bylaws if the board of directors failed to make a further amendment to the Bylaws to undo certain of the changes made by the board of directors on October 25, 2010.

On October 27, 2010, the COSA recommended and our board of directors adopted a further amendment to EnergyConnect’s Bylaws which reversed one of the changes made on October 25, 2010 as requested by Aequitas but did not accede to any of Aequitas’ other requests. No changes were made to the advance notice provisions adopted on October 25, 2010.

On October 28, 2010, our board of directors announced that EnergyConnect’s 2010 Annual Meeting of Shareholders would be held on December 22, 2010 and set a record date for the meeting of October 29, 2010. Pursuant to the advance notice provisions implemented in the recent Bylaw amendments, this notice began a 10-day period for nominations and business proposals to be received from shareholders with respect to the upcoming annual meeting. This 10-day period expired on November 7, 2010.

On November 3, 2010, the COSA met and resolved to recommend to the board that both Mr. MacRitchie and Mr. Reiter be elected to the board as Aequitas director nominees, subject to a satisfactory indemnification agreement with Aequitas.

On November 4, 2010, we received a signed indemnification agreement from Aequitas as a precondition to the election of two directors nominated by Aequitas. Pursuant to the indemnification agreement, Aequitas agreed not to sue EnergyConnect and to cause its nominees not to participate in suits against EnergyConnect under circumstances in which such suit or such participation could cause the so called “insured v. insured” exclusion to apply under our D&O insurance policy. Aequitas further agreed to indemnify EnergyConnect, its directors and officers and other insured persons under our D&O insurance policy for any losses or costs resulting from a breach of such covenants to the extent the “insured v. insured” exclusion under our D&O insurance policy limits EnergyConnect or such other insured persons’ coverage under our D&O insurance policy.

On November 5, 2010, the COSA reviewed with its legal counsel and approved the indemnification agreement received from Aequitas. Our board of directors met and, on the recommendation of the COSA, increased the size of the board from seven to eight members and elected Andrew N. MacRitchie and Thomas Reiter to fill vacancies on the board of directors. Both individuals were nominated by Aequitas. The board noted that Mr. MacRitchie was already receiving compensation from Aequitas as its CFO and that Aequitas, as a 30% shareholder, is an affiliate of EnergyConnect. Mr. Reiter, however, was not receiving compensation from Aequitas or any other affiliate of EnergyConnect. As a result, Mr. Reiter was determined to be eligible to receive EnergyConnect’s standard compensation arrangements for independent directors, whereas, Mr. MacRitchie has not been given any compensation for his service as a director. Pursuant to our standard policy for independent board members, Mr. Reiter received a stock grant of 100,000 shares. Mr. Reiter was also appointed to serve as a member of the Audit Committee of the board of directors. Mr. MacRitchie has not been elected to serve on any committees of the board of directors. Both individuals were subsequently elected to serve an annual term by the shareholders at the annual meeting on December 22, 2010.

On November 5, 2010, we entered into a $4,000,000 revolving loan credit facility with Silicon Valley Bank and Partners for Growth to fund our ongoing working capital needs as a replacement for the Aequitas Facility we had previously terminated.

On November 5, 2010, the COSA met to discuss additional changes to the Bylaws to enhance the protection of shareholders and the board’s independence from any single large shareholder such as Aequitas.

On November 10, 2010, we issued a total of 2,500,000 shares of restricted stock units to our management team as a retention tool during the ongoing discussions concerning EnergyConnect’s strategic alternatives. Of these shares, Mr. Evans received 1,500,000 shares and four of the “Key Employees” (as defined in the merger agreement) received 250,000 shares.

On November 18, 2010, we formally engaged UBS to act as the COSA’s financial advisor in connection with the evaluation of EnergyConnect’s strategic alternatives, including a potential sale transaction.

On November 19, 2010, the COSA met to discuss the proposed additional changes to the Bylaws, after reviewing a draft prepared by legal counsel and having received recommendations from legal counsel regarding the further protection of shareholders. The COSA recommended additional changes to the Bylaws for consideration and adoption by the board at the annual shareholders’ meeting.

On December 15, 2010, EnergyConnect’s outside legal counsel and the COSA’s outside legal counsel received an update from representatives of UBS regarding the status of the indications of interest being solicited from potential acquirers and discussed the suggestion of one of our board members, Mr. Boucher, about the potential sale of just the Aequitas stake to a private equity fund.

On December 16, 2010, the COSA met and discussed the private equity fund concerning the potential sale of the Aequitas stake suggested by Mr. Boucher and also discussed the proposed changes to the Bylaws. The COSA discussed the fact that a sale of just the Aequitas stake to a new investor would merely substitute a new large shareholder for an existing large shareholder without addressing the fundamental needs of EnergyConnect, including its need to raise capital. The COSA determined that the private equity fund would need to work through representatives of UBS and present an offer for the entire company and not just the Aequitas stake.

On December 20, 2010, Johnson Controls verbally indicated to representatives of UBS its intention to submit a proposal to acquire EnergyConnect for a cash consideration amount of $0.16 – $0.17 per share. After further conversations with representatives of UBS, on December 21, 2010, EnergyConnect received a letter setting forth a non-binding indication of interest from Johnson Controls, which proposed a cash consideration amount of $0.19 per share and an exclusivity period of 30 days for negotiating a merger agreement. After discussion with COSA and at COSA’s direction, representatives of UBS advised Johnson Controls that its offer was not at a price range sufficient to pre-empt the process established by the COSA and indicated that Johnson

Controls should submit a revised indication along the terms of the process that were outlined in a bid instruction letter.

On December 21, 2010, the COSA met and resolved to recommend the final changes to the Bylaws (as described below) to the board.

On December 22, 2010, at our annual board of directors meeting following the annual shareholders meeting, the COSA recommended and our board of directors, acting by majority vote, adopted significant amendments to EnergyConnect’s Bylaws, which, among other things: removed the ability of 10% shareholders to call special meetings of shareholders; gave the board of directors more control over the timing and location of the annual meeting of shareholders; removed the ability of shareholders to act by written consent; specified that removal of directors can only be done at special meetings of shareholders (which can only be called by the President or the board of directors); and added a staggered board of directors provision such that only a third of the directors will be up for election at annual meetings going forward. The board of directors’ approved these amendments by majority vote. Mr. Reiter was not present at the meeting and Mr. MacRitchie and Mr. Boucher abstained. Mr. MacRitchie and Mr. Boucher noted that they had not been advised in advance with respect to this proposal.

On January 11, 2011, Johnson Controls met with Kevin Evans and another member of the management team and indicated to EnergyConnect, for the first time, that their interest in purchasing EnergyConnect was contingent on the retention of the Key Employees.

On January 11, 2011, EnergyConnect received a revised letter setting forth a non-binding indication of interest from Johnson Controls including an increased cash consideration amount of $0.23 per share, the same general terms of the transaction and an exclusivity period of 30 days for negotiating the merger agreement.

Also on January 11, 2011, EnergyConnect received a letter setting forth a non-binding indication of interest from Company A, which proposed a cash consideration amount of $0.16 per share. The remaining three parties declined to proceed further in the process.

On January 13, 2011, during a COSA meeting, the COSA, together with its legal and financial advisors, reviewed various strategic alternatives, including our prospects for obtaining the financing we would need in addition to our existing Silicon Valley Bank facility based on recent regulatory requirements for posting letters of credit in order to participate in key demand response programs and the potential shareholder value that could be created through our continued operation as a standalone company. The COSA also assessed the acquisition proposals submitted by Johnson Controls and Company A, considered preliminary financial analysis and metrics with respect to EnergyConnect and reviewed the potential benefits and risks of a sale of EnergyConnect for cash to a large-cap diversified public company as compared to a sale for cash to a private energy company as contemplated by EnergyConnect A proposal. Thereafter, the COSA instructed our management and representatives of UBS to seek a better price from Johnson Controls and Company A.

On each of January 13, 2011 and January 14, 2011, Mr. Evans and representatives of UBS engaged in discussions with each of Johnson Controls and Company A in an attempt to get both of them to increase the per share consideration from their initial indications of interest. The COSA met and discussed the status of these negotiations with Mr. Evans and representatives of UBS.

On January 14, 2011, after each party was urged to submit their final and best offer, Johnson Controls remained at $0.23 per share and Company A increased its offer to $0.22 per share, subject to due diligence in both cases.

On January 20, 2011, the COSA met and discussed with representatives of UBS the two bids received to date as well as the prospect for additional bidders to come in.

On January 21, 2011, our Compensation Committee approved EnergyConnect’s Incentive Plan which applies to officers and other key employees designated by the Compensation Committee. A description of this plan is set forth in, and the plan is an exhibit to, our Current Report on Form 8-K filed with the SEC on January 27, 2011.

On January 21, 2011, the COSA met and discussed with representatives of UBS the two bids received to date as well as the prospect for additional bidders to come in. The COSA also discussed the terms of exclusivity provisions requested by the two bidders.

After discussions with their advisors and our senior management during which it was also noted that Johnson Controls was better capitalized than Company A and therefore presented a higher certainty of consummating a transaction, the COSA directed senior management to proceed to enter into a two-week exclusivity agreement with Johnson Controls to permit EnergyConnect time to negotiate the terms of a definitive merger agreement with Johnson Controls. This initial exclusivity letter was entered into on January 24, 2011 and expired on February 7, 2011.

On January 24, 2011, COSA’s initial draft of the merger agreement was provided to Johnson Controls and its counsel. Between January 24, 2011 and the signing of the merger agreement, EnergyConnect and Johnson Controls and their respective outside counsel spent considerable time negotiating the terms of the merger agreement, including the conditions to closing, non-solicitation provisions, termination provisions and termination fees, and exchanged multiple drafts of the merger agreement in the process of these negotiations.

On January 25, 2011 and January 26, 2011, members of Johnson Controls’s management team met with members of our management team at Orrick’s offices in Menlo Park to begin a more detailed due diligence investigation. From January 25, 2011 to the signing of the merger agreement, members of our management team and members of Johnson Controls’s management team engaged in numerous follow up discussions relating to due diligence questions from Johnson Controls. During these meetings and follow up discussions, Johnson Controls reiterated its position that retention of the Key Employees was an important condition to the transaction for Johnson Controls, there were no specific discussion of managements’ potential compensation arrangements until the meetings described below on February 10, 2011.

On January 27, 2011, we engaged Pagemill Partners to evaluate and render a fairness opinion to our board in connection with any proposed acquisition of EnergyConnect. Pagemill Partners was paid a fee of $150,000 on February 15, 2011, prior to rendering any opinion with respect to the merger. Pagemill Partners’ fee arrangement contained no contingency relating to the completion of the merger or with respect to Pagemill Partners’ determination that the transaction was fair from a financial point of view to the shareholders of EnergyConnect. Pagemill Partners has never rendered services to Johnson Controls.

On January 28, 2011, the COSA met and received an update from representatives of UBS on the sale process.

On February 4, 2011, we issued annual director grants, totaling 550,000 shares of our common stock, to our independent directors in accordance with our historical director compensation policies and practices. Of these shares, Mr. Conley, as chair of the board, received 150,000 shares, and Mr. Boucher, Ms. Emery, Mr. Metcalf and Mr. Yeager each received 100,000 shares.

On February 10, 2011, members of our management team visited Johnson Controls’s offices in Milwaukee to continue the follow up discussions relating to due diligence questions from Johnson Controls and to discuss, for the first time, matters relating to the potential compensation arrangements for Kevin R. Evans and each of the other Key Employees.

Following the due diligence discussions over the course of the initial two-week exclusivity period, Johnson Controls requested and the COSA agreed to extend the exclusivity period for one additional period ending on February 18, 2011. Although the negotiations continued thereafter, the exclusivity period was not extended any further.

On February 11, 2011, the COSA met and received an update from representatives of UBS on the merger discussions with Johnson Controls.

On February 14, 2011, the COSA met and, together with representatives of UBS, provided an update to the board on the merger discussions with Johnson Controls.

On February 17, 2011, the COSA met and discussed the compensation arrangements for Mr. Evans being proposed by Johnson Controls.

On February 18, 2011, Kevin Evans and each of the other Key Employees received drafts of their respective employment agreements to be entered into prior to the signing of the merger agreement and to become effective only in the event of and concurrently with the closing of the merger. Mr. Evans engaged separate legal counsel, at EnergyConnect’s expense, to negotiate the terms of his employment arrangements with Johnson Controls. The other Key Employees negotiated the terms of their employment arrangements directly with Johnson Controls.

On February 24, 2011, the COSA met and discussed with representatives of UBS the remaining open issues related to the merger agreement.

On February 28, 2011, the COSA met and discussed with representatives of UBS the remaining open issues related to the merger agreement.

On February 28, 2011, our board held a special telephonic meeting. Members of our senior management, together with representatives of UBS, Pagemill Partners, Cohen & Ostler, P.C., and Orrick participated in the meeting. At this meeting, the COSA members indicated to the board that they intended to recommend the merger agreement to the board. Representatives of Orrick discussed with our board the key terms of the proposed merger agreement. Representatives of Pagemill Partners reviewed with our board its financial analysis of the per share merger consideration to be received by the holders of shares of our common stock in the merger. Representatives of UBS discussed with our board the open financial issues remaining to be negotiated with Johnson Controls, including Johnson Controls’s request to reduce the per share purchase price from its initial non-binding indication of $0.23 per share to Twenty-two and 53/100 Cents ($.2253) per share, which Johnson Controls indicated resulted from the issuance of approximately 3,150,000 in additional shares by EnergyConnect since Johnson Controls submitted its initial indication of interest (which initial indication of interest was based on an October 2010 capitalization table). In addition, Johnson Controls indicated it had not yet completed its negotiations with our chief executive officer with respect to his post-closing compensation arrangements and Johnson Controls indicated that a mutually satisfactory resolution to this matter was a condition to Johnson Controls’ willingness to sign the merger agreement. The discussions and negotiations of Mr. Evans’ compensation included the addressing of significant tax issues. There was an extended discussion among the participants in the board meeting, after which the meeting was adjourned to a time later in the evening in order to give management, representatives of UBS and outside counsel time to complete the negotiations with Johnson Controls. The board meeting reconvened later that evening and the discussions of the remaining open issues continued at first with the advisors and counsel and later in executive session.

On March 1, 2011, the COSA met and discussed with representatives of UBS the remaining open issues related to the merger agreement.

On March 1, 2011, our chief executive officer met with executives from a prospective customer of EnergyConnect, referred to herein as “Company B” that was also one of the potential acquirers initially approached by representatives of UBS but that had declined to participate in the process. Company B confirmed that they were not prepared to enter into merger and acquisition negotiations at that time.

On the morning of March 2, 2011, the COSA met and discussed with representatives of UBS the remaining open issues related to the merger agreement. Mr. Conley, a COSA member and the Chair of our board of directors, and Mr. MacRitchie contacted senior representatives of Johnson Controls to negotiate the final remaining open issues. This was the first time that the COSA invited Mr. MacRitchie to take part in the negotiations of the merger. Later in the day, the COSA met again, received an update on the proposed resolutions to the open issues and resolved to recommend the merger agreement to the board for approval.

In the evening of March 2, 2011, our board of directors held another special telephonic meeting. Members of our senior management, together with representatives of UBS, Pagemill Partners, Cohen & Ostler, P.C., and Orrick participated in the meeting. At this meeting, Mr. Metcalf, as the COSA chair, informed the board of directors that the COSA had unanimously determined that the merger agreement, the merger and the transactions contemplated by the merger agreement are advisable and are fair to, and in the best interests of, EnergyConnect and our shareholders and recommended that our board of directors approve the merger agreement. Representatives of UBS discussed the negotiations and the resolutions reached on the final remaining open issues since the prior board meeting. Representatives of Orrick discussed with our board of directors the key terms of the proposed merger agreement and the revisions made since the prior board meeting. Representatives of Pagemill Partners reviewed with our board of directors its updated financial analysis of the per share merger consideration to be received by the holders of shares of our common stock in the merger, and Pagemill Partners rendered its opinion to our board of directors, to the effect that, as of March 2, 2011, and subject to certain assumptions, qualifications and limitations, the per share merger consideration to be paid to holders of our common stock in the merger was fair, from a financial point of view, to such holders. There was an extended discussion among the participants in the board meeting. Following the discussion, our board of directors approved the merger agreement and the transactions contemplated by the merger agreement. Based in part on the recommendation of the COSA, our board of directors determined that the merger agreement, the merger and the transactions contemplated by the merger agreement are advisable and are fair to, and in the best interests of, EnergyConnect and our shareholders and recommended that our shareholders adopt the merger agreement. Our board of directors approved the merger by majority vote. Mr. Reiter was unable to attend the meeting and Mr. Boucher voted against the merger. Mr. Reiter has subsequently reiterated his support for the merger, which he had expressed in meetings prior to the March 2, 2011 meeting. Mr. Boucher indicated to the board of directors that he believed EnergyConnect should not be sold at this price. Mr. Boucher noted his position was based on the significantly improving environment and need for demand response services. EnergyConnect notes that Mr. Boucher was EnergyConnect’s original founder and had previously indicated to the board members his interest in arranging for a private equity fund to purchase Aequitas’ shares, although those discussions failed to progress beyond the preliminary stages. According to Mr. Boucher, the private equity firm had also verbally indicated an interest in acquiring EnergyConnect at a price higher than those offered by Johnson Controls or Company A, but discussions never progressed further and the private equity firm declined to proceed in the process. Later that evening, each of the parties executed the merger agreement.

On March 2, 2011, Mr. Evans and each of the other Key Employees executed their respective employment agreements with Johnson Controls, to become effective only in the event of and concurrently with the closing of the merger. The compensation arrangements for Mr. Evans and each of the other Key Employees is set forth elsewhere in this Proxy Statement under the caption “Change in Control and Severance Agreements.”

On March 2, 2011, our board of directors approved an increase to the base salary of the Key Employees. This increase was designed to match the new base salaries that had been offered to the Key Employees by Johnson Controls in the event the merger closes, which is described elsewhere in this Proxy Statement under the caption “Base Salary Increases.”

On March 3, 2011, EnergyConnect and Johnson Controls issued a joint press release announcing the transaction.

UBS’ engagement requires payment at closing to UBS of a fee customarily charged by UBS in similar transactions, all of which is contingent upon the successful completion of a sale of EnergyConnect, whether to JCI Holding pursuant to the merger agreement or to any other potential acquirer. The UBS fee will be paid out of the closing proceeds provided by JCI Holding at closing.

Reasons for the Merger

The following describes material reasons, factors and information taken into account by the COSA in deciding to recommend approval to our board of directors, and by our board of directors in deciding to approve the merger agreement and the transactions contemplated by the merger agreement and to recommend that our shareholders adopt the merger agreement:

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the challenges facing us, as well as the uncertainties surrounding our ability to execute successfully on our business plan, including, among others: risks inherent in our demand response energy business; our dependence on regulatory actions outside our control; the large number of new entrants in the demand response field; our need for substantial additional funding to continue our operations and to enable us to achieve significant milestones under our business plan, particularly in light of recent regulatory changes that will require us, if we remain standalone, to post letters of credit in order to participate in key demand response programs, and our prospects for funding ourselves through corporate partnering or other financing alternatives and/or raising such capital on reasonable terms; the poor market conditions and prospects for obtaining financing, particularly for small demand response energy companies; and our ability to continue as a going concern in light of our financing prospects;

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the fact that Aequitas, a holder of approximately 30% of our outstanding shares, had indicated a strong desire to obtain liquidity in the short term and the potential deterioration of our stock price associated with such sustained selling pressure in the market and the consequent risk that future acquisition proposals, if any, may be on terms significantly less favorable to us and our shareholders;

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management’s estimation and the estimation of our board of directors that, based on our existing cash, cash equivalents and short-term investments, together with cash from existing and new collaborations, commercial agreements and grants, and anticipated cash needs, we would require additional cash infusion in the second half of 2011;

•	the fact that our cost of capital has been extremely high in recent years as a stand-alone entity, even after refinancing the Aequitas Facility;

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the possibility that absent the transaction with JCI Holding, in the event that we are unable to fund ourselves through partnering or financing activities or through other strategic opportunities, we could ultimately end up with no alternative other than to liquidate or to seek protection under U.S. bankruptcy laws, and that, upon such liquidation or bankruptcy, the holders of our common stock would likely receive a recovery that would be materially less than Twenty-two and 53/100 Cents ($.2253) per share;

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our board of directors’ knowledge of and familiarity with our business, financial condition and results of operations, as well as our financial plan, prospects and competitive position if we were to remain as a stand-alone entity, and our board of directors’ belief that the merger is more favorable to our shareholders than any other strategic alternative reasonably available to us, including remaining as a stand-alone entity;

•	the fact that the COSA, which recommended approval of the merger to the board, was made up of directors who are independent from Aequitas and management;

•	the fact that the COSA conducted (with the assistance of financial and legal advisors) a comprehensive and competitive process to evaluate our strategic alternatives;

•	the fact that JCI Holding’s offer will be paid in cash, providing certainty, immediate value and liquidity to our shareholders;

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the premium to the current and historical closing trading prices of shares of our common stock and to our current and historical enterprise value represented by the Twenty-two and 53/100 Cents ($.2253) per share in cash to be received by our shareholders. See “The Merger — Opinion of Financial Advisor”;

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the 75% premium to the closing price of our common stock on the day before we announced the signing of the merger agreement and the 71% premium to our average closing price over the one month before we announced the signing of the merger agreement, in each case represented by the merger consideration, were both deemed by us to be particularly relevant because these closing prices reflect a market value of our stock prior to the announcement;

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the financial analyses reviewed by Pagemill Partners at meetings of our board of directors held on February 28, 2011 and March 2, 2011, and Pagemill Partners’ opinion that, as of March 2, 2011 and based upon and subject to the considerations set forth in its opinion, the merger consideration is fair to our shareholders from a financial point of view;

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the belief of our board of directors that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations to consummate the merger, are reasonable and were the product of arms’ length negotiations between us and our legal advisors and JCI Holding and its advisors and compare favorably with those in similar acquisition transactions considering our financial condition and prospects;

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the right of our board of directors under certain circumstances described below and in the merger agreement, in connection with the discharge of its fiduciary duties to our shareholders, to consider unsolicited acquisition proposals, to change its recommendation with respect to the merger and to terminate the merger agreement should we receive an unsolicited proposal that our board of directors determines to be a superior proposal;

•	JCI Holding’s ability to fund the consideration for the merger;

•	the relatively limited conditions to JCI Holding’s obligations to complete the merger; and

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the right of our board of directors to approve selected actions by us under the merger agreement, including amendments to the merger agreement, waivers of the merger agreement provisions and the termination of the merger agreement under selected circumstances.

In the course of its deliberations, our board of directors also considered a variety of risks and other potentially negative factors, including the following:

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the fact that our shareholders will not participate in any potential future growth of EnergyConnect or Johnson Controls or value that might result from the synergies associated with EnergyConnect becoming an affiliate of Johnson Controls and having access to a broader distribution channel;

•

the impact of the announcement and pendency of the merger, including the impact of the merger on our employees, customers, collaborators and our relationships with other third parties and the risk of diverting management’s focus and resources from other strategic opportunities, such as pursuing partnering discussions with other large companies, and from operational matters while working to negotiate and close the merger with JCI Holding, which could impair our prospects as an independent company if the merger is not consummated;

•	the risk that the merger might not be consummated in the event that we or JCI Holding are unable to satisfy one or more of our respective closing conditions;

•

the fact that under the terms of the merger agreement, we cannot solicit other acquisition proposals and must pay to JCI Holding a termination fee of $1.6 million if the merger agreement is terminated under certain circumstances, which, in addition to being costly, might have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to our shareholders than the merger;

•	the fact that receipt of the merger consideration generally will be taxable to our shareholders for U.S. federal income tax purposes; and

•

the fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to closing of the merger or termination of the merger agreement, which may delay or prevent us from pursuing business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company.

The COSA and our board of directors carefully considered these factors as a whole in reaching its determination and recommendation. The COSA and our board of directors concluded that, overall, the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger. In addition, the COSA and our board of directors considered the interests that certain of our directors and executive officers may have with respect to the merger, in addition to their interests as our shareholders generally.

The foregoing discussion of factors considered by the COSA and our board of directors is not meant to be exhaustive but includes the material factors considered by the COSA in recommending approval of the merger to our board of directors and by our board of directors (i) in declaring that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, EnergyConnect and our shareholders, (ii) in approving the merger agreement, the merger and the other transactions contemplated by the merger agreement and (iii) in recommending that our shareholders adopt the merger agreement. In view of the wide variety of factors considered by the COSA and our board of directors in connection with the evaluation of the merger and the complexity of these matters, the COSA and our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, the directors made their determinations and recommendations based on the totality of the information presented to them, and the judgments of individual members of the COSA and our board of directors may have been influenced to a greater or lesser degree by different factors.

Recommendation of the Board of Directors

After careful consideration, our board of directors, based in part on consultations with our legal and financial advisors as well as on the recommendation of the COSA, approved the merger agreement and determined that the merger agreement, the merger, and the transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, EnergyConnect and our shareholders and approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement. Accordingly, our board of directors recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the adjournment, postponement or continuation of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement.

Opinion of Pagemill Partners

On January 27, 2011, at the request and on behalf of the EnergyConnect board of directors, EnergyConnect engaged Pagemill Partners, to act as its financial advisor in connection with the possible sale of EnergyConnect. On March 2, 2011, Pagemill Partners delivered to our board of directors its written opinion that, as of that date, and based upon and subject to the assumptions, limitations and considerations set forth therein, the consideration to be received by EnergyConnect shareholders pursuant to the merger was fair to EnergyConnect shareholders from a financial point of view. Pagemill Partners was paid a fee of $150,000 prior to rendering any opinion with respect to the merger and its fee arrangement contained no contingency relating to the completion of the merger.

EnergyConnect did not impose any limitations on Pagemill Partners with respect to the investigations made or procedures followed in rendering its opinion. In selecting Pagemill Partners, our board of directors considered, among other things, the fact that Pagemill Partners is a reputable investment banking firm with substantial experience advising companies in the technology sector and in providing strategic advisory services in general. Pagemill Partners, as part of its investment banking business, is continuously engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions, underwritings, private placements and other securities offerings and valuations for corporate and other purposes.

The full text of the written opinion that Pagemill Partners delivered to the EnergyConnect board of directors is attached to this proxy statement as Annex C. EnergyConnect shareholders are urged to read this opinion carefully and in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Pagemill Partners in rendering its opinion. The following is a summary of Pagemill Partners’ opinion and the methodologies used to render its opinion. This summary is qualified by reference to the full text of the opinion.

In connection with its opinion, Pagemill Partners:

•	Reviewed the revised proposal letter from Johnson Controls to EnergyConnect, dated January 12, 2011 and agreed to by EnergyConnect on January 24, 2011;

•	Reviewed the merger agreement;

•	Reviewed certain publicly available business and financial information relating to EnergyConnect and the industry in which it operates;

•

Reviewed certain other information relating to EnergyConnect, including preliminary results for the period ending January 1, 2011, financial forecasts for the period through 2014 prepared and provided to Pagemill Partners by EnergyConnect;

•	Spoke with the management of EnergyConnect to discuss the business and prospects of EnergyConnect;

•

Considered certain financial and stock market data of EnergyConnect, including current and historical market prices of the common stock of EnergyConnect, and compared that data with similar data for other publicly held companies in businesses that Pagemill Partners deemed similar to those of EnergyConnect;

•	Considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced; and

•	Considered such other information, financial studies, analyses and investigations, and financial, economic, and market criteria which Pagemill Partners deemed relevant.

In connection with its review, Pagemill Partners has not assumed any responsibility for independent verification of any of the foregoing information and has relied on its being complete and accurate in all material respects. Pagemill Partners has discussed with management of EnergyConnect the management-prepared financial forecasts for the period 2011-2014, and Pagemill Partners has been advised by the management of EnergyConnect, and Pagemill Partners has assumed, that such forecasts represent the best currently available estimates as to the future financial performance of EnergyConnect operating as a standalone entity.

EnergyConnect management advised Pagemill Partners that EnergyConnect’s baseline projections assume EnergyConnect is able to secure, at a minimum, $5 million in additional capital, while its upside projections assume, at a minimum, $15 million in additional capital. EnergyConnect’s baseline projections show (in millions) revenue of $41.6 and free cash flow of $-2.7 in 2011, revenue of $38.8 and free cash flow of $-4.5 in 2012, revenue of $50.6 and free cash flow of $-1.8 in 2013 and revenue of $62.3 and free cash flow of $-6.9 in 2014. EnergyConnects upside projections show (in millions) revenue of $46.2 and free cash flow of $-4.0 in 2011, revenue of $54.2 and free cash flow of $-5.8 in 2012, revenue of $79.2 and free cash flow of $3.4 in 2013 and revenue of $109.6 and free cash flow of $3.2 in 2014. The foregoing includes all of the key data contained in management’s projections.

In rendering its opinion, Pagemill Partners assumed, with EnergyConnect’s consent, that in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the merger, no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on EnergyConnect and that the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification, or amendment of any material term, condition, or agreement thereof. Pagemill Partners has also assumed that the representations and warranties made by all parties to the merger agreement and the related agreements are and will be true and correct in all respects material to Pagemill Partners’ analysis. Pagemill Partners is not a legal, regulatory or tax expert, and it has relied on the assessments made by advisors to EnergyConnect with respect to such issues.

The following is a brief summary of the material financial analyses and reviews that Pagemill Partners deemed appropriate in connection with rendering its opinion. The brief summary of Pagemill Partners’ analyses and reviews provided below is not a complete description of the analyses and reviews underlying Pagemill Partners’ opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description. Considering selected portions of the analyses and reviews or the summary set forth below, without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Pagemill Partners’ opinion.

In arriving at its opinion, Pagemill Partners considered the results of all of its analyses and reviews and did not attribute any particular weight to any factor, analysis or review considered by it; rather, Pagemill Partners made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses and reviews.

For purposes of its analyses and reviews, Pagemill Partners considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond EnergyConnect’s control. No company, business or transaction used in Pagemill Partners’ analyses and reviews as a comparison is identical to EnergyConnect or the proposed merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies, businesses or transactions used in Pagemill Partners’ analyses and reviews. The estimates contained in Pagemill Partners’ analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Pagemill Partners’ analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Pagemill Partners’ analyses and reviews are inherently subject to substantial uncertainty.

The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Pagemill Partners’ analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Pagemill Partners’ analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Pagemill Partners’ analyses and reviews.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 2, 2011 and is not necessarily indicative of current market conditions.

Financial Analyses

Discounted Cash Flow Analysis

Pagemill Partners performed a discounted cash flow analysis of EnergyConnect to calculate the estimated present value of revenue for the terminal year of the period covering fiscal years 2011 through 2014, utilizing internal estimates of EnergyConnect’s management. EnergyConnect’s baseline projections show (in millions)

free cash flow of $-2.7 in 2011, $-4.5 in 2012, $-1.8 in 2013 and $-6.9 in 2014. The assumed discount rate range was derived from a weighted average cost of capital that Pagemill Partners calculated for EnergyConnect based on a capital asset pricing model using market data from a number of publicly traded companies similar to and including EnergyConnect. Based on this analysis, and assuming EnergyConnect secures $5 million in additional cash which forms the basis of EnergyConnect’s management’s baseline plan, Pagemill Partners arrived at an implied value per share range for EnergyConnect of $0.12 to $0.20. Using EnergyConnect’s management’s upside plan, which assumes EnergyConnect securing $15 million in additional cash, Pagemill Partners arrived at an implied value per share range for EnergyConnect of $0.11 to $0.28. EnergyConnects upside projections show (in millions) free cash flow of $-4.0 in 2011, $-5.8 in 2012, $3.4 in 2013 and $3.2 in 2014. Pagemill Partners’ report notes that EnergyConnect’s access to capital has been constrained by the market’s perception of its risk profile. For example when, in February 2009, EnergyConnect obtained a $5 million line of credit, that line carried a 30% interest rate with minimum monthly interest charges; and required an effective two thirds warrant coverage.

Public Company Comparables Analysis

Pagemill Partners reviewed and analyzed selected publicly available financial and other data of the following companies having businesses and trading characteristics that it viewed as reasonably comparable to EnergyConnect.

The companies included in this analysis were:

•	Comverge, Inc.

•	EnerNOC, Inc.

•	Echelon Corporation

•	Orion Energy Systems, Inc.

•	ESCO Technologies Inc.

•	Lantronix Inc.

Pagemill Partners reviewed, among other things, publicly available financial data available over trailing twelve month financial reporting periods for those guideline companies as of the date of the analysis. Pagemill Partners also reviewed publicly available forecasts for operations of those companies for the future twelve month financial reporting period as of the date of the analysis. Pagemill Partners then determined the indicated enterprise valuation multiples for those companies based on the financial data and the equity market data as of the analysis date. Pagemill Partners applied the observed valuation multiples to EnergyConnect’s financial data to develop a range of value indications. Financial data of the selected companies was based on publicly available information. Financial data of EnergyConnect was based on internal estimates provided by EnergyConnect’s management. Pagemill Partners analyzed valuation multiples of trailing and future revenues and trailing and future earnings before interest, taxes, depreciation and amortization. Pagemill Partners noted a strong correlation between the size of the subject companies and the multiples which the market is assigning them. This is not surprising given the difficulty smaller companies encounter in accessing capital. This analysis indicated an implied per share value of EnergyConnect from $0.11 to $0.26 using trailing metrics and $0.02 to $0.34 using forward metrics. However, the top end of this range would require EnergyConnect to grow revenue by over 30% in 2011 and to match the revenue multiple of companies with more than twice its revenue.

Premium Analysis

Pagemill Partners reviewed 119 technology software acquisitions, with publicly available information, in the past 3 years for control premiums over the target’s recent trading range. These transaction values ranged from less than $1 million to $8 billion.

		Transaction premium over closing price for prior
		1 Day	1 Week	1 Month
High		216%	216%	216%
Low		-85%	-84%	-83%
Mean		39%	42%	51%
Median		29%	34%	36%

ECNG price at relevant date		$0.129	$0.132	$0.120
Transaction Price	$0.2253
ECNG Transaction Premium		75%	71%	88%

The average transaction premium for these transactions were 39%, 42% and 51% over the target price on the prior day, prior week and prior month, respectively. The median transaction premium for the same periods was 29%, 34% and 36%, respectively. The transaction premium for EnergyConnect over the same period is 75%, 71% and 88%. Pagemill noted that for all three measurement periods, the transaction premium for the EnergyConnect transaction is superior to the median and average premiums in similar transactions.

Miscellaneous

Pagemill Partners is an investment banking firm engaged in mergers and acquisition advisory services, private placements and other financial services. Pagemill Partners acted as financial advisor to our board of directors in connection with the merger and will receive a fee for its services which is not contingent on the closing of the merger or on a determination that the transaction was fair from a financial point of view to the shareholders of EnergyConnect. In addition, EnergyConnect has agreed to indemnify Pagemill Partners for certain liabilities and other matters arising out of its engagement by EnergyConnect. Pagemill Partners did not act as a financial advisor to our board of directors in connection with the search for, or negotiation with, a merger or acquisition partner and does not stand to gain from the merger. The issuance of this opinion was approved by our authorized internal committee. Pagemill Partners previously acted as a financial advisor to EnergyConnect in connection with its evaluation of different financing alternatives in August and September 2010 and received a fixed fee in connection with that advisory work.

Pagemill Partners’ opinion and analyses were only one of many factors taken into consideration by the board of directors of EnergyConnect in its evaluation of the merger. Consequently, the summary of the analyses and reviews provided above should not be viewed as determinative of the opinion of our board of directors or management with respect to the per share merger consideration or as to whether our board of directors would have been willing to recommend a different transaction or determine that a different per share merger consideration was fair. Additionally, Pagemill Partners’ opinion is not intended to confer any rights or remedies upon any of EnergyConnect’s employees or creditors.

Interests of the Directors and Executive Officers of EnergyConnect in the Merger

In considering the recommendation of our board of directors to approve the plan of merger and the merger agreement, EnergyConnect shareholders should be aware that some of the EnergyConnect directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of EnergyConnect shareholders generally. These interests and arrangements may create potential conflicts of interest. Our board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the plan of merger and the merger agreement and the transactions contemplated by the merger agreement. In light of the fact that Mr. Evans was expected to have a special interest as part of the management team that would need to be incentivized by a potential acquirer and in light of the fact that the director nominees of Aequitas were expected to have a special interest resulting from their relationship with Aequitas, our board of directors formed a committee of independent directors, the COSA, to which our board delegated exclusive authority to evaluate our strategic alternatives and negotiate the terms of any proposed sale of the company.

Treatment of Stock Options, Restricted Stock and Restricted Stock Units

The merger agreement provides that each stock option to purchase our common stock, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will become fully vested, and will be cancelled, as of the effective time of the merger, in exchange for the right to receive an amount in cash (without interest and less any applicable withholding taxes) determined by multiplying (x) the excess (if any) of $0.2253 per share over the applicable exercise price per share of the option by (y) the number of shares subject to the option.

The merger agreement provides that each share of our restricted stock and each of our restricted stock units, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will become fully vested, and all restrictions on such awards will lapse, and upon the effective time of the merger, the holders of restricted stock and restricted stock units shall be entitled to receive the same merger consideration (i.e., $0.2253 per share/unit) as holders of our common stock.

The following table summarizes, with respect to Kevin R. Evans, our President and Chief Executive Officer, and our other Key Employees, the total cash to be received under the merger agreement for in-the-money stock options and restricted stock units held by each such individual and by all Key Employees as a group (assuming vesting through March 18, 2011).

Key Employees	Vested in-the- Money Options		In-the-Money Options that will Vest as a Result of the Merger(3)		Restricted Stock Units that will Vest as a Result of the Merger(3)		Total
	Shares	Payment(1)	Shares	Payment(1)	Units	Payment(2)	Payment
Kevin R. Evans	2,666,666	$315,800	1,833,334	$193,050	1,500,000	$337,950	$846,800
Key Employee A	602,229	$83,877	378,480	$66,348	250,000	$56,325	$206,550
Key Employee B	475,000	$66,643	475,000	$66,643	250,000	$56,325	$189,611
Key Employee C	527,841	$61,853	277,841	$48,706	250,000	$56,325	$166,884
Key Employee D	525,197	$63,800	288,948	$50,653	250,000	$56,325	$170,778
Key Employee E	42,942	$4,507	280,445	$22,683	—	—	$27,190
Key Employee F	40,803	$8,244	323,036	$67,437	—	—	$75,681

Key Employees as a group	4,880,678	$604,724	3,857,084	$515,520	2,500,000	$563,250	$1,683,494

(1)	The payment for options is calculated by multiplying (x) the excess of the $0.2253 per share merger consideration over the exercise price per share of the options by (y) the number of shares subject to the options.
(2)	The payment for restricted stock units is calculated by multiplying (x) the $0.2253 per share merger consideration by (y) the number of restricted stock units.
(3)	All options and restricted stock units will become fully vested in connection with the closing of the merger. As of March 18, 2011, all restricted stock units are unvested.

None of our non-employee directors have any in-the-money options or unvested restricted stock units. The following table summarizes, with respect to our non-employee directors, the total cash to be received under the merger agreement for stock held by each such individual and by our non-employee directors as a group that is subject to a contractual restriction on sale as of March 18, 2011 and would otherwise not be available to sell until January 15, 2012.

	Restricted Stock that will Become Available for Sale as a Result of the Merger		Total Payment
Non-Employee Directors	Shares	Payment(1)
Gary D. Conley	150,000	$33,795	$33,795
Rodney M. Boucher	100,000	$22,530	$22,530
John P. Metcalf	100,000	$22,530	$22,530
Kurt E. Yeager	100,000	$22,530	$22,530
N. Beth Emery	100,000	$22,530	$22,530
Andrew N. MacRitchie	—	$—	$—
Thomas Reiter

Non-Employee Directors as a group	550,000	$123,915	$123,915

(1)	The payment for restricted stock is calculated by multiplying (x) the $0.2253 per share merger consideration by (y) the number of restricted stock.

Change in Control and Severance Arrangements

Kevin R. Evans, President and Chief Executive Officer

We entered into a retention agreement on August 30, 2010 with Kevin R. Evans, which superseded Mr. Evans’ change of control agreement and certain portions of his employment agreement previously entered into on January 5, 2009. Pursuant to the retention agreement, Mr. Evans is entitled to the following severance benefits, subject to the execution of a general release of claims:

•

If Mr. Evans is involuntarily terminated without cause or resigns for good reason at any time, EnergyConnect will (i) pay him a lump sum cash payment equal to the greater of twelve (12) months of his then-current base salary or $300,000, (ii) pay him an additional lump sum cash payment equal to $75,000, (iii) pay for up to twelve (12) months of COBRA premium payments, (iv) provide twelve (12) months accelerated vesting on all outstanding equity awards, and (v) extend the post-termination exercise period of all stock options granted after July 29, 2010 to twelve (12) months following the termination date.

•

If Mr. Evans is involuntarily terminated without cause or resigns for good reason during the period beginning six (6) months before a change of control of EnergyConnect and ending twenty-four (24) months following a change of control of EnergyConnect, then in addition to the above, EnergyConnect will (i) pay for up to eighteen (18) months of COBRA premium payments (instead of twelve (12) months as provided above), (ii) fully accelerate the vesting of all outstanding equity awards, and (iii) pay Mr. Evans a lump sum cash payment equal to one hundred percent (100%) of his then current bonus that would otherwise be earned during the year of termination had the targets for such bonus been met.

In connection with the merger, on March 2, 2011, Mr. Evans entered into a retention agreement with Johnson Controls, which amends and restates Mr. Evans’ original retention agreement with EnergyConnect in its entirety and will become effective upon the closing of the merger and will continue for two (2) years thereafter. This amended and restated retention agreement removed the good reason trigger and limits the period in which Mr. Evans would be eligible to receive severance benefits following a change in control such that Mr. Evans will only be entitled to severance benefits if he is terminated without cause within twelve (12) months following the effective time of the merger. In the event of such termination, Mr. Evans will be entitled to the same severance benefits as described above for a termination in connection with a change in control (other than the benefits related to the outstanding equity, as the vesting of those awards will be accelerated and those awards will be cashed out pursuant to the merger agreement). The amended and restated retention agreement also provides that if the payments to Mr. Evans would result in “excess parachute payments” under Internal Revenue Code Section 280G, then such payments will either be paid in full or, paid to such lesser extent that would result in no portion of the payments being subject to the excise tax under Internal Revenue Code Section 4999, whichever amount results in the greater after-tax amount to Mr. Evans.

In addition, on March 2, 2011, Mr. Evans entered into an employment agreement with Johnson Controls, which will become effective upon the closing of the merger. The employment agreement provides Mr. Evans with an annual base salary of $300,000, plus participation in Johnson Controls’ management incentive bonus plan with a target bonus equal to 35% of his base salary, which will be pro-rated for the 2011 fiscal year of Johnson Controls. The employment agreement also provides that (x) if Mr. Evans is employed by Johnson Controls on the first (1st) anniversary of the effective time of the merger, or (y) if prior to the first (1st) anniversary of the effective time of the merger, Mr. Evans is terminated without cause, or dies or becomes disabled, or resigns for good reason, then Johnson Controls will pay him a lump sum success bonus equal to $470,000 within ten (10) business days following the first (1st) anniversary of the effective time of the merger. Any such success bonus that is paid in the event of his termination is subject to Mr. Evans not competing against Johnson Controls in the smart-grid industry until the first (1st) anniversary of the effective time of the merger and his execution of a general release of claims. Pursuant to the employment agreement, Mr. Evans is also eligible to participate in employee benefit plans made available to comparable level employees of Johnson Controls, including without limitation, Johnson Controls’ executive deferred compensation plan, stock option programs, retirement plan, health plan, vehicle policy and other welfare benefit plans. The employment agreement also provides that if the payments to Mr. Evans would result in “excess parachute payments” under Internal Revenue Code Section 280G, then such payments will either be paid in full or, paid to such lesser extent that would result in no portion of the payments being subject to the excise tax under Internal Revenue Code Section 4999, whichever amount results in the greater after-tax amount to Mr. Evans.

Other Key Employees

Each of our other Key Employees has a retention agreement with us, which provides for the following severance benefits, subject to the execution of a general release of claims:

•

For four of our Key Employees, if the Key Employee is involuntarily terminated without cause, EnergyConnect will (i) pay continued severance payments for up to six (6) months at the Key Employee’s then-current base salary, (ii) pay for up to six (6) months of COBRA premium payments, (iii) provide up to six (6) months accelerated vesting on all outstanding equity awards, and (iv) extend the post-termination exercise period of all stock options granted after July 29, 2010 to up to six (6) months following the termination date.

•

For two of our Key Employees, if the Key Employee is involuntarily terminated without cause, EnergyConnect will (i) pay continued severance payments for up to three (3) months at the Key Employee’s then-current base salary, (ii) pay for up to three (3) months of COBRA premium payments, (iii) provide up to three (3) months accelerated vesting on all outstanding equity awards, and (iv) extend the post-termination exercise period of all stock options granted after January 20, 2011 to up to three (3) months following the termination date.

•

If the Key Employee is involuntarily terminated without cause or resigns for good reason within twelve (12) months following a change of control of EnergyConnect, in addition to the above, EnergyConnect will (i) fully accelerate the vesting of all outstanding equity awards, and (ii) pay the Key Employee a lump sum cash payment equal to fifty percent (50%) of his then current bonus that would otherwise be earned during the year of termination had the targets for such bonus been met.

In connection with the merger, on March 2, 2011, each of our other Key Employees entered into a new employment agreement with Johnson Controls and terminated their retention agreements with EnergyConnect effective and conditioned on the closing of the merger.

The employment agreements with Johnson Controls provide the Key Employees with annual base salaries as shown in the table below under “Base Salary Increases”, plus participation in Johnson Controls’s management incentive bonus plan with target bonuses ranging from 20% to 30% of their base salary, which will be pro-rated for the 2011 fiscal year of Johnson Controls. The employment agreements also provide that (x) if the Key Employee is employed by Johnson Controls on the first (1st) anniversary of the effective time of the merger, or (y) if prior to the first (1st) anniversary of the effective time of the merger, the Key Employee is terminated without cause, then Johnson Controls will pay the Key Employee a lump sum retention bonus equal to $50,000 upon the earlier of the tenth (10th) business days following the first (1st) anniversary of the effective time of the merger or the thirtieth (30th) calendar day following the termination date. Furthermore, if prior to the first (1st) anniversary of the effective time of the merger, the Key Employee is terminated without cause, then Johnson Controls will pay the Key Employee in a lump sum within thirty (30) days of termination the full base salary that the Key Employee would have received from the termination date through the first (1st) anniversary of the merger. Any such retention bonus or severance that is paid in the event of the Key Employees termination is subject to the execution of a general release of claims. Pursuant to the employment agreements, the Key Employees are also eligible to participate in employee benefit plans made available to comparable level employees of Johnson Controls, including without limitation, Johnson Controls’ stock option programs, retirement plan, health plan and other welfare benefit plans.

The following table illustrates the severance payments and benefits to which Kevin R. Evans and our other Key Employees would be entitled if the severance provisions under the terms of their employment agreements (and retention agreement in the case of Mr. Evans) with Johnson Controls are triggered immediately following the closing of the merger. The value of the benefits related to Mr. Evans’ outstanding equity awards provided by the retention agreement is not included in the table below since the vesting of those equity awards will be accelerated, and those equity awards will be cashed out, pursuant to the merger agreement.

Name	Cash Severance		Success Bonus or Retention Bonus	Benefits Continuation
Kevin R. Evans (1)	$391,973	(2)	$470,000	$33,412
Key Employee A	$—		$230,000	$—
Key Employee B	$—		$220,000	$—
Key Employee C	$—		$220,000	$—
Key Employee D	$—		$220,000	$—
Key Employee E	$—		$200,000	$—
Key Employee F	$—		$215,000	$—

(1)	The maximum amounts that could be paid to Mr. Evans upon termination are illustrated even though a cutback of such payments and benefits would be required if a reduction in his payments would result in a greater after-tax amount to him as a result of Internal Revenue Code Sections 280G and 4999, as described above.
(2)	The cash severance above includes Mr. Evans’ base salary severance of $300,000, a $75,000 additional severance payment and his target bonus for 2011 of $16,973 (the target bonus amount assumes that the merger will close on August 2, 2011).

Base Salary Increases

Consistent with the base salaries that the Key Employees will receive pursuant to their employment agreements with Johnson Controls, our Compensation Committee approved to increase base salaries for our Key Employees effective as of the March 3, 2011, as follows:

Name	Prior Annual Base Salary	New Annual Base Salary (effective March 3, 2011)*
Kevin R. Evans	$225,000	$300,000
Key Employee A	$160,000	$180,000
Key Employee B (2)	$160,000	$170,000
Key Employee C (2)	$160,000	$170,000
Key Employee D	$160,000	$170,000
Key Employee E	$145,000	$150,000
Key Employee F	$160,000	$165,000

(1)	The annual base salaries approved by our Compensation Committee are the same annual base salaries reflected in Mr. Evans’ and the other Key Employees’ employment agreements with Johnson Controls.
(2)	In addition to the annual base salary, Key Employee B and Key Employee C are eligible to receive commissions of $60,000 and $20,000, respectively. These commission amounts were not changed when base salaries were increased as of March 3, 2011.

Director Affiliations

Andrew N. MacRitchie and Thomas Reiter, directors of EnergyConnect since November 2010, were nominated by Aequitas Commercial Finance, Inc., a major shareholder of EnergyConnect, with Mr. Reiter serving as an independent director. Mr. MacRitchie currently serves as the Executive Vice President of Aequitas Commercial Finance, Inc. Mr. Reiter was also appointed to serve as a member of the audit committee of the board of directors. Mr. MacRitchie has not been elected to serve on any committees of the board of directors.

Regulatory Approvals

The merger agreement provides that in order to complete the merger, EnergyConnect is required to obtain the requisite approval of the merger from any utility, independent system operator or market regulator whose approval is required by contract or law. Section 203 of the Federal Power Act requires the parties to obtain the consent and authorization of the FERC in order to consummate the merger and to transfer control of EnergyConnect’s MBRA to JCI Holding. JCI Holding’s obligation to consummate the merger is further conditioned on EnergyConnect obtaining all requisite regulatory approvals.

In August 2009, FERC issued its order which determined EnergyConnect to be a FERC jurisdictional public utility to the extent that EnergyConnect (1) bought or sold energy or ancillary services from generation sources for resale on organized markets, and (2) bought or sold capacity for resale. In the same order, FERC granted MBRA to EnergyConnect to engage in activities at market-based rates. Also in the same order, FERC held that to the extent EnergyConnect solely engaged in the provision of demand response services, EnergyConnect would not be subject to FERC’s jurisdiction.

Assuming that FERC authorizes the transfer of EnergyConnect’s jurisdictional assets, EnergyConnect anticipates maintaining its MBRA and, as such, would be able to continue its business practices, such as making capacity purchases and sales for resale.

Once the merger and related transactions are consummated, the parties may be required to file additional notices relating to such consummation and change in status of the assets. It is expected to take 45 to 60 days to obtain FERC’s approval to consummate the merger.

Certain United States Federal Income Tax Consequences of the Merger

The following is a summary of certain United States federal income tax consequences of the merger to holders of EnergyConnect common stock (whether upon receipt of the merger consideration or pursuant to the proper exercise of dissenters’ rights). The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed Treasury Regulations issued thereunder, judicial authority and administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to the holders of EnergyConnect common stock as described herein. The discussion applies only to holders of shares of EnergyConnect common stock that are “United States persons” (as defined in Section 7701(a)(30) of the Code) and that hold the EnergyConnect common stock as capital assets, and does not address the tax consequences that may be relevant to holders of EnergyConnect common stock that are subject to special tax rules, such as insurance companies, tax-exempt organizations, broker-dealers, financial institutions, partnerships (or entities or arrangements treated as partnerships for United States federal income tax purposes), traders in securities that elect to mark to market, or holders who hold the EnergyConnect common stock as part of a hedge, straddle, constructive sale or conversion transaction, or as “qualified small business stock,” holders who are subject to the alternative minimum tax provisions of the Code, or holders who acquired the EnergyConnect common stock pursuant to the exercise of employee incentive stock options or otherwise as compensation. Further, this summary does not address the tax consequences to a holder who acquired shares of EnergyConnect common stock through stock options, restricted stock grants or otherwise as compensation. Finally, the following discussion does not address the tax consequences under United States federal estate and gift tax laws, state, local or foreign tax laws, or the tax consequences of transactions occurring prior to, concurrently with or after the merger (whether or not such transactions are in connection with the merger) including, without limitation, the exercise of options or rights to purchase EnergyConnect common stock in anticipation of the merger, and it also does not address the tax consequences of the merger to holders of EnergyConnect options or EnergyConnect warrants.

Neither EnergyConnect nor JCI Holding has requested a ruling from the Internal Revenue Service (the “IRS”) in connection with the merger. Accordingly, the discussion below neither binds the IRS nor precludes it from adopting a contrary position. Furthermore, no opinion of counsel has been or will be rendered with respect to the tax consequences of the merger.

The receipt of cash by a holder of EnergyConnect common stock pursuant to the merger (whether upon receipt of the merger consideration or pursuant to the proper exercise of dissenters’ rights) will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for United States federal income tax purposes, a holder of EnergyConnect common stock will recognize capital gain or loss equal to the difference between the holder’s adjusted tax basis in the EnergyConnect common stock surrendered, and the amount of cash received therefor. Such capital gain or loss will be long-term capital gain or loss if the EnergyConnect common stock has been held for more than one year as of the date of the merger. The deductibility of capital losses is restricted and, in general, capital losses may only be used to reduce capital gains to the extent thereof. However, individual taxpayers generally may deduct annually $3,000 of capital losses in excess of their capital gains.

Payments made to a holder of EnergyConnect common stock in connection with the merger may be subject to backup withholding at a rate of 28%. Backup withholding generally applies if a holder (i) fails to furnish its Taxpayer Identification Number (“TIN”), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, under penalty of perjury, that the TIN provided is correct and such holder is not subject to backup withholding. The amount of any backup withholding from a payment to a holder of EnergyConnect common stock will be allowed as a credit against such holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, and holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

The United States federal income tax consequences set forth above are included for general informational purposes only and are based upon current law. Because individual circumstances may differ, each holder of EnergyConnect common stock should consult such holder’s own tax advisor to determine the applicability of the rules discussed above to such holder and the particular tax effects of the merger, including the application and effect of state, local, foreign and other tax law.

Accounting Treatment

In accordance with U.S. GAAP, JCI Holding will account for the merger using acquisition method of accounting. Under this method of accounting, JCI Holding will allocate the purchase price to the fair value of EnergyConnect’s tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill.

Dissenters’ Rights

Under the Oregon Business Corporations Act (“OBCA”), shareholders who have the right to dissent and who comply with the applicable statutory procedures are entitled to receive a judicial appraisal of the fair value of their shares (excluding any appreciation or depreciation in anticipation of the merger, unless exclusion would be inequitable) and to receive payment of such fair value in cash, together with accrued interest. Any such judicial determination of the fair value of EnergyConnect common stock could be based upon factors other than, or in addition to, the merger consideration to be paid in the merger or the market value of the shares of EnergyConnect common stock. The value so determined could be more or less than the merger consideration to be paid in the merger. Failure to follow the steps required by the OBCA for perfecting dissenters’ rights may result in the loss of such rights.

The foregoing summary of the rights of dissenting shareholders under the OBCA does not purport to be complete and is qualified by reference to the OBCA. The preservation and exercise of dissenters’ rights, if any, require strict adherence to the applicable provisions of the OBCA, which are included as Annex D in this proxy statement.

Litigation

EnergyConnect, its board of directors, JCI Holding and Merger Sub, are named as defendants in two putative class action lawsuits brought by alleged EnergyConnect shareholders challenging EnergyConnect’s proposed merger with JCI Holding. The shareholder actions were both filed in the Superior Court of California, Santa Clara County. The actions are called Jeff Puntney v. EnergyConnect Group, Inc., et al., filed March 9, 2011, Case No. 111-CV196058 and Wanda A. Huber v. EnergyConnect Group, Inc., et al., filed on or about March 14, 2011, Case No. 111-CV196265. A stipulation has been entered causing the two lawsuits to be consolidated with a new consolidated complaint to be filed within 14 days of EnergyConnect’s filing of proxy materials with the SEC. Both shareholder actions generally allege, among other things, that each member of the EnergyConnect board of directors breached his or her fiduciary duties to EnergyConnect shareholders by authorizing the sale of EnergyConnect to JCI Holding for consideration that does not maximize value to EnergyConnect shareholders and engineering the transaction to benefit themselves without regard to EnergyConnect’s shareholders. The complaints also allege that EnergyConnect, Johnson Controls, JCI Holding and Merger Sub aided and abetted the breaches of fiduciary duty allegedly committed by the members of the EnergyConnect board of directors. The shareholder actions seek equitable relief, including an injunction against consummating the merger on the agreed-upon terms.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. This summary of the merger agreement is qualified by reference to the full text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated herein by reference. The plan of merger, which summarizes the merger agreement, is attached to this proxy statement as Annex B, and is incorporated by reference into this proxy statement. The merger agreement has been included to provide you with information regarding its terms. EnergyConnect and JCI Holding urge you to read the full text of the merger agreement because it is the legal document that governs the merger. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement.

The Merger

Upon the terms and conditions set forth in the merger agreement, Merger Sub, a direct and wholly owned subsidiary of JCI Holding, will be merged with and into EnergyConnect. EnergyConnect will be the surviving corporation in the merger, and is referred to as New EnergyConnect.

Closing

The closing of the merger will take place on a date to be specified by the parties to the merger agreement, but that date will be no later than the third business day after satisfaction or waiver of the conditions set forth in the merger agreement (other than those conditions that by their nature will be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions at the closing).

Effective Time

On the closing date, the parties will file articles of merger with the Secretary of State of the State of Oregon. The merger will become effective when the articles of merger are filed and accepted by the Secretary of State of the State of Oregon or at a later time as agreed to by the parties and specified in the articles of merger. At the effective time of the merger, all the properties, rights, privileges, powers and franchises of EnergyConnect and Merger Sub will vest in New EnergyConnect, and all debts, liabilities and duties of EnergyConnect and Merger Sub will become those of New EnergyConnect.

Organizational Documents of New EnergyConnect

The articles of incorporation and bylaws of EnergyConnect will be amended at or prior to the effective time of the merger in the form attached to the merger agreement and, as amended, will be the articles of incorporation and bylaws of New EnergyConnect.

Directors and Officers of New EnergyConnect

The directors and officers of Merger Sub immediately prior to the effective time of the merger will be the directors and officers of New EnergyConnect immediately after the merger until their respective successors are appointed or their removal.

Effect of the Merger on the Capital Stock of the Parties

At the effective time of the merger:

•

Each issued and outstanding share of capital stock of Merger Sub will become one share of common stock of New EnergyConnect and will constitute the only outstanding shares of capital stock of New EnergyConnect.

•	Each issued and outstanding share of EnergyConnect common stock will be converted into the right to receive Twenty-two and 53/100 Cents ($.2253).

At the effective time of the merger, all shares of EnergyConnect common stock will no longer be outstanding, and each holder of a certificate which prior to the merger represented shares of EnergyConnect common stock will cease to have any rights under that certificate, except the right to receive Twenty-two and 53/100 Cents ($.2253) to which the holder is entitled under the merger agreement.

Exchange of Certificates

Prior to the effective time of the merger, EnergyConnect shall appoint a bank or trust company reasonably satisfactory to JCI Holding as paying agent. At or prior to the effective time of the merger, JCI Holding shall deposit or cause New EnergyConnect to deposit with the paying agent cash in an amount sufficient to pay the aggregate merger consideration required to be paid plus cash in an amount sufficient to pay the Option Consideration and the Warrant Consideration in accordance with this Agreement. New EnergyConnect and JCI Holding will cause the paying agent to utilize and comply with the payment procedures specified in the merger agreement.

At the close of business on the effective date of the merger, the stock transfer books of EnergyConnect will be closed and there will be no further registration of transfers on the stock transfer books of New EnergyConnect of the shares of EnergyConnect common stock that were outstanding before the effective time. If, at any time after the effective time of the merger, certificates representing shares of EnergyConnect common stock are presented to New EnergyConnect or the paying agent, they will be cancelled and exchanged as provided in the merger agreement.

If any certificate representing shares of EnergyConnect common stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person so claiming, and if required by New EnergyConnect, the posting of a bond, the paying agent will issue Twenty-two and 53/100 Cents ($.2253) per share.

Any portion of shares or cash deposited by JCI Holding with the paying agent remaining undistributed for six months after the effective time of the merger will be delivered to New EnergyConnect, and holders of EnergyConnect certificates must thereafter look only to New EnergyConnect for payment. If any merger consideration or cash would escheat to a governmental authority, it will become the property of New EnergyConnect. None of the parties, New EnergyConnect or the paying agent will be liable to any person for any merger consideration delivered to a public official pursuant to any law.

JCI Holding, New EnergyConnect and the paying agent may deduct and withhold amounts required under the Code from the consideration otherwise payable to a holder of shares of EnergyConnect common stock or options to purchase shares of EnergyConnect common stock.

EnergyConnect Stock Options, Restricted Stock and Restricted Stock Units

All options to purchase shares of EnergyConnect common stock (“EnergyConnect options”) outstanding immediately prior to the effective time of the merger shall become fully vested, and each such EnergyConnect option shall be cancelled, as of the effective time of the merger, in exchange for the right to receive an amount in cash (without interest and less any applicable withholding taxes) determined by multiplying (x) the excess (if any) of $0.2253 per share over the applicable exercise price per share of the option by (y) the number of shares subject to the option.

All EnergyConnect common stock and units representing the right to receive EnergyConnect common stock subject to contractual restrictions (“EnergyConnect restricted common stock”) outstanding immediately prior to the effective time of the merger, whether vested or unvested, will become fully vested, and all restrictions on such EnergyConnect restricted common stock will lapse, and such holders of EnergyConnect restricted common stock will be entitled to receive Twenty-two and 53/100 Cents ($.2253) per share.

At the closing of the merger, each equity compensation plan of EnergyConnect will terminate. After the effective time of the merger, no holder of EnergyConnect options or any participant in EnergyConnect’s equity compensation plans will have any right to acquire or receive any equity securities of New EnergyConnect.

Adjustments

If between the date of the merger agreement and the effective time of the merger, the outstanding shares of EnergyConnect have been changed into a different number by reason of a stock dividend, reclassification, recapitalization, split, combination or similar transaction, then the amount which is payable to each share of EnergyConnect common stock will be appropriately adjusted.

Certain Representations and Warranties

EnergyConnect has made certain representations and warranties to JCI Holding and Merger Sub regarding, among other things:

•	corporate matters, including due organization, good standing and requisite corporate power;

•	subsidiaries;

•	capitalization;

•

authority and power to execute the merger agreement, approval of the merger agreement by EnergyConnect’s board of directors, and the absence of conflicts with organizational documents, laws or contracts as a result of the merger;

•	required government approvals, filings, and consents;

•	compliance with applicable laws and possession of required permits;

•

the timely filing of required reports and other filings with the SEC and material compliance with securities laws since July 1, 2005, material compliance of financial statements as to form with securities laws and accounting standards, and maintenance of internal controls;

•	absence of certain changes or events since December 31, 2010;

•

absence of undisclosed liabilities other than those reflected on or reserved against in the consolidated balance sheet, incurred in the ordinary course of business since December 31, 2010, permitted by the merger agreement or liabilities which individually or in the aggregate would not be expected to have a material adverse effect on EnergyConnect;

•	absence of certain pending or threatened legal proceedings and judgments;

•	employee benefits and labor matters;

•	absence of untrue statements of material fact and omissions of material fact in information supplied for certain filings;

•	certain intellectual property related matters;

•	tax matters;

•	environmental matters;

•	matters with respect to certain material contracts;

•	title to, or leasehold interests in, certain properties;

•	insurance policies, claims arising from injuries to persons or property and warranties;

•	absence of certain interested party transactions;

•	use of brokers and other advisors;

•	opinion of financial advisor; and

•	absence of the applicability of state or federal antitakeover statutes to the merger.

Each of JCI Holding and Merger Sub has made certain representations and warranties to EnergyConnect regarding, among other things:

•	corporate matters, including due organization, good standing and requisite corporate power;

•	ownership of Merger Sub and no prior activities by Merger Sub;

•

authority and power to execute the merger agreement, approval of the merger agreement by the requisite corporate action on behalf of each, and the absence of conflicts with organizational documents, laws or contracts as a result of the merger;

•	required government approvals, filings, and consents;

•	absence of untrue statements of material fact and omissions of material fact in information supplied for certain filings;

•	absence of certain pending or threatened legal proceedings and judgments;

•	availability of sufficient funds at the closing necessary for the payment of the merger consideration;

•	no prior ownership of EnergyConnect’s capital stock by JCI Holding or the Merger Sub;

•	disclosure contracts with board of directors or management of EnergyConnect; and

•	use of brokers and other advisors.

Many of EnergyConnect’s representations and warranties are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect,” with respect to EnergyConnect and its subsidiaries, is defined to mean a material adverse effect on the condition (financial or otherwise), business, assets, liabilities, results of operations or financial condition of EnergyConnect and its subsidiaries, taken as a whole; provided, however, that none of the following will be deemed by itself or by themselves, either alone or in combination, to constitute a material adverse effect:

•

changes in the market price or trading volume of the securities of EnergyConnect (it being agreed that the facts giving rise to that change that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•	any change in conditions in the U.S. or global economy, as a whole;

•

any change resulting from changes in applicable laws except to the extent that EnergyConnect or any of its subsidiaries is disproportionately affected relative to other participants in the industries in with EnergyConnect and its subsidiaries participate;

•	any change in generally accepted accounting principles;

•

any change adversely affecting the industries in which EnergyConnect and its subsidiaries participate, except to the extent that EnergyConnect and any of its subsidiaries is disproportionately affected relative to other participants in such industries;

•

any adverse effect resulting from or arising out of the public announcement or pendency of the merger agreement and the merger, including the impact on relationships with customers, suppliers, vendors, lenders, investors or employees;

•	acts of war or terrorism;

•	earthquakes, hurricanes, tornadoes or other natural disasters;

•

changes in any analyst’s recommendation, any financial strength rating or any other recommendation or rating as to EnergyConnect or its subsidiaries (it being agreed that the facts giving rise to that change that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•

failure to meet any expected or projected financial or operating performance target announced or disclosed prior to the date of the merger agreement (it being agreed that the facts giving rise to that failure that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•	any litigation arising from allegations of a breach of fiduciary duty or other violations of law relating to the merger agreement or the merger;

•

failure to meet any internal or public projections, forecasts or estimates of revenues or earnings (it being agreed that the facts giving rise to that failure that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•	any action or omission by JCI Holding or any of its affiliates; or

•	any action taken by EnergyConnect in compliance with the merger agreement or at the request or with the consent of JCI Holding or the Merger Sub.

Notwithstanding the foregoing, a “material adverse effect” shall include the existence of any single event, condition, liability, obligation, encumbrance or any single breach of EnergyConnect’s representations and warranties that would reasonably be expected to cause EnergyConnect or any of its subsidiaries to incur a detriment, liability, diminution in value or other adverse financial consequence of at least $2,000,000, regardless of whether such event, condition, liability, obligation or encumbrance appeared or was referenced in any filings with the SEC; provided, however, in no event shall a lawsuit filed by EnergyConnect shareholders alleging a breach of fiduciary duty or other violation relating to the merger agreement or the merger, or the cost or effect of such lawsuit, be deemed to constitute a material adverse effect.

Shareholder Meeting

EnergyConnect agreed to establish a record date for, call, give notice of, convene and hold a special meeting of its shareholders for the purpose of obtaining shareholder approval of the merger agreement. The EnergyConnect board of directors agreed to recommend adoption and approval of the merger agreement and the plan of merger by EnergyConnect shareholders, except in certain circumstances regarding another takeover proposal. See “The Merger Agreement—Agreement Not to Solicit Other Offers” beginning on page      of this proxy statement.

Conduct of Business Prior to Closing

During the period from the date of the merger agreement until the effective time of the merger, EnergyConnect agreed to, and to cause its subsidiaries to:

•	conduct its businesses in the ordinary course; and

•	use commercially reasonable efforts to preserve its business organization and the goodwill of those having business relationships with it and retain its present employees.

During the same period and subject to certain exceptions, EnergyConnect further agreed not to, and not to permit its subsidiaries to:

•	amend it or its subsidiary’s organizational documents;

•

issue, sell, pledge, deliver, transfer, dispose of or encumber shares of its capital stock, voting securities or equity interests, or any securities convertible into or grants a right to the value of those types of shares or other agreements to purchase shares, provided that EnergyConnect may issues shares of its common stock pursuant to outstanding stock option, restricted stock and restricted stock unit agreements disclosed to JCI Holding, all of which were outstanding on the date of the merger agreement or upon the conversion of outstanding convertible securities; acquire shares of its own capital stock, voting securities, equity interests or agreements to acquire those types of shares; declare dividends; or reclassify shares of its capital stock;

•	acquire any entity or division or business of any entity or any assets or properties exceeding $50,000;

•

make capital expenditures in excess of $50,000 except those approved by our board of directors prior to the signing date of the merger agreement and within the aggregate amount of such capital expenditures category within EnergyConnect’s capital budget previously made available to JCI Holding;

•

sell, lease, license, encumber or otherwise dispose of or abandon or agree to the foregoing with respect to any assets or properties having a fair market value in excess of $50,000 other than sales in the ordinary course of business, pursuant to contracts in force as of the signing date of the merger agreement, obsolescence and certain new leases;

•	incur indebtedness or issue debt securities, other than indebtedness in the ordinary course of business and borrowings from a wholly owned subsidiary;

•	enter into, terminate or amend any material contract other than customer contracts entered into in the ordinary course of business consistent with past practice;

•	modify or change or fail to renew or permit to lapse any permit that would be material to EnergyConnect and its subsidiaries taken as a whole;

•

enter into any contract or arrangement that limits or otherwise restricts EnergyConnect or any of its subsidiaries or any successor from engaging or competing in any line or business or in any location;

•

increase or accelerate the compensation of any director, officer or employee (other than increases in the ordinary course of business not exceeding 5% of the base salary), make employer contributions to 401(k) plan, adopt, enter into or amend collective bargaining agreements, bonus, profit sharing, stock-based, deferred compensation, loan, retention, consulting, indemnification, severance or other similar plans or agreements or enter into any transaction with or on behalf of any officer, director or employee of EnergyConnect or its subsidiaries (except for payment of director’s fees and payment of compensation in the ordinary course of business), make officer title promotions or amend or take or omit to take any action with respect to existing arrangements that would result in additional tax payable under Section 409A of the Code;

•	terminate any Key Employee or announce or implement any reduction in force;

•	make changes in financial or tax accounting practices, except as required by U.S. GAAP or applicable law;

•	make elections or certain changes relating to taxes or tax returns;

•

pay or settle any litigation, proceeding, investigation, liabilities or obligations, other than those covered by insurance or involve only payment of monetary damages not in excess of $75,000 in the aggregate;

•

take any action that would result in any covenants of EnergyConnect or its subsidiaries under the merger agreement to be breached or any representation or warranties of EnergyConnect under the merger agreement to become untrue as of the effective time of the merger;

•	adopt a plan or agreement of liquidation, restructuring, merger or other reorganization;

•	permit any insurance policy naming EnergyConnect as beneficiary or loss payee to be cancelled or terminated, except in the ordinary course of business;

•	enter into any new line of business outside of the business being conducted by EnergyConnect and its subsidiaries on the signing date of the merger agreement; or

•	announce or agree to take any of the actions listed above.

During the same period and subject to certain exceptions, JCI Holding and the Merger Sub agreed not to:

•

take any action that could be expected to materially delay or impair the consummation of the merger or propose, announce or agree to any contract or otherwise make a commitment to take any such action.

Agreement Not to Solicit Other Offers

EnergyConnect agreed that it will, and will cause its subsidiaries and representatives to, immediately cease discussions conducted before the merger agreement with respect to a takeover proposal. EnergyConnect will not solicit takeover proposals, participate in discussions with third parties regarding takeover proposals or enter an agreement related to a takeover proposal; provided, however, that if EnergyConnect’s board of directors receives an unsolicited, written takeover proposal made after the date of the merger agreement, our board of directors may contact the entity to clarify the proposal so as to determine whether the proposal is reasonably likely to lead to a superior proposal, or if our board of directors determines after consultation with its representatives that such takeover proposal is or is reasonably likely to lead to a superior proposal, then EnergyConnect may (i) furnish information to the entity making the takeover proposal but only after entering a customary confidentiality agreement previously or concurrently furnished to JCI Holding, (ii) participate in discussions with the entity regarding the takeover proposal and (iii) following receipt of a superior proposal and subject to compliance with requirements set forth in the subsequent sentences, terminate the merger agreement. EnergyConnect is required to provide JCI Holding with at least five (5) business days notice of its intent to terminate the merger agreement, which notice shall attach the most recent draft of any agreement with respect to such superior proposal. Following the delivery of such notice, EnergyConnect must negotiate with JCI Holding during such five (5) day period to make adjustments to the merger agreement so that the superior proposal ceases to be a superior proposal. If after such five (5) day period, the superior proposal remains a superior proposal, EnergyConnect may terminate the merger agreement and pay JCI Holding the termination fee.

Except as permitted in the merger agreement, EnergyConnect’s board of directors may not (i) withdraw or modify its recommendation of the merger to the EnergyConnect shareholders or approve or recommend any takeover proposal or (ii) approve or recommend, or authorize EnergyConnect or any of its subsidiaries to enter into, any letter of intent, agreement in principle, merger, acquisition or other agreement related to a takeover proposal or that would require EnergyConnect to abandon the merger. However, our board of directors may withdraw its recommendation to adopt and approve the merger agreement to the shareholders or recommend a takeover proposal that is a superior proposal (after complying with the requirements described above) if it determines that the failure to do so would constitute a breach of its fiduciary duties under Oregon law and that neither EnergyConnect, any of its subsidiaries nor any of its representatives have breached its obligations described in this “Agreement Not to Solicit Other Offers” section.

EnergyConnect must promptly advise JCI Holding within 24 hours of receipt if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions are sought to be initiated or continued with, EnergyConnect in respect of any takeover proposal, and must, in any notice to JCI Holding, provide a copy of the proposal and indicate the identity of the person or entity making the proposal. Thereafter, EnergyConnect must keep JCI Holding fully informed of the status of any such takeover proposal and the status of any discussions or negotiations related thereto. EnergyConnect further agrees that neither it nor its subsidiaries shall enter into any confidentiality agreement with any person or entity subsequent to the signing date of the merger agreement which prohibits EnergyConnect from providing such information to JCI Holding. EnergyConnect shall promptly notify JCI Holding if its board of directors determines that a takeover proposal is a superior proposal.

As used in the merger agreement, “takeover proposal” means any proposal or offer from any person or entity relating to, whether in one transaction or a series of related transactions, any (a) merger, consolidation or similar transaction involving EnergyConnect or any of its subsidiaries that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X, but substituting 15% for references to 10% therein), (b) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange or any similar transaction, of any assets of EnergyConnect or any of its subsidiaries representing 15% or more of the consolidated assets of EnergyConnect and its subsidiaries, (c) issuance, sale or other disposition by EnergyConnect of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into such securities) representing 15% or more of the outstanding voting interests in EnergyConnect or any of its subsidiaries, (d) tender offer or exchange offer in which any person, entity or “group” (as such term is defined under the Exchange Act) offers to acquire beneficial ownership, or the right to acquire beneficial ownership, of 15% or more of the outstanding EnergyConnect common stock, or (e) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that “takeover proposal” shall not include (i) the merger or any of the other transactions contemplated by the merger agreement or (ii) any merger, consolidation, business combination, share exchange, reorganization, recapitalization or similar transaction solely among EnergyConnect and one or more of its subsidiaries or among its subsidiaries.

“Superior proposal” means a bona fide written takeover proposal made by a person or entity that on its terms the board of directors of EnergyConnect determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation, such as its current financial advisor and legal advisors) to be more favorable to the shareholders of EnergyConnect from a financial point of view than the transactions contemplated by the merger agreement, including the merger, taking into account all relevant aspects of such offer (in comparison with the terms of the merger agreement and any revised offer by JCI Holding), including financial considerations (including additional transaction costs and the effect of the payment of the termination fee, expenses or amounts payable hereunder) and the likelihood that the proposed transaction would be consummated substantially in accordance with its terms (taking into account all financing, regulatory, legal and other aspects of the proposal); provided, however¸ for purposes of this definition of “superior proposal,” the term takeover proposal shall have the meaning described above, except that references to “15%” shall be replaced by “50%.”

Agreement to Use Reasonable Best Efforts

The parties agreed to use reasonable best efforts to promptly take all actions necessary to cause the conditions to closing to be satisfied as promptly as practicable and to consummate the transactions contemplated by the merger agreement, including preparing and filing all documentation to effect necessary filings, notices, petitions, statements and other documents. The parties also agreed to use reasonable best efforts to promptly obtain approvals, consents, registrations, permits and authorizations from any governmental authority or third party necessary to consummate the merger. EnergyConnect shall not, and shall not permit any of its subsidiaries to, pay any consent fee, waive any material rights, materially amend the terms of any contract or agree to hold separate or dispose of any assets or make any material changes to the operations or business of EnergyConnect or JCI Holding or any of their respective affiliates or commit to do so, in connection with obtaining consent of any governmental authority or third party, without the prior written consent of JCI Holding in its sole discretion.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements relating to, among other things:

Access to Information; Confidentiality. EnergyConnect will give JCI Holding and its representatives reasonable access to EnergyConnect and its subsidiaries’ officers, employees, agents, properties, offices, plants and other facilities, books and records of EnergyConnect and its subsidiaries, and all other financial, operating and other data and information as JCI Holding may reasonably request. The parties agreed to keep any information obtained in connection with these covenants confidential.

Employee Benefits and Compensation. The parties agreed that compensation or benefits for employees and directors of EnergyConnect and its subsidiaries will be handled prior to and after the effective time of the merger in the manner set forth in the merger agreement. Johnson Controls will credit each employee of EnergyConnect with his or her years of service with EnergyConnect served prior to the merger for purposes of eligibility (including, without limitation, initial participation and eligibility for current benefits) and vesting under any qualified defined contribution retirement plans maintained by Johnson Controls in which employees are eligible to participate and for eligibility purposes, under any welfare benefit plans (except for participation in any retiree welfare benefit plan), “cafeteria plans” and similar arrangements maintained by Johnson Controls; provided no employee will be eligible to participate in any qualified defined benefit plan or retiree welfare benefit plan sponsored by Johnson Controls.

Section 16 Matters. EnergyConnect and JCI Holding agreed to take all steps reasonably requested by a party to cause dispositions of EnergyConnect’s equity securities pursuant to the merger agreement by any director or officer of EnergyConnect to be exempt under Rule 16b-3 of the Exchange Act promulgated by the SEC.

Indemnification and Insurance. For 6 years after the effective time of the merger, New EnergyConnect will indemnify the individuals who were directors or officers of EnergyConnect prior to the merger with respect to their acts or omissions as directors or officers to the fullest extent required by EnergyConnect’s organizational documents and permitted by law.

Prior to the merger’s effective time, EnergyConnect will purchase a “run-on” directors’ and officers’ liability insurance policy for 6 years after the merger, for the benefit of persons covered by EnergyConnect’s policy at the effective time and providing comparable levels of coverage. Such insurance must provide coverage with respect to matters occurring prior to the effective time of the merger that is at least equal to the coverage provided under EnergyConnect’s current directors’ and officers’ liability insurance policies.

If JCI Holding or New EnergyConnect consolidates or merges and is not the surviving corporation or transfers substantially all of its assets, proper provisions must be made so that successors and assigns of JCI Holding or New EnergyConnect will assume the indemnification and insurance obligations in the merger agreement.

Indemnification rights under the merger agreement are in addition to rights under EnergyConnect’s organizational documents, applicable law, or other agreements. Persons to whom the indemnity provisions apply are third party beneficiaries of the merger agreement and the indemnity provisions survive the merger.

Public Announcements. JCI Holding and EnergyConnect agreed that the initial press release with respect to the execution of the merger agreement will be a joint press release to be agreed upon by both parties. Thereafter, JCI Holding and EnergyConnect agreed not to issue any public announcement with respect to the merger without the prior consent of the other party, except as required by law, in which case the party proposing to make the release shall use its commercially reasonable efforts to allow the other parties reasonable time to comment on such release in advance of such issuance.

Notification of Certain Matters. EnergyConnect and JCI Holding agreed to give prompt notice to the other after such party becomes aware of (i) occurrence or non-occurrence of any event or (ii) the failure of such party to comply with any covenant or agreement in the merger agreement, in either case individually or in the aggregate would reasonably be expected to cause any condition to the obligation of any party to effect the merger not to be satisfied. EnergyConnect and JCI Holding further agreed to give prompt notice to the other party of (i) communications received from governmental authorities in connection with the merger or from any person or entity alleging its consent is required for the transaction and (ii) proceedings commenced or threatened relating to the merger. The delivery of notice under this covenant will not (i) cure a breach of other provisions of the merger agreement or limit the remedies available to the party receiving notice, (ii) cause the conditions described in the section below titled “Conditions to Complete the Merger” to be satisfied, (iii) deemed an admission that any conditions in described in the section below titled “Conditions to Complete the Merger” is not or will not be satisfied, or (iv) be deemed an admission that there has been any material adverse effect.

Warrants; Notice to Warrant and Option Holders. EnergyConnect will take all actions necessary to ensure that at the effective time of the merger, all warrants exercisable for EnergyConnect’s common stock will be cancelled. Prior to the effective time of the merger, EnergyConnect will deliver appropriate notices to holders of options and warrants exercisable for EnergyConnect’s common stock, setting forth such holders’ right under the merger agreement. EnergyConnect will take all actions necessary prior to the effective time of the merger to terminate all incentive plans of EnergyConnect so that at and after the effective time of the merger, no employee, director, consultant or other person shall have any option to purchase or right to receive any options exercisable for EnergyConnect’s common stock.

State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute is, or may become, applicable to the merger, the parties shall use commercially reasonable efforts to (i) take actions reasonably necessary so the merger may be consummated as promptly as practicable and (ii) otherwise take all such actions reasonably necessary to eliminate or minimize the effects of any such statute.

Conditions to Complete the Merger

JCI Holding’s, Merger Sub’s, and EnergyConnect’s obligation to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	approval of the merger by a majority of EnergyConnect’s common shareholders entitled to vote on the merger;

•	absence of any law, injunction, judgment or ruling prohibiting the merger;

•	the accuracy of the representations and warranties of each party;

•	performance, in all material respects, of all obligations and compliance with, in all material respects, agreements and covenants to be performed or complied with by each party; and

•	each party having received a certificate from the party stating that conditions to the obligation of such party to consummate the merger have been satisfied.

JCI Holding’s and Merger Sub’s obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	there has not been, and no event or circumstances shall have occurred that would reasonably be expect to result in, a material adverse effect on EnergyConnect;

•	EnergyConnect having obtained cancellation acknowledgments from holders of certain warrants or such warrants having expired; and

•

consents having been obtained from EnergyConnect’s lender, any utility, independent system operator or market regulator whose approval is required by contract or applicable law, and the U.S. Federal Energy Regulatory Commission.

EnergyConnect, JCI Holding or Merger Sub may not rely on the failure of the above conditions to EnergyConnect’s obligations to be satisfied if the failure was caused by that party’s failure to use reasonable best efforts to consummate the merger.

Termination of the Merger Agreement

EnergyConnect and JCI Holding may terminate the merger agreement by mutual written consent.

In addition, either EnergyConnect or JCI Holding may terminate the merger agreement under the following circumstances:

•

if the merger has not been consummated on or before August 2, 2011, unless extended by agreement of the parties; provided, however, that a party cannot terminate the merger agreement if the failure to close by that date was primarily due to the party’s failure perform its obligations under the merger agreement;

•

if any law, injunction, judgment or ruling prohibiting the merger is in effect, final and nonappealable; provided, however, that a party cannot terminate the merger agreement if that situation was primarily due to the party’s failure to perform its obligations under the merger agreement; or

•

if the approval of EnergyConnect shareholders has not been obtained; provided, however, that EnergyConnect’s right to terminate the merger agreement will not be available if that party failed to comply with its obligations described in the section titled “Agreement Not to Solicit Other Offers” set forth above in this summary of the merger agreement.

JCI Holding may also terminate the merger agreement under the following circumstances:

•

if EnergyConnect’s board of directors (i) withdraws or modifies its recommendation of the merger to the EnergyConnect shareholders or approves or recommends any takeover proposal or (ii) approves or recommends, or authorizes EnergyConnect or any of its subsidiaries to enter into, any letter of intent, agreement in principle, merger, acquisition or other agreement related to a takeover proposal or that would require EnergyConnect to abandon the merger; or

•

if EnergyConnect or any of its subsidiaries has breached any of its representations, warranties or agreements in the merger agreement, which breach (i) would give rise to the failure of a condition in the merger agreement and (ii) cannot be cured, or is not cured, prior to the earlier of August 2, 2011 or within 10 business days of receipt of written notice from JCI Holding.

EnergyConnect may terminate the merger agreement under the following circumstances:

•

if (i) EnergyConnect receives a takeover proposal that is a superior proposal, (ii) EnergyConnect is in compliance in all material respects with its obligations described in the section titled “Agreement Not to Solicit Other Offers” set forth above in this summary of the merger agreement, (iii) EnergyConnect has given JCI Holding 5 business days prior written notice of its intention to terminate the merger agreement, which notice shall attach the most recent draft of any agreement with respect to the superior proposal, (iv) the takeover proposal referred to above continues to constitute a superior proposal after taking into account any revised proposal made by JCI Holding and (v) EnergyConnect pays the termination fee (as described below); or

•

if JCI Holding has breached any of its representations, warranties or agreements in the merger agreement, which breach (i) would give rise to the failure of a condition in the merger agreement and (ii) and cannot be cured, or is not cured, prior to the earlier of August 2, 2011 or within 10 business days of receipt of written notice from EnergyConnect.

Effect of Termination

If the merger agreement is terminated, the terminating party must give written notice to the other parties. Upon such notice, the merger agreement will become null and void, except for certain provisions, including covenants regarding access to information, termination fee and other miscellaneous provisions. Nothing will relieve a party from liability for any breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement prior to the termination.

Termination Fee

EnergyConnect must pay JCI Holding a termination fee of $1.6 million if:

•

EnergyConnect terminates the merger agreement because it received a superior proposal, the board of directors resolved to accept the superior proposal, EnergyConnect gave JCI Holding notice of its intent to terminate, the takeover proposal continues to be more favorable after any revised proposal made by JCI Holding, and the board of directors concludes failure to accept the superior proposal would result in a breach of its fiduciary duties;

•

JCI Holding terminates the merger agreement because EnergyConnect has breached any of its covenant or agreement set forth in the merger agreement or if any representation or warranty of EnergyConnect shall have been untrue when made or shall have become untrue, in either case such that the conditions to complete the merger set forth in the merger agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and the breach is not cured, and EnergyConnect enters into an agreement contemplated by a takeover proposal within 12 months;

•

The merger agreement is terminated because the merger was not consummated on or before August 2, 2011 due to EnergyConnect having breached its representations and warranties or having failed to fulfill its obligations under the merger agreement and such breach or failure materially contributed to the failure of the effective time of the merger to occur on or before August 2, 2011, and EnergyConnect enters into an agreement contemplated by a takeover proposal within 12 months;

•

EnergyConnect or its shareholders received a takeover proposal and thereafter the merger agreement is terminated by EnergyConnect or JCI Holding because the requisite approval of EnergyConnect’s shareholders was not obtained, and EnergyConnect enters into an agreement contemplated by a takeover proposal within 12 months; or

•

EnergyConnect or its shareholders received a takeover proposal and thereafter JCI Holding terminates the merger agreement because EnergyConnect’s board of directors withdraws or publicly proposes to withdraw the approval, recommendation or declaration of advisability of the merger and the merger agreement or recommends, adopts or approves or proposes publicly to recommend, adopt or approve any takeover proposal.

The time by which a termination payment must be made depends upon which provision above requires the termination payment be made, as specified in the merger agreement. Any termination payment must be made by wire transfer of immediately available funds to an account designated by JCI Holding. The right of JCI Holding to receive the termination fee shall constitute each of JCI Holding and the Merger Sub’s sole and exclusive remedy for the termination of the merger agreement regardless of the circumstances giving rise to such termination; provided, however, that if EnergyConnect breaches its covenants described in the section titled “Agreement Not to Solicit Other Offers” set forth above in this summary of the merger agreement, JCI Holding shall be entitled to recover its actual damages caused by such breach in excess of the termination fee.

Survival, Amendment, Extension and Waiver of the Merger Agreement

The representations and warranties in the merger agreement will terminate at the effective time of the merger.

At any time prior to the effective time of the merger, the merger agreement can be amended by written agreement of the parties; provided, however, that after the approval of the transactions contemplated by the merger agreement by EnergyConnect’s shareholders, there can be no amendment which would require further approvals by the shareholders without the approval of the shareholders if required by law.

At any time prior to the effective time of the merger, any party may waive inaccuracies in the representations and warranties of another party, extend the time for the performance of the obligations of another party or waive compliance by the other party with any of the agreements contained in the merger agreement. However, no failure or delay by EnergyConnect, JCI Holding or Merger Sub in exercising any right will operate as a waiver of that right or any other right under the merger agreement. Any agreement by a party to an extension or waiver must be in writing signed by that party.

Assignment

The merger agreement cannot be assigned by any of the parties without the prior written consent of the other parties, except that JCI Holding and Merger Sub may assign rights and obligations to any affiliate. The merger agreement will be binding upon the parties and their respective successors and permitted assigns.

Governing Law; Jurisdiction; Waiver of Jury Trial; Specific Enforcement

The merger agreement and all claims or causes of action that may be based upon the agreement will be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of Delaware. Any suit must be brought in the courts of the State of Delaware or any court of the United States located in the State of Delaware. The parties waive the right to trial by jury. The parties will be entitled to an injunction to prevent breaches of the merger agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 18, 2011 as to (i) each person who is known by us to own beneficially more than 5% of the outstanding shares of any class of our common or preferred stock, (ii) each of our directors, (iii) each of the named executive officers of EnergyConnect and (iv) all directors and executive officers as a group. Except as otherwise noted, we believe the persons listed below have sole investment and voting power with respect to the common stock owned by them.

Unless otherwise indicated in the table, the address of each individual listed in the table is c/o EnergyConnect Group, Inc., 901 Campisi Way, Suite 260, Campbell, CA 95008.

	Shares Beneficially Owned
	Number(1)	Percent(2)
5% Stockholders
Aequitas Management, LLC(3)	40,086,557	30.0%
Aequitas Holdings, LLC(3)	40,086,557	30.0%
Aequitas Capital Management, Inc.(3)	40,086,557	30.0%
Aequitas Commercial Finance, LLC(4)	39,818,611	29.8%
Care Payment, LLC(4)	18,750,000	14.0%
Brecken Capital LLC(5)	7,284,579	5.4%
Rodney M. Boucher(6)	8,099,154	6.0%

Executive Officers and Directors:
Rodney M. Boucher(6)	8,099,154	6.0%
Kevin R. Evans(7)	3,291,666	2.4%
John P. Stremel(8)	948,435	*
William F. Munger(9)	655,060	*
Richard J. Quattrini(10)	621,826	*
D. Jay Crookston(11)	577,083	*
Gary D. Conley(12)	557,812	*
John P. Metcalf(13)	524,895	*
Kurt E. Yeager(14)	422,604	*
N. Beth Emery	200,000	*
Thomas Reiter	100,000	*
Andrew N. MacRitchie(15)	-0-	*
All directors and executive officers as a group (12 persons)(16)	15,998,535	11.4%

*	Less than 1%
(1)	Shares which the person or group has the right to acquire within 60 days after March 18, 2011 are deemed to be outstanding in calculating the share ownership of the person or group. Beneficial ownership calculations for 5% stockholders are based on the most recently publicly-filed Schedule 13D’s or 13G’s, which 5% stockholders are required to file with the SEC and which generally set forth their ownership interests, as amended for known changes such as warrant expiration.
(2)	Percentage is based on 133,820,765 shares of common stock outstanding as of March 18, 2011. Shares to which the person or group has the right to acquire within 60 days after March 18, 2011 are deemed to be outstanding in calculating the share ownership of the person or group but are not deemed to be outstanding as to any other person or group.
(3)

The shares “beneficially owned” by Aequitas Management, LLC, Aequitas Holdings, LLC and Aequitas Capital Management, Inc. are shown in the table above as reported on a Schedule 13D filed by the holders with the SEC on September 8, 2010. Each of such holders is deemed to share voting or dispositive control over the same shares, so they are each shown in the table above as the beneficial owners of the same shares. In addition, each of them is deemed to be the beneficial holder of 400,000 shares held by Christenson Leasing Company, LLC and of 18,750,000 shares held by Care Payment, LLC, as well as all of the shares held by Aequitas Commercial Finance, LLC (which include these holdings), so the 40,086,557 shares reported for each of them includes the 39,818,611 shares shown as beneficially owned by Aequitas Commercial Finance, LLC and the 18,750,000 shares beneficially owned by Care Payment, LLC. The Company is also aware of certain other individuals and entities that may not fall within the “beneficial ownership” rules, but that the Company believes are generally business associates of or are otherwise affiliated with Aequitas Management, LLC as follows: CEAC, Inc. is the record holder of 4,328,017 shares, JMW Capital Partners, Inc. is the record holder of 45,455 shares, JW Assurance is the record holder of 3,159 shares, the Jesenik family are record holders of 42,252 shares. In addition, based on previous 13D’s filed by Aequitas Management, LLC and its affiliates, the Company believes that an additional 6,614,576 shares are beneficially owned by Robert J. Jesenik, the Chief Executive Officer of Aequitas Capital Management, Inc. In conversations between representatives of Aequitas Management, LLC and members of the Company’s Board of Directors and management team, Aequitas Management, LLC has indicated verbally that the percentage of outstanding shares aligned with Aequitas Management, LLC may be closer to 37% or even as much as 50%. The Company, however, has not been able to fully reconcile the holdings of these individuals and entities associated with Aequitas Management, LLC. The address of Aequitas Management, LLC, Aequitas Holdings, LLC and Aequitas Capital Management, Inc. is 5300 Meadows Road, Suite 400, Lake Oswego, Oregon 97035.

(4)	Voting and investment power over all 39,418,611 shares is shared with Aequitas Management, LLC, Aequitas Holdings, LLC and Aequitas Capital Management, Inc. (see also footnote 3 in this section). In addition, Aequitas Commercial Finance, LLC is deemed to be the beneficial holder of 400,000 shares held by Christenson Leasing Company, LLC and of 18,750,000 shares held by Care Payment, LLC, so the 39,418,611 shares reported includes the 18,750,000 shares shown as beneficially owned by Care Payment, LLC. The address of Aequitas Commercial Finance, LLC and Care Payment, LLC is 5300 Meadows Road, Suite 400, Lake Oswego, Oregon 97035.
(5)	Includes 250,000 shares of common stock owned by Leonard Brecken, 500,000 shares of common stock issuable upon the exercise of currently exercisable warrants, and 125,000 shares of common stock issuable upon the exercise of currently exercisable warrants owned by Leonard Brecken, who has voting control and investment power over the securities owned by Brecken Capital LLC. Their address is 346 Hartshorn Drive, Short Hills, New Jersey 07078.
(6)	Includes 37,500 shares of common stock issuable upon the exercise of currently exercisable warrants.
(7)	Includes 375,000 shares of common stock issuable upon vesting of restricted stock units within 60 days and 2,916,666 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.
(8)	Includes 62,500 shares of common stock issuable upon vesting of restricted stock units within 60 days, 12,500 shares of common stock issuable upon the exercise of currently exercisable warrants and 637,935 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.
(9)	Includes 62,500 shares of common stock issuable upon vesting of restricted stock units within 60 days, 7,500 shares of common stock issuable upon the exercise of currently exercisable warrants and 553,442 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.
(10)	Includes 62,500 shares of common stock issuable upon vesting of restricted stock units within 60 days and 559,326 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.
(11)	Includes 62,500 shares of common stock issuable upon vesting of restricted stock units within 60 days and 514,583 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.
(12)	Includes 6,250 shares of common stock issuable upon the exercise of currently exercisable warrants and 189,062 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.
(13)	Includes 31,250 shares of common stock issuable upon the exercise of currently exercisable warrants and 131,145 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.
(14)	Includes 122,604 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.

(15)	Andrew N. MacRitchie does not beneficially own any shares of EnergyConnect. As previously stated in Section “Background of the Merger” (page 14) Mr. MacRitchie is the Executive Vice President of Aequitas Capital Management, LLC. See footnotes 3 and 4 in this section re Aequitas holdings.
(16)	Includes 625,000 shares of common stock issuable upon the vesting of restricted stock units vesting within 60 days, 95,000 shares of common stock issuable upon the exercise of currently exercisable warrants, and 5,624,763 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.

Annex A

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

ENERGYCONNECT GROUP, INC.,

JOHNSON CONTROLS HOLDING COMPANY, INC.

and

EUREKA, INC.

Dated as of March 2, 2011

***	Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

Page

10.10.	Waiver of Jury Trial	A-53

10.11.	Headings	A-53

10.12.	Counterparts	A-53

10.13.	Waiver	A-53

Exhibit A	Form of Articles of Incorporation of the Surviving Corporation
Exhibit B	Form of Bylaws of the Surviving Corporation
Exhibit C	Employee Benefit Matters

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 2, 2011, by and among EnergyConnect Group, Inc., an Oregon corporation (the “Company”), Johnson Controls Holding Company, Inc., a Delaware corporation (“Parent”), and Eureka, Inc., an Oregon corporation and wholly owned Subsidiary of Parent (“Merger Sub” and, together with Parent, the “Buyer Parties”).

WHEREAS, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent in accordance with the Corporations Code, on the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and its shareholders, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the transactions contemplated hereby, including the Merger, and (iii) adopted resolutions recommending that the shareholders of the Company adopt this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, the board of directors of Merger Sub has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of Merger Sub and its shareholders and (ii) adopted resolutions approving and declaring the advisability of this Agreement and the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

SECTION I. DEFINITIONS

1.01. Definitions.

(a) For purposes of this Agreement:

“Action” means any claim, action, suit, complaint, criminal prosecution, proceeding, arbitration, mediation, inquiry, investigation, hearing or administrative or other proceeding.

“Affiliate” of a specified person means another person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified person.

“beneficial owner” or “beneficial ownership”, with respect to any Company Common Shares, has the meaning ascribed to such term under Rule 13d-3(a) promulgated under the Exchange Act.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in San Francisco, California.

“Code” means the Internal Revenue Code of 1986.

“Company Acquisition Proposal” means any proposal or offer from any Person relating to, whether in one transaction or a series of related transactions, any (a) merger, consolidation or similar transaction involving the Company or any Company Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X, but substituting 15% for references to 10% therein), (b) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange or any similar transaction, of any assets of the Company or any Company Subsidiary representing 15% or more of the consolidated assets of the Company and the Company Subsidiaries, (c) issuance, sale or other disposition by the Company of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into such securities) representing 15% or more of the outstanding voting interests in the Company or any Company Subsidiary, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) offers to acquire beneficial ownership, or the right to acquire beneficial ownership, of 15% or more of the outstanding Company Common Shares, or (e) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Company Acquisition Proposal” shall not include (i) the Merger or any of the other transactions contemplated by this Agreement or (ii) any merger, consolidation, business combination, share exchange, reorganization, recapitalization or similar transaction solely among the Company and one or more Company Subsidiaries or among Company Subsidiaries.

“Company Bylaws” means the Bylaws of the Company and all amendments thereto, as in effect immediately prior to the Effective Time.

“Company Charter” means the Amended and Restated Articles of Incorporation of the Company and all amendments thereto, as in effect immediately prior to the Effective Time.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Restricted Stock” means Company Common Shares or units representing Company Common Shares or a cash equivalent subject to vesting or other lapse restrictions granted under an Incentive Plan or otherwise issued by the Company and held by a participant or former participant in such Incentive Plan.

“Company Stock Option” means an option to purchase Company Common Shares issued pursuant to any Incentive Plan or otherwise issued by the Company.

“Company Superior Proposal” means a bona fide written Company Acquisition Proposal made by a Person that on its terms the Company Board determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation, such as its current financial advisor and legal advisors) to be more favorable to the Company Shareholders from a financial point of view than the transactions contemplated by the Agreement, including the Merger, taking into account all relevant aspects of such offer (in comparison with the terms of the Agreement and any revised offer by Parent), including financial considerations (including additional transaction costs and the effect of the payment of the Termination Fee, expenses or amounts payable hereunder) and the likelihood that the proposed transaction would be consummated substantially in accordance with its terms (taking into account all financing, regulatory, legal and other aspects of the proposal); provided, however, for purposes of this definition of “Company Superior Proposal,” the term Company Acquisition Proposal shall have the meaning assigned to such term herein, except that references to “15%” in such definition shall be replaced by “50%.”

“Consent” means agreements, from the parties to those Contracts which by their terms (i) terminate, (ii) are modified, (iii) have payments or other obligations which may arise or be accelerated, or (iv) specifically require consent of another Person, upon consummation of one or more of the transactions contemplated by the Agreement, including the Merger, which agreements consent to the transactions contemplated by the Agreement without any amendment, modification or termination of, or additional payments under, the Contract.

“Contract” means all oral and written contracts, agreements, leases, licenses, instruments, bids, quotations, obligations, guarantees, orders, purchase orders, proposals or undertaking that are legally binding.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“Corporations Code” means Chapter 60 of the Oregon Revised Statutes.

“Environmental Law” means any Law relating to the environment or natural resources, or to the safety or health of human beings or other living organisms (with respect to exposure to Hazardous Substances), including, without limitation, the manufacture, distribution in commerce and presence, use or Release of Hazardous Substances.

“Exchange Act” means the Securities Exchange Act of 1934.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any foreign or domestic federal, state, provincial, municipal or local government, or political subdivision thereof, or any governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (or any department, bureau or division thereof) or any other Person responsible for establishing standards, regulations or rules in the demand response market and in the market for wholesale sales of electric energy, capacity and related products.

“Hazardous Substances” means any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, radioactive material, or other compound, element, material or substance in any form whatsoever (including products) regulated, restricted or addressed by or under any applicable Environmental Law.

“Incentive Plans” means all employee, non-employee, director or executive compensation plans or arrangements of the Company, including, but not limited to, the Restated 2004 Stock Incentive Plan and the Restated 1995 Stock Incentive Plan (Restated as of May 11, 1998) and any and all other compensation plans or arrangements that provide for an option to purchase Company Common Shares or an obligation to issue Company Common Shares or units representing Company Common Shares or a cash equivalent that are subject to vesting or other lapse in restrictions.

“Intellectual Property” means (a) patents, patent applications and invention registrations of any type, (b) trademarks, service marks, trade dress, logos, trade names, domain names, corporate names and other source identifiers, and registrations and applications for registration thereof, (c) copyrightable works, including Software, copyrights, and registrations and applications for registration thereof and (d) confidential and proprietary information, including trade secrets and know-how.

“IRS” means the Internal Revenue Service.

“Key Employee” shall mean [***].

“knowledge of the Company,” “knowledge,” “Knowledge of the Company,” or “Knowledge” when used in reference to the Company means those facts or matters that are actually known by [***] after a good faith review of the files of the Company and each Company Subsidiary that such individuals determined in good faith were necessary for the Company to be able to make truthfully its representations and warranties set forth in this Agreement with respect to such fact or matter. In conducting such good faith review of the files of the Company and each Company Subsidiary, neither [***] shall be required to consult with other employees of the Company.

“Law” means any federal, state, provincial, municipal, county, local, foreign or other administrative statute, constitution, law, common law, ordinance, regulation, rule, requirement, standard, permit, authorization, treaty code, executive order, injunction, judgment, decree or other order.

“Liens” means, with respect to any asset (including any security), any mortgage, title defects or objections, claim, lien, pledge, charge, security interest or encumbrance of any kind or nature in respect of such asset.

*** Confidential Treatment Requested

“Material Adverse Effect” means, with respect to the Company and any Company Subsidiary, an effect, event, development or change (each, an “Effect”) that, when considered individually or together with all other Effects, is materially adverse to the business, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, or the ability of the parties to consummate the transactions contemplated herein; provided, however, that in no event, shall any of the following Effects be deemed to constitute, or be taken into account in determining whether there has been a “Material Adverse Effect” hereunder: (a) changes in the market price or trading volume of Company Common Shares (provided that the exception in this clause shall not prevent or otherwise affect a determination that any Effect underlying such change has resulted in, or contributed to, a Company Material Adverse Effect), (b) changes in conditions in the U.S. or global economy, as a whole, (c) changes in applicable Law (including Laws governing or relating to demand response or energy resellers), rules or regulations or any interpretation of the foregoing (except to the extent the Company or such Company Subsidiary is disproportionately affected relative to other participants in the industries in which the Company or such Company Subsidiary participates), (d) changes in GAAP, (e) changes adversely affecting the industries in which the Company or any Company Subsidiary participate (except to the extent that the Company or such Company Subsidiary is disproportionately affected relative to other participants in such industries), (f) the public announcement or pendency of this Agreement or the transactions contemplated by this Agreement, including the impact thereof on relationships with customers, suppliers, vendors, lenders, investors or employees, (g) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (h) earthquakes, hurricanes, floods, or other natural disasters, (i) changes in any analyst’s recommendation, any financial strength rating or any other recommendation or rating as to the Company or any Company Subsidiary (including, in and of itself, any failure to meet analyst projections) (provided that the exception in this clause shall not prevent or otherwise affect a determination that any Effect underlying such change has resulted in, or contributed to, a Material Adverse Effect) (j) the failure, in and of itself, of the Company to meet any expected or projected financial or operating performance target announced or disclosed prior to the date of this Agreement, as well as any change, in and of itself, by the Company in any expected or projected financial or operating performance target as compared with any target announced or disclosed prior to the date of this Agreement (provided that the exception in this clause shall not prevent or otherwise affect a determination that any Effect underlying such failure or change has resulted in, or contributed to, a Material Adverse Effect), (k) any Action arising from allegations of a breach of fiduciary duty or other violation of Law relating to this Agreement or the transactions contemplated by this Agreement, (l) the failure of the Company to meet any internal or public projections, forecasts or estimates of revenues or earnings (provided that the exception in this clause shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, a Material Adverse Effect) (m) (1) any action by Parent or any of its Affiliates or (2) the omission of an action that was required to be, or reasonably should have been, taken by Parent or any of its Affiliates or (n) any action taken by the Company in compliance with the terms and conditions of this Agreement or at the request or with the consent of any of the Buyer Parties. For the avoidance of doubt and notwithstanding the foregoing, a Material Adverse Effect, when used with respect to the Company or any Company Subsidiary, includes the existence of any single event, condition, liability, obligation, encumbrance or any single breach of SECTION IV that would reasonably be expected to cause the Company or any Company Subsidiary to incur a detriment, liability, diminution in value or other adverse financial consequence of at least $2,000,000, regardless of whether such event, condition, liability, obligation or encumbrance appeared or was referenced in any Company SEC Report; provided however, that in no event shall a lawsuit filed by shareholders of the Company alleging a breach of fiduciary duty or other violation of Law relating to this Agreement or the transactions contemplated hereby, or the cost or effects thereof, be deemed to constitute a Material Adverse Effect within the meaning of the foregoing sentence.

“Other Filings” means any document, other than the Proxy Statement, to be filed with the SEC in connection with this Agreement.

“Order” means any award, decision, decree, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by, or any Contract entered into with, any court, administrative agency or any other Governmental Authority or arbitrator.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, bylaws, articles of organization, certificate of formation, partnership agreement, limited liability company agreement, formation agreement and other similar organizational documents of such entity (in each case, as amended through the Effective Time).

“Parent Material Adverse Effect” means any effect, event, development or change that would prevent, or materially hinder or delay, Parent or Merger Sub from consummating the Merger or any of the other transactions contemplated by this Agreement.

“Permitted Liens” means (a) Liens for Taxes and other governmental charges and assessments not yet delinquent and Liens for Taxes and other governmental charges and assessments being contested in good faith and by appropriate Action, (b) inchoate mechanics’ and materialmen’s Liens for construction in progress arising or incurred in the ordinary course of business if the underlying obligations are not past due, (c) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any Company Subsidiary if the underlying obligations are not past due, (d) interests of a landlord under a lease or a licensor under a license, and (e) other Liens that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien, in each case of clauses (a) through (e), that would not be expected to result in a Material Adverse Effect.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, unincorporated organization, trust, association, other entity or Governmental Authority.

“Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge or emission.

“Securities Act” means the Securities Act of 1933.

“Software” means any computer software programs, source code, object code, data and documentation relating thereto.

“Subsidiary” or “Subsidiaries” of any Person means another Person in which such Person (either alone or through or together with any other Subsidiary of such Person) (a) is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company), (b) is entitled to elect at least a majority of the board of directors, board of managers or similar governing body or (c) owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, equity securities, profits interest or capital interest.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax or tariff of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Voting Debt” shall mean bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests in the Company or any Company Subsidiary may vote.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Adverse Recommendation Change	Section 7.03(b)
Agreement	Preamble
Articles of Merger	Section 2.03
Buyer Parties	Preamble
Closing	Section 2.04
Closing Date	Section 2.04
Company	Preamble
Company Board	Recitals
Company Common Share Certificates	Section 3.03(c)
Company Common Shares	Section 4.03(a)
Company Dissenting Shares	Section 3.04
Company Intellectual Property	Section 4.13
Company Material Contract	Section 4.16(a)
Company Paying Agent	Section 3.03(a)
Company Preferred Shares	Section 4.03(a)
Company Restricted Award	Section 4.03(d)
Company SEC Reports	Section 4.07(a)

Defined Term	Location of Definition
Company Shareholder Approval	Section 4.04
Company Shareholders	Section 3.01
Company Shareholders’ Meeting	Section 7.01(d)
Company Subsidiaries	Section 4.02(a)
Company Warrant	Section 4.03(c)
Confidentiality Agreement	Section 7.02(b)
Converted Option	Section 3.01(c)
Delaware Courts	Section 10.09(b)
Effective Time	Section 2.03
ERISA	Section 4.11(a)
ERISA Affiliate	Section 4.11(a)
Governmental Order	Section 9.01(c)
Merger	Recitals
Merger Consideration	3.01(b)
Merger Shares	3.01(b)
Merger Sub	Preamble
Nasdaq	Section 4.05(b)
Option Consideration	Section 3.01(c)
Option Ratio	Section 3.01(c)
Outside Date	Section 9.01(b)
Parent	Preamble
Parent Common Shares	Section 3.01(c)
Permits	Section 4.06(a)
Plans	Section 4.11(a)
Proxy Statement	Section 4.12
Representatives	Section 7.03(a)
SEC	Section 4.07(a)
Section 16	Section 7.05
Section 60.551 et sec.	Section 3.04
Specified Warrants	Section 4.05(b) of the Company Disclosure Schedule
Surviving Corporation	Section 2.01
Surviving Corporation Fund	Section 3.03(a)
Termination Date	Section 9.01
Termination Fee	Section 9.03(b)(iv)
WARN Act	Section 4.18(c)
Warrant Consideration	Section 7.10

(c) The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(A) when a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference is to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(B) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(C) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(D) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(E) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation include any successor to said section;

(F) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(G) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(H) references to a person are also to its successors and permitted assigns;

(I) the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(J) references to monetary amounts are to the lawful currency of the United States;

(K) words importing the singular include the plural and vice versa and words importing gender include all genders;

(L) time is of the essence in the performance of the parties’ respective obligations; and

(M) time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

(d) It is understood and agreed that (i) disclosure of any fact or item in any Section of the Company Disclosure Schedule shall be deemed to be disclosed with respect to any other applicable Section where it is reasonably apparent that the matters so disclosed are applicable to such other Section, (ii) nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Company made herein and (iii) neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Company Disclosure Schedule is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Company Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

SECTION II. THE MERGER

2.01. Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the Corporations Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.02. Charter and Bylaws.

(a) At the Effective Time, the Company Charter shall be amended and restated as set forth in Exhibit A hereto and, as so amended and restated, such Company Charter shall be the Articles of Incorporation of the Surviving Corporation until thereafter further amended as provided therein or by applicable Law.

(b) At the Effective Time, the Bylaws of Merger Sub in effect immediately prior to the Effective Time, as set forth in Exhibit B hereto, shall be the Bylaws of the Surviving Corporation (except that the name of the Surviving Corporation shall be “EnergyConnect Group, Inc.”) until thereafter amended as provided therein or by applicable Law.

(c) The Company Charter and Company Bylaws, as amended pursuant to clauses (a) and (b) above, respectively, shall include any provisions required by Section 7.06.

2.03. Effective Time of the Merger. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file articles of merger as contemplated by the Corporations Code (the “Articles of Merger”), together with any required related certificates, filings or recordings, with the Secretary of State of the State of Oregon, in such form as required by, and executed in accordance with, the relevant provisions of the

Corporations Code. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Oregon or at such later date and time as the Company and Parent may agree upon and as is set forth in such Articles of Merger (such time, the “Effective Time”).

2.04. Closing. Unless this Agreement shall have been terminated in accordance with Section 9.01, the closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the third (3rd) Business Day) after all of the conditions set forth in SECTION VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same, or at such other time and on a date as agreed to by the parties (the “Closing Date”). The Closing shall take place at the offices of Orrick, Herrington & Sutcliffe LLP, 1000 Marsh Road, Menlo Park, California 94025, or at such other place as agreed to by the parties hereto.

2.05. Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

SECTION III. EFFECTS OF THE MERGER

3.01. Effects of the Merger on Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company or the holders of any capital stock of the Company (other than any requisite approval of the Merger by the shareholders of the Company (the “Company Shareholders”) in accordance with the Corporations Code):

(a) Each Company Common Share held in treasury and each Company Common Share that is owned by Parent, Merger Sub or any other wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist, without any conversion thereof and no payment or distribution shall be made with respect thereto.

(b) Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than Company Dissenting Shares and Company Common Shares to be cancelled in accordance with Section 3.01(a)), shall be converted and exchanged automatically into the right to receive an amount in cash equal to $0.2253 per Company Common Share (the “Merger Consideration”), payable to the holder thereof in accordance with Section 3.03. At the Effective Time, all such Company Common Shares which have been converted into the right to receive the Merger Consideration shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of any such Company Common Share immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest. The Company Common Shares that are to be so converted into the right to receive the Merger Consideration are referred to herein as the “Merger Shares”.

(c) All Company Stock Options, whether vested or unvested, that are outstanding immediately prior to the Effective Time, shall become fully vested, and each such Company Stock Option shall be cancelled, as of the Effective Time, in exchange for the right to receive an amount in cash (without interest and less any applicable Taxes required to be withheld in accordance with Section 3.05 with respect to such payment) determined by multiplying (x) the excess (if any) of the Merger Consideration over the applicable exercise price per share of such Company Stock Option by (y) the number of Company Common Shares subject to such Company Stock Option (the “Option Consideration”). Payment of the Option Consideration shall be made as soon as practicable after the Effective Time but in any event within five (5) Business Days following the Effective Time.

(d) All Company Restricted Stock, whether vested or unvested, outstanding immediately prior to the Effective Time shall become fully vested and all restrictions on such Company Restricted Stock shall lapse, and such holders of Company Restricted Stock shall be entitled to receive the Merger Consideration as contemplated in Section 3.01(b).

3.02. Effects of the Merger on Merger Sub Securities. At the Effective Time, by virtue of the Merger and without any action by Merger Sub or Parent, as the holder of all outstanding capital stock of Merger Sub (other than the requisite approval by Parent as the sole shareholder of Merger Sub in accordance with the Corporations Code, which approval has been obtained), each outstanding share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation and shall constitute the only outstanding share of capital stock of the Surviving Corporation.

3.03. Payment of Merger Consideration; Stock Transfer Books.

(a) Prior to the Effective Time, the Company shall appoint as paying agent a bank or trust company reasonably satisfactory to Parent (the “Company Paying Agent”). At or prior to the Effective Time, Parent shall deposit or cause the Surviving Corporation to deposit with the Company Paying Agent, for exchange in accordance with this SECTION III, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid plus cash in an amount sufficient to pay the Option Consideration and the Warrant Consideration in accordance with this Agreement (such cash being hereinafter referred to as the “Surviving Corporation Fund”). The Surviving Corporation Fund shall not be used for any other purpose.

(b) The Surviving Corporation Fund shall be invested by the Company Paying Agent as directed by Parent; provided, that such investments shall only be: (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest or (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or a combination thereof. No gain or loss on the Surviving Corporation Fund shall affect the amounts payable to the holders of Merger Shares, Company Stock Options or Company Warrants following completion of the Merger pursuant to this SECTION III and Parent shall take all actions necessary to ensure that the Surviving Corporation Fund includes at all times cash sufficient to satisfy Parent’s obligation under this SECTION III. Any and all interest and other income earned on the Surviving Corporation Fund shall promptly be paid to Parent, and for income tax purposes will be treated as earned by Parent.

(c) As promptly as practicable after the Effective Time, but in no event more than five (5) Business Days following the Effective Time, Parent and the Surviving Corporation shall cause the Company Paying Agent to mail to each person who was, as of immediately prior to the Effective Time, a holder of record of the Merger Shares (i) a letter of transmittal (which shall be in customary form approved by the Company and shall specify that delivery shall be effected, and risk of loss and title to the certificates representing the Merger Shares (the “Company Common Share Certificates”) shall pass, only upon proper delivery of the Company Common Share Certificates to the Company Paying Agent) and (ii) instructions for effecting the surrender of the Company Common Share Certificates in exchange for the Merger Consideration.

(d) Upon surrender to the Company Paying Agent of Company Common Share Certificates for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Company Common Share Certificates shall be entitled to receive in exchange therefor, in cash, the aggregate Merger Consideration in respect thereof, in the form of a check, to be mailed within three (3) Business Days of receipt by the Company Paying Agent of such Company Common Share Certificates, and the Company Common Share Certificates so surrendered shall forthwith be cancelled.

(e) In the event of a transfer of ownership of Merger Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration in respect of the applicable Merger Shares may be made to a person other than the person in whose name the Company Common Share Certificates so surrendered is registered if such Company Common Share Certificates shall be properly endorsed with signature guaranteed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the Merger Consideration in respect thereof or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered or transferred, as the case may be, as contemplated by this Section 3.03, each Company Common Share Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest shall be paid or will accrue on any cash payable to holders of Company Common Share Certificates pursuant to the provisions of this SECTION III.

(f) The Merger Consideration paid upon the surrender for exchange of Company Common Share Certificates in accordance with the terms of this SECTION III shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Company Common Shares so exchanged.

(g) Any portion of the Surviving Corporation Fund that remains undistributed to the holders of Merger Shares for six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Merger Shares who have not theretofore complied with this SECTION III shall thereafter look only to the Surviving Corporation to claim the Merger Consideration owed to them hereunder, without interest thereon. Any portion of the Surviving Corporation Fund remaining unclaimed by holders of Merger Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto. None of Parent, the Company Paying Agent or the Surviving Corporation shall be liable to any holder of Merger Shares for any such shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h) If any Company Common Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Common Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Company Common Share Certificate, the Company Paying Agent shall pay in respect of Merger Shares to which such lost, stolen or destroyed Company Common Share Certificate relate the Merger Consideration to which the holder thereof is entitled.

(i) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Merger Shares thereafter on the records of the Company. If Company Share Certificates are presented to the Company for transfer, they shall be cancelled against delivery of the Merger Consideration in accordance with the procedures set forth in this Section 3.03. From and after the Effective Time, the holders of Company Common Share Certificates shall cease to have any rights with respect to such shares, except as otherwise provided in this Agreement, the certificate of incorporation of the Surviving Corporation, or by applicable Law.

3.04. Company Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Company Common Shares that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand, and who properly demands, appraisal of such Company Common Shares pursuant to, and who complies in all respects with, Section 60.551 through and including Section 60.594 of the Corporations Code (such Sections, “Section 60.551 et sec.” and, such Company Common Shares, “Company Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.01(b), but rather, the holders of Company Dissenting Shares shall be entitled only to payment of the fair value of such Company Dissenting Shares in accordance with Section 60.551 et sec. (and, at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with Section 60.551 et sec.); provided, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 60.551 et sec., then the right of such holder to be paid the fair value of such holder’s

Company Dissenting Shares shall cease and such Company Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration (without interest thereon) as provided in Section 3.01(b). The Company shall notify Parent as promptly as reasonably practicable of any demands received by the Company for appraisal of any Company Common Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

3.05. Withholding Rights. Parent, Surviving Corporation or the Company Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares or Company Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority, including any taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares or Company Stock Options in respect of which such deduction and withholding was made by Parent, Surviving Corporation or the Company Paying Agent, as applicable.

3.06. Adjustments to Prevent Dilution. In the event that, notwithstanding Section 6.01(b)(ii), the Company changes (or establishes a record date for changing) the number of Company Common Shares issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Company Common Shares, at any time during the period from the date hereof to the Effective Time then the Merger Consideration, Option Consideration and Warrant Consideration shall be equitably adjusted, without duplication, to provide the holders of Company Common Shares, Company Stock Options and Company Warrants with the same economic effect as contemplated by this Agreement.

SECTION IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to the Buyer Parties as of the date of this Agreement and as of the Closing Date as follows:

4.01. Organization and Qualification; Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon. The Company (a) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary and (b) has the requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has previously provided or made available to Parent complete and correct copies of the Company Charter and Company Bylaws.

4.02. Company Subsidiaries.

(a) Each of the Company’s Subsidiaries (the “Company Subsidiaries”), together with the jurisdiction of organization of each such Company Subsidiary, is set forth on Section 4.02 of the Company Disclosure Schedule. Each Company Subsidiary is a corporation, partnership, limited liability company, trust or other organization duly incorporated or organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, except where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company Subsidiaries is duly qualified or licensed to do business and is, to the extent applicable, in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has previously provided or made available to Parent complete and correct copies of the Organizational Documents of each Company Subsidiary.

(b) The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries. All of such shares and other equity interests so owned by the Company have been duly authorized, are validly issued, fully paid and nonassessable and are owned by it free and clear of any Liens (other than restrictions on transfer imposed by applicable federal and state securities Laws). No shares of preferred stock of any Company Subsidiary are issued and outstanding. Except for the capital stock and other equity interests of the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person.

4.03. Capitalization.

(a) The authorized capital stock of the Company consists of 225,000,000 shares of common stock, no par value, of the Company (the “Company Common Shares”) and 10,000,000 shares of preferred stock, no par value, of the Company (“Company Preferred Shares”). As of February 25, 2011, (i) 136,320,765 Company Common Shares were issued and outstanding, all of which are validly issued, fully paid and nonassessable and (ii) no Company Common Shares were held in the treasury of the Company. As of the date of this Agreement, no Company Preferred Shares are issued and outstanding.

(b) As of February 25, 2011, 12,320,452 Company Common Shares were subject to, and were reserved for issuance upon exercise of, outstanding Company Stock Options granted pursuant to the Incentive Plans.

(c) As of February 25, 2011, 14,040,874 Company Common Shares were subject to, and were reserved for issuance upon exercise of, outstanding warrants (each, a “Company Warrant”).

(d) As of February 25, 2011, no Company Common Shares were subject to restricted stock award or restricted stock unit agreements (each, a “Company Restricted Award”) that were to be issued after February 25, 2011.

(e) Since the close of business on February 25, 2011 to the date of this Agreement, no Company Common Shares, Company Preferred Shares, Company Stock Options, Company Warrants, or Company Restricted Awards have been issued by the Company, except Company Common Shares issued pursuant to the exercise of Company Stock Options. The Company has previously provided or made available to Parent complete and correct copies of each Incentive Plan, all forms of option agreement evidencing any Company Stock Option, all Contracts evidencing Company Warrants and all forms of restricted stock agreement and restricted stock unit agreement evidencing any Company Restricted Awards. All of the Company Stock Options have been granted to employees, consultants and directors of the Company and the Company Subsidiaries in the ordinary course of business pursuant to the Incentive Plans. Except as set forth in Section 4.03(e) of the Company Disclosure Schedule, all of the issued and outstanding Company Common Shares, Company Stock Options, Company Warrants and Company Restricted Awards have been issued in compliance with all applicable federal and state securities Laws or in accordance with exemptions therefrom and such issued and outstanding Company Common Shares, Company Stock Options, Company Warrants and Company Restricted Awards have not been repriced.

(f) Except as set forth in Section 4.03(f) of the Company Disclosure Schedule:

(i) there are no options, warrants, calls, Contracts, rights to subscribe to, scrip or other rights, agreements, arrangements or commitments of any character whatsoever, relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary, or convertible into or exchangeable for shares of the capital stock of the Company or any Company Subsidiary;

(ii) there are no outstanding Contracts of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or the capital stock or other equity interests of any Company Subsidiary or to provide funds to or make any investment in any Company Subsidiary or any other Person;

(iii) except as set forth in the Company Charter, there are no Contracts to which the Company or any Company Subsidiary is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third-party Contracts with respect to the voting of any such shares or which restrict the transfer of any such shares (except as contemplated by this Agreement); and

(iv) there is no Voting Debt of the Company or any Company Subsidiary outstanding.

(g) Section 4.03(g) of the Company Disclosure Schedule lists, as of February 25, 2011, the outstanding Company Stock Options and Company Warrants and the exercise prices thereof and all other equity awards that require the issuance of Company Common Stock.

(h) At the Effective Time, each Company Warrant shall be cancelled and shall thereafter represent only the right to receive the consideration set forth in Section 7.10(a) hereof.

4.04. Authority Relative to this Agreement; Validity and Effect of Agreements; Approval.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on behalf of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, including the Merger, other than the adoption of this Agreement by the holders of at least a majority of the outstanding Company Common Shares entitled to vote in accordance with the Corporations Code (the “Company Shareholder Approval”) and the filing of the Articles of Merger pursuant to the Corporations Code. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b) The Company Board at a meeting duly called and held on or prior to the date hereof has (i) determined that this Agreement and the transactions contemplated hereby, including, the Merger, are in the best interests of the Company, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend to the Company’s shareholders that they vote in favor of adopting and approving this Agreement and the Merger in accordance with the terms hereof.

4.05. No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Company of this Agreement do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, (i) conflict with or violate or result in a default under the Company Charter or Company Bylaws or the Organizational Documents of any Company Subsidiary, (ii) assuming that all Consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and other obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, (iii) require any Consent or other action by any Person under, or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments pursuant to any provision of any Company Material Contract binding upon the Company or any of the Company Subsidiaries or material Permit, or (iv) result in the creation of a Lien, except for Permitted Liens, on any property or asset of the Company or any Company Subsidiary, except, with respect to clauses (ii) and (iii), for such triggering of payments, Liens, encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, terminations, amendments, accelerations, cancellations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

(b) No notices, reports or other filings are required to be made by the Company or any Company Subsidiary with, nor are any Consents, registrations, approvals, permits or authorizations required to be obtained or any actions required to be taken, by the Company or any of Company Subsidiary from, as applicable, any Governmental Authority or other Person in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except for (i) compliance with the applicable requirements, if any, of the Exchange Act (including the filing of the Proxy Statement), (ii) any filings required under the rules and regulations of the NASDAQ OTC Bulletin Board (the “Nasdaq”), (iii) the filing of the Articles of Merger pursuant to the Corporations Code, (iv) any registration, filing or notification required pursuant to federal and state securities Laws, and (v) as disclosed in Section 4.05(b) of the Company Disclosure Schedule.

4.06. Permits; Compliance with Laws.

(a) The Company and Company Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from any Governmental Authority necessary for them to own, lease and operate their properties or to carry on their business as it is now being conducted (collectively, the “Permits”), and all such Permits are valid and in full force and effect, except where the failure to obtain, maintain or possess, or the suspension or cancellation of, any such Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Company and each Company Subsidiary is, and since December 31, 2009 each has been, in compliance with all Laws and Permits applicable to the Company or each Company Subsidiary, or by which any property or asset of the Company or any Company Subsidiary is bound, except for any such violations which would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect. Notwithstanding anything contained in this Section 4.06(b), no representation or warranty shall be deemed to be made in this Section 4.06 in respect of the matters referenced in Section 4.07 (SEC Filings; Financial Statements), Section 4.11 (Employee Benefit Plans), Section 4.12 (Information Supplied) and Section 4.14 (Taxes).

(c) There is not pending or, to the Knowledge of the Company, threatened before any Governmental Authority any material proceeding, notice of violation, order of forfeiture or complaint or investigation against the Company or any Company Subsidiary relating to any of the Permits. The actions of the applicable Governmental Authorities granting all Permits have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the Knowledge of the Company, threatened any material application, petition, objection or other pleading with any Governmental Authority which challenges or questions the validity of or any rights of the holder under an Permit.

(d) The Company and each Company Subsidiary has developed a system for the maintenance of records and do maintain such records in compliance with such system and the requirements set forth by any Person responsible for establishing standards in the demand response market and in the market for wholesale sales of electric energy, capacity and related products in which the Company and each Company Subsidiary participate.

4.07. SEC Filings; Financial Statements.

(a) The Company has filed all forms, reports and documents (including all exhibits) required to be filed by it with the United States Securities and Exchange Commission (the “SEC”) since July 1, 2005 (the “Company SEC Reports”). The Company SEC Reports (including all Company SEC Reports filed after the date of this Agreement), (i) complied with and will comply with applicable Law and the requirements of the Securities Act or the Exchange Act, as the case may be, in each case, as in effect as of the respective time of filing of such Company SEC Report and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports, including any Company SEC Reports filed after the date of this Agreement and prior to or on the Effective Time, have been or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except that any unaudited interim financial statements do not contain the notes required by GAAP and were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount, either individually or in the aggregate.

(c) The Company has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to the Company and the Company Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of the Company required by Section 302 of Sarbanes-Oxley with respect to such reports. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in Sarbanes-Oxley.

(d) The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act) (“internal controls”). To the Knowledge of the Company, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses known to the Company in the design or operation of internal controls which are reasonably likely to adversely affect in a material respect the Company’s ability to record, process, summarize and report financial information and (ii) any material fraud known to the Company that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent a summary of any such disclosure regarding material weaknesses and fraud made by management to the Company’s auditors and audit committee since December 31, 2009. For purposes of this Agreement, a “significant deficiency” in controls means an internal control deficiency that adversely affects an entity’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with GAAP. A “significant deficiency” may be a single deficiency or a combination of deficiencies that results in more than a remote likelihood that a misstatement of the annual or interim financial statements that is more than inconsequential will not be prevented or detected. For purposes of this Agreement, a “material weakness” in internal controls means a significant deficiency or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

4.08. Absence of Certain Changes or Events. Except as contemplated by this Agreement, since December 31, 2010 (a) except as set forth in Section 4.08(a) of the Company Disclosure Schedule, the Company and each Company Subsidiary has conducted its business in the ordinary course of business consistent with past practice and neither the Company nor any Company Subsidiaries have taken any actions that would have been prohibited pursuant Section 6.01(b)(i), Section 6.01(b)(ii)(C), Section 6.01(b)(iii), Section 6.01(b)(vii), Section 6.01(b)(viii), Section 6.01(b)(ix), Section 6.01(b)(xi), Section 6.01(b)(xii), Section 6.01(b)(xiii), Section 6.01(b)(xiv), Section 6.01(b)(xvi) or Section 6.01(b)(xix) if such covenant had been in effect as of December 31, 2010 and (b) there has not been a Material Adverse Effect or an event occurrence, effect or circumstance which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.09. Absence of Undisclosed Liabilities. The Company and the Company Subsidiaries do not have any liabilities required by GAAP to be reflected on a consolidated balance sheet of the Company, except for liabilities and obligations (a) reflected on or reserved against in the Company’s consolidated balance sheet as of December 31, 2010 included in the Company SEC Reports, (b) incurred in the ordinary course of business since December 31, 2010, (c) expressly permitted or contemplated by this Agreement, and (d) liabilities which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.10. Absence of Litigation. There is no Action pending against the Company or any of the Company Subsidiaries or any of its or their respective properties or assets. To the knowledge of the Company, except as set forth in Section 4.10 of the Company Disclosure Schedule, there is no Action threatened against the Company or any of the Company Subsidiaries or any of its or their respective properties or assets that would reasonably be expected to result in a Company Material Adverse Effect or challenge, prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of the Company Subsidiaries is subject to or bound by any Order.

4.11. Employee Benefit Plans.

(a) Section 4.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all cafeteria, dependent care, disability, bonus, stock option, stock purchase, restricted stock, restricted stock unit, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other Contracts to which the Company or any ERISA Affiliate is a party or with respect to which the Company or any ERISA Affiliate could have any liability (collectively, the “Plans”). For purposes of this Section 4.11, a person or entity is an “ERISA Affiliate” of the Company if it is considered a single employer with the Company under Section 4001(b) of ERISA or Section 414 of the Code. No Plan provides benefits to any Person who is not a current or former employee, director or service provider of the Company or its ERISA Affiliates, or the dependents or other beneficiaries of any such Person.

(b) With respect to each Plan, to the extent applicable, the Company has made available to Parent copies, which are correct and complete in all respects, of the following: (i) each plan document (or, to the extent no such document exists, a written description of such Plan), including all applicable amendments and insurance contracts, (ii) each trust agreement, annuity contract, or other funding instrument, (iii) the three most recently filed annual reports (Forms 5500), including all schedules and attachments, (iv) the three most recently completed audited financial statements, (v) the most recently received IRS determination or opinion letter, (vi) the most recent summary plan description (or other descriptions of such Plan provided to employees) and all material modifications thereto, (vii) all nondiscrimination testing reports for the three most recently completed plan years, and (viii) any correspondence from a Governmental Authority related to potential noncompliance with applicable Laws.

(c) Except as set forth in Section 4.11(c) of the Company Disclosure Schedule, each Plan has been operated in all respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable opinion letter issued by the IRS, and no fact or event has occurred since the date of such determination letter or opinion letter from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(d) Except as set forth in Section 4.11(d) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate sponsors or has sponsored any Plan that provides or provided for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any ERISA Affiliate, except as required by Section 4980B of the Code or applicable state Laws.

(e) Except as set forth in Section 4.11(e) of the Company Disclosure Schedule, no Plan, either individually or collectively, provides for any payment by the Company or any Company Subsidiary that would result in a “parachute payment” within the meaning of Section 280G of the Code after giving effect to the transactions contemplated by this Agreement. Except as set forth in Section 4.11(e) of the Company Disclosure Schedule, the Company has made no payments, is not obligated to make any payments, and is not a party to a Plan that under any circumstances could obligate it to make any payments in the nature of compensation, that will not be deductible under Section 162 of the Code.

(f) No Plan is or has been subject to Sections 3(37), 3(40), or 302 of ERISA, Title IV of ERISA, or Sections 412, 413, 430, or 4971 of the Code, and neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to, has contributed to, or has been required to contribute to, any such plan or arrangement.

(g) The Company and each Company Subsidiary has made all payments and contributions to all Plans on a timely basis as required by the terms of each such Plan (and any insurance contract funding such plan) and any applicable Law. Full payment has been made of all amounts which the Company is required to pay under the terms of each of the Plans for the most recent plan year thereof ended prior to the date hereof and all such amounts payable with respect to the portion of the current plan year will be paid by the Company on or before the Effective Time.

(h) Except as set forth on Section 4.11(h) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any employees to severance pay or any increase in severance pay upon any termination of employment on or after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Plans, or (iii) limit or restrict the right of the Company or any Company Subsidiary or, after the consummation of the transactions contemplated hereby, the surviving entity, to merge, amend or terminate any of the Plans.

(i) No nonexempt “prohibited transactions,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, have occurred with respect to any Plan, and the Company has no liability under Section 4975 of the Code. The Company, its ERISA Affiliates, and their respective agents, employees, officers and directors have breached no fiduciary duty owed with respect to any Plan.

(j) Neither the Company nor any ERISA Affiliate has engaged in any transaction in connection with which the Company or any ERISA Affiliate could reasonably be expected to be subject to a criminal or civil penalty under ERISA, and no Plan, nor any trust which serves as a funding medium for any such Plan, is currently under examination by any Governmental Authority, or any court, other than applications for determinations pending with the IRS, and no such examination has been threatened. There are no pending claims, lawsuits or actions (other than ordinary course claims for benefits) with respect to any Plan, and no such claim, lawsuit, or action has been threatened.

(k) All “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company or any Company Subsidiary is a party at all times since December 31, 2004 have complied with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) of the Code by their terms and have been operated in accordance with such requirements determined without regard to any actions or omissions by Parent as of or after the Effective Time. No event has occurred that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code. No Plan requires the Company or any Company Subsidiary to gross up a payment to any former or current employee, officer, director or contractor of Company or any Company Subsidiary for Tax related payments under Section 409A of the Code.

(l) The exercise price of all Company Stock Options is at least equal to the fair market value of the Company Common Shares on the date such Company Stock Options were granted and such Company Stock Options are fully exempt from Section 409A of the Code, and neither the Company, any Company Subsidiary nor Parent has incurred any liability or obligation to withhold Taxes under Section 409A of the Code upon the vesting of any Company Stock Option.

4.12. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement relating to the Company Shareholders’ Meeting (as amended, supplemented or modified from time to time, the “Proxy Statement”), as required, will, at the time the Proxy Statement is first mailed to the Company Shareholders or at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omission of any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

4.13. Intellectual Property. Section 4.13 of the Company Disclosure Schedule contains a true and complete list of all Intellectual Property owned or licensed by the Company. The Company has the exclusive right to bring actions for infringement of the Intellectual Property listed in Section 4.13 of the Company Disclosure Schedule and to retain any damages recovered in any such action.

(a) Except as would not have, individually or in the aggregate, a Material Adverse Effect, either the Company or a Company Subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use, subject to any existing licenses or other grants of rights to third parties, all Intellectual Property used in their respective businesses as currently conducted (collectively, the “Company Intellectual Property”). Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) as of the date hereof, there are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement of any material Intellectual Property rights of any person by the Company or any Company Subsidiaries for their use of the Company Intellectual Property, (ii) except as set forth in Section 4.13(a)(ii) of the Company Disclosure Schedule, as of the date hereof, the Company has not received any notice or other communication including an offer to license any Intellectual Property of any other Person or relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property of any other Person, (iii) to the knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries does not infringe any Intellectual Property rights of any person, (iv) as of the date hereof, neither the Company nor any Company Subsidiary has made any claim of a violation or infringement by others of its rights to or in connection with the Company Intellectual Property and (v) to the knowledge of the Company, no person is infringing any Company Intellectual Property.

(b) The Company is not obligated or under any liability to make any payments by way of royalties, fees or otherwise to any other entity with respect to the use of any Company Intellectual Property.

(c) To the knowledge of the Company, no portion of any software owned, developed, used, marketed, distributed, or licensed by the Company (collectively “Company Software”) contains any software routines designed to permit unauthorized access.

(d) Except as set forth in Section 4.13(d) of the Company Disclosure Schedule, all agents, consultants, and contractors, who have contributed to or participated in the conception or development of any of the Company Intellectual Property have executed appropriate instruments of assignment in favor of Company as assignee that have conveyed to the Company full, effective and exclusive ownership of all Intellectual Property thereby arising. All employees who have contributed to or participated in the conception or development of any of the Company Intellectual Property have created such materials in the scope of employment with the Company. The Company Intellectual Property is not, and to the knowledge of the Company, will not be, the subject of any claims of opposition from any employees or contract staff of the Company.

(e) To the knowledge of the Company, the Company has not made available to any third party (other than the Company’s employees, agents, consultants and contractors) any source code for the Company Software. The source code for the Company Software is supported by documentation, including coding comments. Standard back-up copies and working copies of the source code for the Company Software have been made and securely maintained under the sole control of Company.

(f) Except as set forth in Section 4.13(f) of the Company Disclosure Schedule, no Company Software is subject to the provisions of any open source or quasi-open source license agreement or any other agreement obligating the Company to make source code available to any third party or to publish or place in escrow source code and no open source code or quasi-open source code is incorporated into any product now or heretofore or currently proposed to be shipped by or on behalf of the Company. The Company has not licensed any software in source code form to any third party.

(g) Company has not (i) except in the ordinary course of business, entered into any Contract to indemnify any other Person against any charge of infringement of any Intellectual Property rights or (ii) granted any Person the right to bring any infringement action with respect to, or otherwise to enforce, any of the Company Intellectual Property.

4.14. Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) all Tax Returns required to be filed by or with respect to the Company or any of the Company Subsidiaries have been filed (except those under valid extension) and such Tax Returns are true, complete, and correct;

(b) all Taxes due and payable by the Company or any of the Company Subsidiaries have been timely paid, withheld, or adequately provided for in accordance with GAAP on the Company’s most recent consolidated financial statements contained in the Company SEC Reports;

(c) no deficiency for Taxes has been proposed, assessed or asserted in writing against the Company or any of the Company Subsidiaries that has not been finally resolved;

(d) neither the Company nor any of the Company Subsidiaries has granted any extension or waiver of the limitation period applicable to any income Tax Returns that remains in effect as of the date hereof;

(e) there are no liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of the Company Subsidiaries;

(f) neither the Company nor any of the Company Subsidiaries is a party to or is bound by any Tax sharing, allocation, or indemnification Contract (other than such a Contract exclusively between or among the Company and the Company Subsidiaries);

(g) neither the Company nor any of the Company Subsidiaries (i) has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any of the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law);

(h) the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports, including any Company SEC Reports filed after the date of this Agreement and prior to the Effective Time, reflect adequate accruals and reserves in accordance with GAAP for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods (and portions thereof) through the dates of such financial statements;

(i) no Taxes of the Company or any Company Subsidiaries are being contested and there are no audits, claims, assessments, levies or administrative or judicial proceedings regarding Taxes pending or proposed in writing against the Company or any Company subsidiaries; and

(j) neither the Company nor any of the Company Subsidiaries has participated in any “listed transaction” within the meaning of the Treasury Regulation Section 1.6011-4 (as in effect at the relevant time) (or any comparable Laws of any state, local or foreign jurisdiction) in any taxable period for which an audit by the Internal Revenue Service has not yet closed.

4.15. Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there has been no Release or threatened Release of any Hazardous Substance at, on, under or from any real property owned or leased by the Company or the Company Subsidiaries and there are no facts or circumstances that could give rise to an Action based on Environmental Law.

4.16. Material Contracts.

(a) Other than (i) this Agreement, (ii) the Plans or (iii) as set forth on Section 4.16(a) of the Company Disclosure Schedule (which sets forth a reasonable categorization of the types of contracts listed therein), there is no Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound:

(i) that was not entered into in the ordinary course of business;

(ii) [intentionally left blank]

(iii) that is with a utility, independent system operator, regional transmission organization, municipality, cooperative or other similar Person;

(iv) that is in excess of Seventy-Five Thousand Dollars ($75,000) with any one customer of the Company or any Company Subsidiary;

(v) with any officer, employee, consultant, independent contractor, director, agent or any third party performing similar functions that is not cancelable by Company or the Company Subsidiary on notice of not longer than thirty (30) calendar days without liability, penalty or premium of any nature or kind whatsoever or under which the Company or any Company Subsidiary could incur obligations in excess of Seventy-Five Thousand Dollars ($75,000);

(vi) with any sales representative, sales agent or alliance partner that is not cancelable by Company or the Company Subsidiary on notice of not longer than thirty (30)

calendar days without liability, penalty or premium of any nature or kind whatsoever or under which the Company or any Company Subsidiary could incur obligations in excess of Seventy-Five Thousand Dollars ($75,000);

(vii) [intentionally left blank]

(viii) [intentionally left blank]

(ix) [intentionally left blank]

(x) that is a loan Contract, promissory note, letter of credit or other evidence of indebtedness, whether as a signatory, guarantor or otherwise;

(xi) which guarantees the payment or performance of any Person or pursuant to which the Company or any Company Subsidiary has agreed to act as a surety or is otherwise contingently or secondarily liable for the obligations of any Person;

(xii) with any Governmental Authority;

(xiii) that (A) is a consulting, development, joint development or other Contract relating to any Intellectual Property used in the operation of the Company or any Company Subsidiary under which the Company or any Company Subsidiary could incur obligations in excess of Seventy-Five Thousand Dollars ($75,000) or (B) requires the Company or any Company Subsidiary to assign, license or otherwise transfer or grant interests in any interest in any Intellectual Property with a value in excess of Seventy-Five Thousand Dollars ($75,000) used in the operation of the Company or any Company Subsidiary;

(xiv) that purports to limit the right of the Company or the Company Subsidiaries (A) to engage or compete in any line of business or (B) to compete with any Person or operate in any location, in the case of each of (A) and (B), in any respect material to the business of the Company and the Company Subsidiaries, taken as a whole;

(xv) involving a sharing of profits and losses by the Company or any Company Subsidiary with any other Person, including any joint venture, partnership or similar agreement;

(xvi) granting any Person a right of first refusal, a first offer or similar preferential right to purchase or acquire any right, asset or property of the Company or any Company Subsidiary or the capital stock or other securities of the Company or any Company Subsidiary;

(xvii) involving the acquisition by the Company or any Company Subsidiary or any business enterprise whether via stock, merger or asset purchase or otherwise;

(xviii) [intentionally left blank]

(xix) under which the Company or any Company Subsidiary has agreed to indemnify any third Person in any manner that would result in liabilities to Company on any Company Subsidiary in the excess of Seventy-Five Thousand Dollars ($75,000);

(xx) that is a settlement, conciliation or similar agreement with any Person; or

(xxi) under which the Company or any Company Subsidiary could incur obligations in excess of Seventy-Five Thousand Dollars ($75,000) in any calendar year following the Closing.

(Each such agreement and contract described in this Section 4.16(a) is referred to herein as a “Company Material Contract.”)

(b) Neither the Company nor any Company Subsidiary is in default in any material respect under any Company Material Contract to which it is a party, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder or cause the acceleration of any of Company’s or the Company Subsidiary’s obligations thereunder or result in the creation of any Lien on any of the Company’s or any of the Company Subsidiary’s assets. No third party is in default in any material respect under any Company Material Contract to which the Company or any Company Subsidiary is a party, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder, or give rise to an automatic termination, or the right of discretionary termination thereof. Each Company Material Contract to which the Company or a Company Subsidiary is a party is in full force and effect and is a valid and binding agreement enforceable against the Company or the Company Subsidiary, as the case may be, and, to the Knowledge of the Company, the other party or parties thereto in accordance with its terms.

4.17. Real and Personal Property.

(a) The Company does not own and, has not owned, any real property. With respect to all leases, subleases and other Contracts under which the Company or any Company Subsidiary uses or occupies any real property (“Real Property Leases”), (i) each Real Property Lease is valid, binding and in full force and effect and neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any other party thereto is in breach or default (with or without notice, lapse of time or both) under any Real Property Lease, and (ii) no termination event or condition or uncured default on the part of the Company or any Company Subsidiary or, to the Knowledge of the Company, the landlord thereunder exists under any Real Property Lease. The Company and each Company Subsidiary has a good and valid leasehold interest in each parcel of real property leased by it, free and clear of all Liens except for Permitted Liens. Neither the Company nor any Company Subsidiary has received notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation with respect to any material real property leased pursuant to any of the Real Property Leases.

(b) The Company and the Company Subsidiaries have (a) good and marketable title to, or (b) a valid and subsisting leasehold interest in, or the right to use, all personal property and assets used by them in connection with the conduct of their business as presently conducted by the Company or a Company Subsidiary, as the case may be, free and clear of all Liens, other than Permitted Liens.

4.18. Labor Matters.

(a) Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to any employees of the Company or any Company Subsidiary.

(b) No labor union, labor organization or group of employees of the Company or any Company Subsidiary has made a demand for recognition or certification pending as of the date hereof, and there are no representation or certification proceedings or petitions seeking a representation proceeding pending as of the date hereof or, to the Knowledge of the Company, threatened as of the date hereof to be brought or filed with any labor relations tribunal or authority. To the Knowledge of the Company, there are no labor union organizing activities pending or threatened as of the date hereof with respect to any employees of the Company or any Company Subsidiary.

(c) Neither the Company nor any Company Subsidiary is currently engaged, or has in the four years prior to the Effective Time been engaged, in any layoffs or employment terminations sufficient in number to trigger application of the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), the California WARN Act, California Labor Code section 1400 et seq., or any similar state, local or foreign law, and neither the Company nor any Company Subsidiary has any liabilities under the WARN Act, the California WARN Act or such state, local or foreign laws that have had or would reasonably be expected to have a Material Adverse Effect.

(d) To the Knowledge of the Company, no employee of the Company or any Company Subsidiary is in violation of any term of any employment-related agreement, nondisclosure agreement, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or any Company Subsidiary or (B) to the knowledge or use of trade secrets or proprietary information.

(e) To the Knowledge of the Company, no Key Employee of the Company or any Company Subsidiary intends to terminate his employment, whether on account of the transactions contemplated by this Agreement or for any other reason.

(f) The Company and each Company Subsidiary are and have been in compliance with all applicable Laws respecting employment and employment practices, including, all laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where any failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect. To the Knowledge of the Company, the Company and each Company Subsidiary are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any Order relating to employees or employment practices.

(g) From January 1, 2006 to the date of this Agreement, there has been no actual, or, to the Knowledge of the Company, threatened labor disputes, strikes, slowdowns, work stoppages or lockouts by or with respect to any employee of the Company or any Company Subsidiary.

(h) Neither the Company nor any Company Subsidiary has received (i) notice of any unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) written notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iii) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (iv) notice of any complaint, lawsuit or other proceeding pending or, to the Knowledge of the Company, threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, except for any notice pertaining to matters which would not reasonably be expected to result in a Material Adverse Effect.

4.19. Insurance. Except as set forth in Section 4.19 of the Company Disclosure Schedule, each insurance policy maintained by, at the expense of or for the benefit of the Company or any of the Company Subsidiaries with respect to its assets, properties or operations is in full force and effect and neither the Company nor any Company Subsidiary is in default with respect to its obligations under any such insurance policy, except as would not be reasonably expected to result in a Material Adverse Effect. The insurance coverage of the Company and the Company Subsidiaries is customary for business entities of similar size engaged in similar lines of business. Neither the Company nor any Company Subsidiary has received any written notice regarding any (i) cancellation or invalidation of any material insurance policy, (ii) refusal of any coverage or rejection of any material claim under any material insurance policy or (iii) material adjustment in the amount of premiums payable with respect to any material insurance policy.

4.20. Interested Party Transactions. Except as set forth in Section 4.20 of the Company Disclosure Schedule, there are no Contracts between the Company or any Company Subsidiary, on the one hand, and (a) any officer or director of the Company, (b) any record or beneficial owner of five percent (5%) or more of the voting securities of the Company or (c) any Affiliate of any such officer, director or record or beneficial owner, on the other hand, in each case, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

4.21. Brokers. No Person other than UBS Securities LLC and Pagemill Partners, LLC is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

4.22. Opinion of Financial Advisor. The Company has received an opinion of Pagemill Partners, LLC dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received by the Company Shareholders in the Merger is fair, from a financial point of view, to such holders. A copy of such opinion has been provided to Parent prior to the date hereof, or will promptly be provided.

4.23. State Takeover Statutes. As of the date of this Agreement, the Company Board has taken and will duly and validly take all actions so that the restrictions applicable to business combinations contained in Chapter 60 of the Corporations Code are, and will be inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and any of the transactions contemplated hereby. No other “business combination,” “control share acquisition,” “fair price” or other anti-takeover Laws or regulations enacted under state of federal Laws in the United States or similar provisions in the Company Charter or Company Bylaws, or, to the Knowledge of the Company, any other state or foreign jurisdiction, apply to the Merger, this Agreement or any of the transactions contemplated hereby.

4.24. No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither the Company nor any other Person on behalf of the Company or any Company Subsidiary makes any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided by or on behalf of the Company or any Company Subsidiary.

SECTION V. REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Except as expressly contemplated or permitted under this Agreement, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as of the date of this Agreement and as of the Closing Date as follows:

5.01. Organization. Each of the Buyer Parties is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

5.02. Ownership of Merger Sub; No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by the Agreement. All the issued and outstanding shares of capital stock of Merger Sub are, and as of the Closing Date will be, owned of record and beneficially by Parent.

5.03. Authority Relative to this Agreement; Validity and Effect of Agreements. Each of the Buyer Parties has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of the Buyer Parties of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite corporate action on behalf of each of the Buyer Parties. No other corporate proceedings on the part of either of the Buyer Parties are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly and validly executed and delivered by the Buyer Parties and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of the Buyer Parties enforceable against each of the Buyer Parties in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws or by general equity principles.

5.04. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of the Buyer Parties do not, and the performance of each of the Buyer Parties’ obligations hereunder will not, (i) conflict with or violate the Organizational Documents of either of the Buyer Parties, (ii) assuming that all Consents, approvals, authorizations and other actions described in Section 5.04(b) have been obtained and all filings and obligations described in Section 5.04(b) have been made, conflict with or violate any Law applicable to any of the Buyer Parties or any of their Subsidiaries, or by which any of their properties or assets is bound, or (iii) require any Consent or other action by any Person under, or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments pursuant to any provision of any Contract or other instrument binding upon a Buyer Party or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of a Buyer Party or (iv) result in the creation of a Lien, except for Permitted Liens, on any property or asset of a Buyer Party, except, with respect to clauses (ii) and (iii), for such triggering of payments, Liens, encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, terminations, amendments, accelerations, cancellations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) No notices, reports or other filings are required to be made by the Buyer Parties with, nor are any Consents, registrations, approvals, permits or authorizations required to be obtained or any actions required to be taken, by the Buyer Parties from, as applicable, any Governmental Authority or other Person in connection with the execution, delivery and performance of this Agreement by the Buyer Parties and the consummation by the Buyer Parties of the Merger and the other transactions contemplated hereby, except for the filing of the Articles of Merger pursuant to the Corporations Code and any actions required pursuant to their respective Organizational Documents.

5.05. Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, as required, will, at the time the Proxy Statement is first mailed to the Company Shareholders or at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Buyer Parties with respect to statements made or incorporated by reference therein based on information supplied or omitted by the Company for inclusion or incorporation by reference therein.

5.06. Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened in writing against the Buyer Parties that would reasonably be expected to have a Parent Material Adverse Effect.

5.07. Availability of Funds. Parent will have sufficient funds at the Closing necessary for the payment of the Merger Consideration and to pay such other amounts payable pursuant to this Agreement.

5.08. No Ownership of Company Capital Stock. Neither Parent nor Merger Sub, nor any of their respective Affiliates, is or has been during the past three (3) years an “interested shareholder” of the Company as defined in Section 60.825 of the Corporations Code. Neither Parent nor Merger Sub, nor any of their respective Affiliates, beneficially owns, directly or indirectly, or is the record holder of (or during the past three (3) years has beneficially owned, directly or indirectly, or been the record holder of), and is not (and has not during the past three (3) years been) a party to any agreement (other than this Agreement), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any Company Common Shares or any option, warrant or other right to acquire any Company Common Shares.

5.09. Other Agreements or Understandings. Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, Merger Sub or any Affiliate of Parent, on the one hand, and any member of the Company Board or management of the Company or any person that beneficially owns 5% or more of the shares or of the outstanding capital stock of the Company, on the other hand.

5.10. Brokers. No Person other than Harris Williams & Co. is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer Parties or any of their Affiliates.

5.11. No Additional Representations.

(a) Each of the Buyer Parties acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and the Company Subsidiaries which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and the Company Subsidiaries and to discuss the business and assets of the Company and the Company Subsidiaries.

(b) Each the Buyer Parties acknowledges that: (i) neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to the Buyer Parties and each of their respective Representatives except as expressly set forth in SECTION IV; and (ii) except as set forth in this Agreement, neither the Company, its Affiliates, or their respective Subsidiaries, shareholders, controlling persons, Representatives nor any other person, shall be subject to any liability or responsibility whatsoever to the Buyer Parties or their respective Affiliates or any of their respective Subsidiaries, shareholders, controlling persons, Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) resulting from or based upon the Company’s making available to the Buyer Parties any information or Parent’s use of any such information. The term “information” as used in this Section 5.11(b) includes any information, documents or material in the due diligence materials provided to the Buyer Parties and their respective Representatives, including in the “data room,” management presentations (formal or informal), any statement, document or agreement delivered pursuant to this Agreement, any financial statements and any projections, forecasts, estimates or other forward-looking information (including in any management presentations, information or descriptive memorandum, supplemental information or other materials or information with respect to any of the foregoing) provided or otherwise made available to the Buyer Parties or any of their Affiliates, shareholders, controlling persons or Representatives or in any other form in connection with the transactions contemplated by this Agreement.

SECTION VI. CONDUCT OF BUSINESS PENDING THE MERGER

6.01. Conduct of Business by the Company Pending the Merger.

(a) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, except (i) as specifically permitted or specifically provided for in this Agreement, (ii) as required by applicable Law or Governmental Authority, (iii) as set forth in Section 6.01 of the Company Disclosure Schedule or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in the ordinary course of business and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact the business organization of the Company and the Company Subsidiaries and maintain existing relations and goodwill with Governmental Authorities, public utilities commissions, customers, suppliers, creditors, lessors, officers and employees and keep available the services of its existing employees.

(b) Except (i) as specifically permitted or specifically provided for in this Agreement, (ii) as required by applicable Law or Governmental Authority, (iii) as set forth in Section 6.01 of the Company Disclosure Schedule or (iv) with the prior written consent of Parent, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement, the Company shall not do, or permit any Company Subsidiary to do, any of the following:

(i) amend or otherwise change any provision of the Company Charter, the Company Bylaws or similar organizational documents, as applicable, or the Organizational Documents of any Company Subsidiary;

(ii) (A) issue, sell, pledge, deliver, transfer, dispose of or encumber or agree or commit to issue, sell, pledge, deliver, transfer, dispose of or encumber any shares of any class of capital stock of the Company or any Company Subsidiary or grant any options (including Company Stock Options), warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of the Company or any Company Subsidiary, or grant any Person any right the value of which is based on the value of the Company Common Stock or other capital stock, other than (1) the issuance of Company Common Shares reserved for issuance on the date hereof pursuant to outstanding Company Stock Options disclosed in Section 4.03(g) of the Company Disclosure Schedule or outstanding Company Restricted Stock disclosed in Section 4.11(a) of the Company Disclosure Schedule and outstanding on the date hereof in the ordinary course of business of the Incentive Plans, and (2) the sale of Company Common Shares pursuant to the exercise of Company Stock Options if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes, (B) repurchase, redeem or otherwise acquire any securities or equity equivalents except in connection with the cashless exercise of Company Stock Options, or in connection with the satisfaction of applicable tax withholding obligations upon the vesting of Company Restricted Stock, in accordance with the terms and conditions of the appropriate Incentive Plan, (C) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions (whether in cash, shares, property or otherwise) in respect of, any shares of the Company’s capital stock or the shares of stock or other equity interests in any Company Subsidiary that is not directly or indirectly wholly owned by the Company or (D) split, combine or reclassify any shares, stock or other equity interests of the Company or any Company Subsidiary or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for shares of such shares, stock or other equity interests;

(iii) except for capital expenditures permitted by Section 6.01(b), acquire, directly or indirectly, (by merger, consolidation, acquisition of equity interests or assets, or any other business combination) any corporation, partnership, limited liability company, joint venture or other business organization (or division thereof) or any assets or properties exceeding $50,000;

(iv) make or agree to make any capital expenditures or any obligations or liabilities in respect thereof in excess of $50,000, in the aggregate, except those approved by the Company Board prior to the date hereof and, with respect to fiscal 2011, within the aggregate amount of such capital expenditures category within the Company’s capital budget for fiscal 2011 (previously made available to Parent);

(v) sell, lease, license, encumber or otherwise dispose of or abandon, or agree to sell, lease, license, encumber or otherwise dispose of or abandon, in whole or in part, any assets or properties having a fair market value in excess of $50,000 in the aggregate except (A) sales in the ordinary course of business, (B) pursuant to Contracts in force on the date of this Agreement (without any amendment or waiver of the terms thereof), (C) dispositions of obsolete or worthless assets, or (D) the lease of additional space at the Company’s headquarters and a new office lease for the Company’s Portland office when the existing lease expires in June 2011;

(vi) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, other than (A) indebtedness for borrowed money incurred in the ordinary course of business (which shall be deemed to include, without limitation, draws or standby letters of credit under the Company’s existing line of credit facility with Silicon Valley Bank), or (B) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries;

(vii) except as required by applicable Law, materially amend or terminate any Company Material Contract or enter into any new Contract that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 4.16(a) of the Company Disclosure Schedule as a Company Material Contract, other than customer Contracts entered into in the ordinary course of business consistent with past practice;

(viii) modify or change in any respect, fail to renew or permit to lapse any Permit (including any ruling or approval of any Governmental Authority) that would be material to the Company and the Company Subsidiaries taken as a whole;

(ix) enter into any Contract or arrangement that limits or otherwise restricts the Company, any Company Subsidiary or any successor thereto from engaging or competing in any line of business or in any location;

(x) except as required by applicable Law or by the terms of the Plans and except for the increase in compensation to the Key Employees to match the post-closing compensation offered to them by Parent, (A) increase or accelerate the compensation or benefits payable to its employees, other than increases made in the ordinary course of business consistent with past practice; provided such ordinary course increases do not result in an increase in the base salary of any one employee by more than five percent (5%) of the base salary payable to such employee; and provided further that this clause (A) shall not prohibit the payment of bonuses to employees of the Company or any Company Subsidiary under the EnergyConnect, Inc. Incentive Plan as in effect for calendar year 2010 that remain unpaid as of the date of signing of this Agreement, provided that all liability of the Company and the Company Subsidiaries with respect to each such bonus has been fully accrued in the books and records of the Company and the Company Subsidiaries as of the date of signing of this Agreement, nor does it prohibit the payment, immediately prior to the Effective Time, of pro-rata bonuses to employees of the Company or any Company Subsidiary under the EnergyConnect, Inc. Incentive Plan as in effect for calendar year 2011 in an amount not to exceed $61,250 for Q1, $61,250 for Q2 and $122,500 for 50% of calendar year 2011, (B) make any employer contributions to the EnergyConnect Group, Inc. 401(k) Retirement Plan, (C) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, loan, retention, consulting, indemnification, termination, severance or other similar plan, agreement, trust, fund, policy or Contract with any director, officer or employee or establish, adopt, enter into or amend any Plan other than offer letters and/or employment agreements, entered into in the ordinary course of business and consistent with past practice, with newly hired employees who are terminable at will, (D) pay, loan or advance any amount to or in respect of, or sell, transfer or lease any properties or assets to, or enter into any Contract or transaction with or on behalf of, any officer, director or active or former employee of the Company, any of the Company Subsidiaries or any of their Affiliates, or any business or entity in which the Company, any Company Subsidiary or any of their Affiliates or any relative of any such Person who has any material, direct or indirect, interest, except for payment of directors’ fees, payment of compensation to the officers and employees of the Company in the ordinary course of business and advancement or reimbursement of expenses in the ordinary course of business, (E) make officer title promotions, or (F) amend or take, or omit to take, any action with respect to any existing arrangement in a manner that would result in additional Tax payable by an employee of the Company or any Company Subsidiary under Section 409A of the Code;

(xi) terminate any Key Employee, announce, implement or effect any reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any Company Subsidiary other than routine employee terminations;

(xii) except as required by Law or changes in GAAP which become effective after the date of this Agreement, change any of its accounting policies (whether for financial accounting or Tax purposes);

(xiii) make any material Tax election or settle or compromise any material Tax liability;

(xiv) pay, discharge, settle or satisfy any Action, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) or consent to the same, other than any settlement, payment, discharge or satisfaction where the amounts paid or to be paid are (A) covered by insurance coverage maintained by the Company or (B) that involve only the payment of monetary damages not in excess of $75,000 in the aggregate, or waive, release, grant or transfer any rights or claims of substantial value;

(xv) take any action that would (A) result in any of the covenants of the Company or the Company Subsidiaries in this Agreement to be breached or (B) any representation or warranty of the Company contained in this Agreement which is qualified as to materiality becoming untrue as of the Effective Time or any representation or warranty not so qualified becoming untrue in any material respect as of the Effective Time, provided that representations made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only;

(xvi) without limiting the provisions of Section 7.03, below, and, in each case, other than the Merger or in connection with a Superior Proposal, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries or alter the corporate structure of the Company or any Company Subsidiary or the ownership of any Company Subsidiary;

(xvii) permit any insurance policy naming it as beneficiary or loss payee to be cancelled or terminated, except in the ordinary course of business;

(xviii) enter into any new line of business outside the businesses being conducted by the Company and the Company Subsidiaries on the date hereof; or

(xix) announce an intention, or enter into any Contract or otherwise make a commitment, to do any of the foregoing.

6.02. Conduct of Business by Buyer Parties Pending the Merger. The Buyer Parties agree that, between the date of this Agreement and the Effective Time, except as specifically permitted or specifically provided for in this Agreement, they shall not, directly or indirectly, without the prior written consent of the Company, take or cause to be taken any action that could be expected to materially delay or impair the consummation of the transactions contemplated by this Agreement, or propose, announce an intention, enter into any Contract or otherwise make a commitment to take any such action.

SECTION VII. ADDITIONAL AGREEMENTS

7.01. Company Proxy Statement; Other Filings; Shareholders’ Meeting.

(a) On or before the fifteenth (15th) Business Day following the date of this Agreement, the Company shall prepare (in consultation with Parent and after taking into account any comments made by Parent) and file with the SEC the Proxy Statement and all Other Filings that are required to be filed by the Company in connection with the transactions contemplated hereby. Parent and the Company shall cooperate with one another in connection with the preparation of the Proxy Statement and shall furnish all information concerning such party as the other party may reasonably request in connection with the preparation of the Proxy Statement. The Company shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. The Company will use commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to the Proxy Statement and to cause the Proxy Statement, together with the requisite notice of dissenters’ rights, to be mailed to the Company Shareholders as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC.

(b) The Company shall promptly notify Parent of (i) the receipt of any comments from the SEC or its staff and all other written correspondence and oral communications with the SEC or its staff relating to the Proxy Statement and (ii) any request by the SEC or its staff for any amendment or supplement to the Proxy Statement or for additional information with respect thereto. The Company shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. All filings by the Company with the SEC in connection with the transactions contemplated by this Agreement, including the Proxy Statement and any amendment or supplement thereto, shall be subject to the prior review and comment of Parent, and all mailings to the Company Shareholders in connection with the Merger and the other transactions contemplated by this Agreement shall be subject to the prior review and comment of Parent, and the Company shall include in such Proxy Statement, amendment, supplement, response or mailing comments reasonably proposed by Parent.

(c) If at any time prior to the Effective Time any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, is discovered by the Company, Parent or Merger Sub, which should be set forth in an amendment or supplement to the Proxy Statement or Other Filings, so that the Proxy Statement or Other Filings would not include any misstatement of a material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Company Shareholders.

(d) The Company, acting through the Company Board, shall, in accordance with the Corporations Code, the Company Charter and Company Bylaws, promptly and duly call, give notice of, convene and hold as soon as reasonably practicable following the date upon which the Proxy Statement is cleared by the SEC, a meeting of the Company Shareholders (the “Company Shareholders’ Meeting”) for the sole purpose of seeking the Company Shareholder Approval and shall (i) except as otherwise provided in Section 7.03, recommend adoption of this Agreement and include in the Proxy Statement such recommendation and (ii) use its commercially reasonable efforts to solicit such adoption. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the Company Shareholders in advance of the vote to be held at the Company Shareholders’ Meeting or, if as of the time for which the Company Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting.

7.02. Access to Information; Confidentiality.

(a) Upon reasonable prior notice and subject to applicable Law, from the date hereof until the earlier to occur of the termination of this Agreement in accordance with Section 9.01 and the Effective Time, the Company shall, and shall cause the Company Subsidiaries and the Representatives of the Company and the Company Subsidiaries to, afford Parent, following notice from Parent to the Company in accordance with this Section 7.02, reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and the Company Subsidiaries, and all other financial, operating and other data and information as Parent may reasonably request. Notwithstanding the foregoing, the Company and the Company Subsidiaries shall not be obligated to disclose (i) any competitively sensitive information, (ii) any information that, in the reasonable judgment of the Company, would result in the loss of attorney-client privilege with respect to such information (provided that the Company shall use its reasonable best efforts to enter into a joint defense or similar agreement to prevent the loss of any such privilege), or (iii) any information that would result in a breach of the confidentiality obligations of the Company or any Company Subsidiary under a Contract to which the Company or any of the Company Subsidiaries is a party if the Company shall have used commercially reasonable efforts to obtain the consent of such third Person to such inspection or disclosure. Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least two (2) Business Days prior written notice thereof, setting forth the inspection or materials that Parent or its Representatives intend to conduct or review, as applicable. The Company shall be entitled to have Representatives present at all times during any such inspection. No investigation pursuant to this Section 7.02 or information provided, made available or delivered to Parent or its Representatives pursuant to this Section 7.02 shall affect any representations, warranties, conditions or rights of the parties hereto contained in this Agreement.

(b) Prior to the Effective Time, all information obtained by Parent pursuant to this Section 7.02 shall be kept confidential in accordance with the confidentiality agreement, dated November 30, 2010, between Parent and the Company (the “Confidentiality Agreement”).

7.03. No Solicitation of Transactions by the Company.

(a) Neither the Company, a Company Subsidiary nor any officer, trustee, director, employee, investment banker, financial advisor, attorney, broker, finder or other agent, representative or Affiliate (collectively, “Representatives”) of the Company or any Company Subsidiary shall (directly or indirectly), (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Company Acquisition Proposal, (ii) enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Company Acquisition Proposal or (iii) enter into a Contract (other than a confidentiality agreement entered into in accordance with the provisions of this Agreement) with respect to a Company Acquisition Proposal. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, at any time prior to obtaining the Company Shareholder Approval or the earlier termination of this Agreement in accordance with its terms, following the receipt by the Company or any Company Subsidiary of a Company Acquisition Proposal (that was not solicited, encouraged or facilitated in violation of this Section 7.03(a)), the Company Board may (directly or through its Representatives) (x) contact such Person and its advisors for the purpose of clarifying the proposal and any material terms thereof and the conditions to and likelihood of consummation, so as to determine whether such proposal is, or is reasonably likely to lead to, a Company Superior Proposal and (y) if the Company Board determines in good faith after consultation with its Representatives that such Company Acquisition Proposal is, or is reasonably likely to lead to, a Company Superior Proposal, the Company Board may (1) furnish non-public information with respect to the Company and the Company Subsidiaries to the Person who made such Company Acquisition Proposal pursuant to a confidentiality agreement executed by the Company and such Person (provided that the Company has previously or concurrently furnished such information to Parent), (2) participate in negotiations regarding such Company Acquisition Proposal and (3) following receipt of a Company Acquisition Proposal that constitutes a Company Superior Proposal, terminate this Agreement pursuant to, and subject to compliance with, Section 9.01(f).

(b) The Company Board shall not, directly or indirectly, (i) (A) withdraw (or amend or modify in a manner adverse to Parent) or publicly propose to withdraw (or amend or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability of the Company Board of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Company Acquisition Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) (it being understood that a “stop, look and listen” communication by the Company Board to the Company Shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or the taking of a neutral or no position with respect to any Company Acquisition Proposal shall not constitute an Adverse Recommendation Change so long as the Board reiterates its recommendation in favor of the Merger within seven (7) calendar days following such “stop, look and listen” communication) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any Company Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (other than a confidentiality agreement referred to in Section 7.03(a)) (A) constituting or that could reasonably be expected to lead to any Company Acquisition Proposal or (B) requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if, at any time prior to obtaining the Company Shareholder Approval, (1) the Company has received a proposal that constitutes a Company Superior Proposal (after giving effect to the terms of any revised offer by Parent pursuant to Section 9.01(f)), (2) the Company has determined, in consultation with its Representatives, that failure to take the actions set forth in clause (x) or (y) below would be inconsistent with the Company Board’s fiduciary duties under applicable Law, and (3) neither the Company, any Company Subsidiary nor any Representative has breached the provisions of this Section 7.03; the Company Board may, after complying with the provisions of Section 9.01(f), (x) in connection with such Company Superior Proposal, make an Adverse Recommendation Change or (y) terminate this Agreement pursuant to, and subject to compliance with, Section 9.01(f).

(c) The Company shall advise Parent orally and in writing of any Company Acquisition Proposal or of any request made to the Company for information or inquiry that could reasonably be expected to result in, any Company Acquisition Proposal (in each case within twenty-four (24) hours of receipt thereof), and the Company shall provide Parent (within such twenty-four (24) hour time frame) a copy of such Company Acquisition Proposal (including any changes thereto) and the identity of the Person making any such Company Acquisition Proposal. The Company shall keep Parent informed on a prompt basis of the status (including any change to the terms and conditions thereof) of any such Company Acquisition Proposal and the status of any discussions or negotiations related thereto. The Company agrees that it and the Company Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent. The Company shall promptly notify Parent upon determination by the Company Board that a Company Acquisition Proposal is a Company Superior Proposal.

(d) Nothing in this Section 7.03 or elsewhere in this Agreement shall prevent the Company and the Company Board from taking and disclosing any position or disclosing any information required to be disclosed under applicable Law or in compliance with or otherwise complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, and to the extent referred to therein, Item 1012(a) of Regulation M-A promulgated under the Exchange Act with respect to a Company Acquisition Proposal provided that such position is consistent with the Company’s obligations hereunder. In addition, nothing in this Section 7.03 or elsewhere in this Agreement shall prohibit the Company from taking any action that any court of competent jurisdiction orders the Company to take.

7.04. Employee Benefits Matters. Exhibit C attached hereto sets forth certain agreements of the parties with respect to the manner in which various benefit and compensation matters will be handled prior to and after the Effective Time for employees and directors of the Company and the Company Subsidiaries. The provisions of this Section 7.04 (including Exhibit C) are solely for the benefit of the parties to this Agreement, no current or former employee or any other individual associated therewith shall be regarded as a third party beneficiary of this Agreement, and nothing herein shall be deemed to be a guarantee of employment or construed as an amendment to any Company Benefit Plan for any purpose.

7.05. Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Company Common Shares or Company Stock Options (or Company Common Shares acquired upon the vesting of any Company Stock Options) pursuant to this Agreement shall be an exempt transaction for purposes of Section 16.

7.06. Directors’ and Officers’ Indemnification and Insurance of the Surviving Corporation.

(a) Parent and the Surviving Corporation agree that the indemnification obligations set forth in the Company Charter and Company Bylaws shall survive the Merger (and, prior to the Effective Time, Parent shall cause the Organizational Documents of Merger Sub to reflect such provisions) and shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of any individual who on or prior to the Effective Time was a director, officer, trustee, fiduciary, employee or agent of the Company or any Company Subsidiary or who served at the request of the Company or any Company Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such amendment or modification is required by Law.

(b) The Company shall purchase one or more prepaid policies to provide to the Company’s current directors and officers an insurance and indemnification policy that provides for six (6) years from the Effective Time, coverage for events occurring prior to the Effective Time that is no less favorable than the Company’s existing policy (true and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage for the period of six (6) years from the Effective Time; provided, however, that prior consent from Parent shall be necessary if the total cost to the Company for such prepaid policies is more than $100,000. Parent shall, and shall cause the Company to, maintain any such prepaid policies purchased by the Company prior to the Effective Time in full force and effect, and continue to honor the obligations thereunder. The obligations under this Section 7.06 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.06 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 7.06 applies shall be third party beneficiaries of this Section 7.06).

(c) In the event the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 7.06.

(d) The provisions of this Section 7.06 shall inure to the benefit of, and be enforceable by, each individual identified in Section 7.06(a) and his or her heirs and representatives, and are in addition to and not in substitution for, any other right to indemnification or contribution that such person may have under the Organizational Documents of the Company or the Surviving Corporation, under the Law or otherwise. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each such indemnified Person under this Section 7.06.

7.07. Further Action; Best Efforts. As promptly as reasonably practicable, the Company, Parent and Merger Sub shall (a) obtain all Permits required under applicable Law (including all rulings and approvals of Governmental Authorities) as a result of consummation of the transactions contemplated by this Agreement, including the Merger (collectively, “Governmental Licenses”), (b) obtain all Consents required under Company Material Contracts or Permits to which the Company or any of the Company Subsidiaries is a party or by which it is bound, and (c) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary or appropriate to consummate the Merger and the transactions contemplated by this Agreement as soon as practicable. Notwithstanding the foregoing, the Company shall not (and shall not permit any Company Subsidiary to) pay any consent fee, waive any material rights, materially amend the terms of any Contract or agree to hold separate or dispose of any assets or make any material changes to the operations or business of the Company or Parent or any of their respective Affiliates, or commit to do any of the foregoing, in connection with obtaining any Governmental Licenses or Consents, in each case without the prior written consent of Parent in its sole discretion.

7.08. Public Announcements. The parties hereto agree that no public release or announcement concerning the Merger or the transactions contemplated by this Agreement shall be issued by a party without the prior consent of the other parties (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement.

7.09. Notification of Certain Matters. From and after the date of this Agreement until the Effective Time, the Company and Parent shall notify each other in writing promptly after (a) becoming aware of (i) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of such party to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (b) receiving any notice or other communication from any Governmental Authority, utility, independent system operator, market regulator or regional transmission organization in connection with the Merger or other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or (c) any Action is commenced or, to such party’s knowledge, threatened against, relating to or involving such party or any of its Subsidiaries which relate to the Merger; provided, however, that the delivery of any notice pursuant to this Section 7.09 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to either party, and the failure to deliver any such notice shall not affect any of the conditions set forth in SECTION VIII; and provided, further, that the delivery of any notice pursuant to this Section 7.09 shall not cause the failure of any condition set forth in SECTION VIII to be satisfied nor shall the delivery of any such notice be deemed an admission that any condition in SECTION VIII, is not or will not be satisfied or that there has been any Material Adverse Effect.

7.10. Warrants; Notices to Warrant and Option Holders.

(a) The Company shall take all actions necessary to ensure that, at the Effective Time, each Company Warrant then outstanding, whether or not then exercisable or vested, shall be cancelled by the Company in exchange for the right to receive an amount in cash (without interest and less any applicable Taxes required to be withheld in accordance with Section 3.05 with respect to such payment) determined (except to the extent a Black-Scholes calculation is applicable under the four warrants granted in connection with the Company’s Silicon Valley Bank facility) by multiplying (x) the excess (if any) of the Merger Consideration over the applicable exercise price per share of such Company Warrant by (y) the number of Company Common Shares subject to such Company Warrant (the “Warrant Consideration”). Payment of the Warrant Consideration shall be made as soon as practicable after the Effective Time but in any event within five (5) Business Days following the Effective Time.

(b) Prior to the Effective Time, the Company shall deliver to the holders of Company Stock Options and Company Warrants appropriate notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement. The Company shall take all action as is necessary prior to the Effective Time to terminate all Incentive Plans so that at and after the Effective Time, no current or former employee, director, consultant or other person shall have any option to purchase or right to receive any Company Stock Options for his or her benefit, except to the extent provided in Section 3.01. Not more than ten (10) nor less than three (3) Business Days prior to the anticipated Effective Time, the Company shall deliver to Parent a list, in form reasonably acceptable to Parent, of the number of Company Stock Options and Company Warrants expected to be outstanding immediately prior to the Effective Time, and the names of the holders thereof and in each case together with the applicable mailing addresses, tax identification numbers and other information relating to such holders and participants as Parent may reasonably require in connection with the payments to be made pursuant to Section 3.01. Parent may take such actions, as promptly as practicable, prior to making any payment under Section 3.01, as are reasonably necessary and appropriate in order to verify the right of any person to receive such a payment hereunder, the identifying information relating to such person and whether any withholding is required with respect thereto and, if so, the amount thereof.

7.11. State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is, or may become, applicable to any transaction contemplated by this Agreement, the parties shall use commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transaction.

SECTION VIII. CONDITIONS TO THE MERGER

8.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver in writing at or prior to the Effective Time of the following conditions:

(a) The Company Shareholder Approval shall have been obtained by the Company; and

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Merger illegal or prohibiting consummation of the Merger.

8.02. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or waiver by the Company in writing at or prior to the Effective Time of the following additional conditions:

(a) The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects when made and as of the Effective Time as if made at such time (except to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date), interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms, except where the failure of all such representations and warranties to be true and correct, in the aggregate, has not had, or would not reasonably be expected to have a Parent Material Adverse Effect;

(b) Each of Parent and Merger Sub shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Effective Time; and

(c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of Parent and certifying as to the satisfaction of the conditions specified in Section 8.02(a) and Section 8.02(b).

8.03. Condition to the Obligations of the Buyer Parties. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent in writing at or prior to the Effective Time of the following additional conditions:

(a) The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects when made and as of the Effective Time as if made at such time (except to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date), interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term Material Adverse Effect, except where the failure of all such representations and warranties to be true and correct, in the aggregate, has not had, or would not reasonably be expected to have a Material Adverse Effect;

(b) The Company shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Effective Time;

(c) Since the date of this Agreement, there shall have been no Material Adverse Effect and no event or circumstance shall have occurred that would reasonably be expected to result in a Material Adverse Effect;

(d) The Company shall have obtained the requisite approval of the Merger and the transactions contemplated hereby from Silicon Valley Bank;

(e) The Company shall have obtained the requisite approval of the Merger and the transactions contemplated hereby from any utility, independent system operator or market regulator whose approval is required by contract or Law;

(f) The Company shall have obtained the requisite approval of the Merger and the transactions contemplated hereby from the U.S. Federal Energy Regulatory Commission;

(g) The Company shall have obtained written and binding cancellation acknowledgments from the holders of the Specified Warrants or such warrants shall have expired in accordance with their terms, and there shall be no other options or warrants granted by the Company to purchase equity securities of the Company remaining outstanding as of the Closing that would continue to represent a right to purchase equity securities following the Closing; and

(h) The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by an officer of the Company and certifying as to the satisfaction of each of the conditions specified in Section 8.03.

8.04. Frustration of Conditions. None of the Company or the Buyer Parties may rely on the failure of any condition set forth in Section 8.01, Section 8.02 or Section 8.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 7.07.

SECTION IX. TERMINATION, AMENDMENT AND WAIVER

9.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after obtaining the Company Shareholder Approval, as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before August 2, 2011 (the “Outside Date”) unless extended by agreement of the parties; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Effective Time to occur on or before such date;

(c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, Order or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and has the effect of making the consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger (“Governmental Order”); provided, however, that the terms of this Section 9.01(c) shall not be available to any party unless such party shall have used its reasonable best efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Merger;

(d) by either Parent or the Company if the Company Shareholder Approval shall not have been obtained at the Company Shareholders’ Meeting;

(e) by Parent, if an Adverse Recommendation Change shall have occurred;

(f) by the Company, if at any time prior to obtaining the Company Shareholder Approval, (i) the Company Board has received a Company Superior Proposal, (ii) the Company is in compliance in all material respects with Section 7.03, (iii) the Company shall have first given Parent at least five (5) Business Days notice of its intent to terminate pursuant to this Section 9.01(f), which notice shall attach the most recent draft of any agreement with respect to, and specify the terms and conditions of any such Company Superior Proposal (including the identity of the Person or group of Persons making the Company Superior Proposal) and any material modifications to any of the foregoing and during the five (5) Business Day period immediately following the delivery of such notice, the Company shall, and shall cause its Representatives to, negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement so that the Company Superior Proposal ceases to constitute a Company Superior Proposal and would enable the parties to proceed with the transactions contemplated herein on such adjusted terms; provided, that, if during the five (5) Business Day notice period any revisions are made to the Company Superior Proposal and the Company Board in its good faith judgment determines such revisions are material (it being understood that any change in the purchase price or form of consideration in such Company Superior Proposal shall be deemed a material revision), the Company shall deliver a new written notice to Parent and shall comply with the requirements of this Section 9.01(f) with respect to such new written notice, except that the new notice period shall be three (3) Business Days, (iv) after taking into account any amendment to this Agreement entered into, or to which Parent irrevocably covenants to enter into, within such five (5) Business Day period and for which all internal approvals of Parent have been obtained since receipt of such notice, such Company Superior Proposal continues to constitute a Company Superior Proposal and (v) the Company pays to Parent the Termination Fee in accordance with Section 9.03(b)(i) concurrently with or prior to such termination;

(g) by the Company, upon a breach of any covenant or agreement on the part of the Buyer Parties set forth in this Agreement, or if any representation or warranty of the Buyer Parties shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) or Section 8.02(b), as the case may be, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, such breach is incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (x) the Outside Date and (y) ten (10) Business Days after Parent receives notice of such breach from the Company; or

(h) by Parent, upon a breach of any covenant or agreement on the part of the Company or any Company Subsidiary set forth in this Agreement, or if any representation or warranty of the Company shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) or Section 8.03(b), as the case may be, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, such breach is incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (x) the Outside Date and (y) ten (10) Business Days after Parent receives notice of such breach from the Company.

9.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the provisions of Section 1.01(c), Section 7.02(b), this Section 9.02, Section 9.03 and SECTION X shall survive any such termination; provided, however, that nothing herein shall relieve any party hereto from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

9.03. Fees and Expenses.

(a) Except as otherwise set forth in this Section 9.03, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b) In the event this Agreement shall be terminated:

(i) by the Company pursuant to Section 9.01(f), the Company shall pay to Parent the Termination Fee as directed by Parent in writing in immediately available funds within three (3) Business Days of such termination;

(ii) (A) either (i) by the Parent pursuant to Section 9.01(h), or (ii) due to the expiration of the Outside Date because the Company breached its representations and warranties or failed to fulfill its obligations under this Agreement and such breach or failure materially contributed to the failure of the Effective Time to occur on or before the Outside Date, and (B) within twelve (12) months following such termination, the Company enters into a definitive agreement to consummate or consummates such Company Acquisition Proposal, then the Company shall pay to Parent the Termination Fee as directed by Parent in writing in immediately available funds upon entering into of such definite agreement or concurrently with the consummation of such Company Acquisition Proposal. For purposes of this Section 9.03(b)(ii), “50%” shall be substituted for “15%” in the phrases dealing with assets and “50%” shall be substituted for “15%” in phrases dealing with equity securities or voting power in the definition of Company Acquisition Proposal; or

(iii) (A) (x) by Parent or the Company pursuant to Section 9.01(d) or (y) by Parent pursuant to Section 9.01(e) (B) if at or prior to the date of the Company Shareholders’ Meeting, a Company Acquisition Proposal shall have been publicly announced (and not withdrawn) prior to such date and (C) concurrently with such termination or within twelve (12) months following such termination, the Company enters into a definitive agreement to consummate or consummates such Company Acquisition Proposal, then the Company shall pay to Parent the Termination Fee as directed by Parent in writing in immediately available funds upon entering into of such definite agreement or concurrently with the consummation of such Company Acquisition Proposal. For purposes of this Section 9.03(b)(ii), “50%” shall be substituted for “15%” in the phrases dealing with assets and “50%” shall be substituted for “15%” in phrases dealing with equity securities or voting power in the definition of Company Acquisition Proposal.

(iv) For purposes of this Agreement, “Termination Fee” means One Million Six Hundred Thousand Dollars ($1,600,000).

(v) Each of Parent and Merger Sub acknowledges and agrees that in the event that Parent is entitled to receive the Termination Fee pursuant to this Agreement, the right of Parent to receive such amount shall constitute each of the Buyer Parties’ sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of, any termination of this Agreement regardless of the circumstances giving rise to such termination; provided, however, that if the Company breaches its covenants set forth in Section 7.03, Parent shall be entitled to recover its actual damages caused by such breach in excess of the Termination Fee.

(vi) The Company shall bear and pay all of the costs and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement.

9.04. Waiver. At any time prior to the Effective Time, the Company, on the one hand, and Parent and Merger Sub, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Parent (on behalf of Parent and Merger Sub). The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

SECTION X. GENERAL PROVISIONS

10.01. Non-Survival of Representations and Warranties. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time.

10.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent or Merger Sub:

JOHNSON CONTROLS HOLDING COMPANY, INC.

5757 North Green Bay Avenue

P.O. Box 591-M4

Milwaukee, WI 53209

Fax: (414) 524-5520

Attention: David Sislowski, Esq.

      Senior Group Counsel BE

with copies to:

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, WI 53211

Fax: (414) 273-5198

Attention: Mark C. Witt, Esq.

      Danielle M. Machata, Esq.

if to the Company:

ENERGYCONNECT GROUP, INC.

901 Campisi Way, Suite 260

Campbell, CA 95008

Fax: (408) 370-3322

Attention: Kevin R. Evans

      Chief Executive Officer

with copies to:

Orrick, Herrington & Sutcliffe LLP

1000 Marsh Road

Menlo Park, CA 94025

Fax: (650) 614-7401

Attention: Peter Cohn, Esq.

      Lowell D. Ness, Esq.

10.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

10.04. Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, however, that, after Company Shareholder Approval has been obtained, no amendment may be made without further shareholder approval which, by Law or in accordance with the rules of Nasdaq, requires further approval by such shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

10.05. Payment Guarantee. Parent hereby guarantees the due and prompt payment of the Merger Consideration in accordance with the terms of this Agreement.

10.06. Entire Agreement; Assignment. This Agreement, together with the Confidentiality Agreement, the Disclosure Schedules and the Exhibits hereto, constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their respective rights hereunder and thereunder to any Affiliate.

10.07. Specific Performance. Subject to Section 9.03(b)(v), the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that money damages would not be a sufficient remedy for any breach of this Agreement, and accordingly, the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

10.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement (including Exhibit C), express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) the provisions of SECTION II relating to the payment of the Merger Consideration and Option Consideration and Section 7.06 (which are intended to be for the benefit of the persons covered thereby or the persons entitled to payment thereunder and may be enforced by such persons) and (b) the right of the Company, on behalf of its shareholders, to pursue damages in the event of Parent’s or Merger Sub’s breach of this Agreement or fraud, which right is hereby acknowledged and agreed by Parent and Merger Sub.

10.09. Governing Law; Forum.

(a) All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

(b) Except as set out below, each of the Company, Parent and Merger Sub hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware or any court of the United States located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

10.10. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.

10.11. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.12. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or portable document signature) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.13. Waiver. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE COMPANY:

ENERGYCONNECT GROUP, INC.

By
Kevin R. Evans
Chief Executive Officer

PARENT:

JOHNSON CONTROLS HOLDING COMPANY, INC.

By
C. David Myers, Vice President, President of
Building Efficiency, of Johnson Controls, Inc.*
*Under a Power of Attorney

MERGER SUB:

EUREKA, INC.

By
C. David Myers, Vice President, President of
Building Efficiency, of Johnson Controls, Inc.*
*Under a Power of Attorney

[Signature Page to Agreement and Plan of Merger]

Annex B

The following Plan of Merger is established in compliance with Oregon Revised Statutes Section 60.481. Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Merger Agreement (defined below).

PLAN OF MERGER dated as of              , 2011, between JOHNSON CONTROLS HOLDING COMPANY, INC., a Delaware corporation (“Parent”), EUREKA, INC., an Oregon corporation (“Merger Sub”), and ENERGYCONNECT GROUP, INC., an Oregon corporation (the “Company”).

WHEREAS, the respective boards of directors of Parent, Merger Sub, which is a wholly-owned subsidiary of Parent, and the Company have each duly approved and adopted (i) this Plan of Merger (this “Plan”), (ii) the Agreement and Plan of Merger dated March 2, 2011 (the “Merger Agreement”) among Parent, Merger Sub and the Company, and (iii) the proposed merger of Merger Sub with and into the Company in accordance with this Plan, the Merger Agreement and Chapter 60 of the Oregon Revised Statutes (the “Corporations Code”), whereby, among other things, each issued and outstanding share of common stock of the Company, no par value (each, a “Company Common Share”), will be, subject to certain exceptions set forth in the Merger Agreement, converted into the right to receive an amount in cash equal to Twenty-two and 53/100 Cents ($.2253), upon the terms and subject to the conditions set forth in the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Plan and the Merger Agreement and the representations, warranties, covenants, agreements, conditions and promises contained herein and therein, the parties hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1. The Merger. In accordance with the provisions of this Plan, the Merger Agreement and the Corporations Code, Merger Sub shall be merged with and into the Company (the “Merger”), which at and after the Effective Time shall be, and is sometimes herein referred to as, the “Surviving Corporation.” Parent, Merger Sub and the Company are sometimes referred to herein as the “Constituent Corporations.”

SECTION 1.2. The Effective Time of the Merger. Subject to the provisions of the Merger Agreement, this Plan shall be executed and delivered by each of the Constituent Corporations and delivered to and filed with the Secretary of State of the State of Oregon in the manner provided under Section 60.494 of the Corporations Code. The Merger shall become effective (the “Effective Time”) upon the filing and the acceptance of the Articles of Merger by the Secretary of State of the State of Oregon or at such later time as is agreed by Parent, Merger Sub and the Company in the Articles of Merger.

SECTION 1.3. Effect of Merger; Surviving Corporation. At the Effective Time, the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger.

SECTION 1.4. Articles and Bylaws of Surviving Corporation. From and after the Effective Time, (i) the articles of incorporation of Merger Sub in effect immediately prior to the Effective Time (the “Articles”) shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law and (ii) the bylaws of Merger Sub in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (except that, in each case, the name of the Surviving Corporation shall be “EnergyConnect Group, Inc.”).

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.1. Effect on Capital Stock.

(a) Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action by Merger Sub or Parent, as the holder of all outstanding capital stock of Merger Sub (other than the requisite approval by Parent as the sole shareholder of Merger Sub in accordance with the Corporations Code, which approval has been obtained), each outstanding share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation and shall constitute the only outstanding share of capital stock of the Surviving Corporation.

(b) Cancellation of Certain Shares of Company Stock. Each Company Common Share held in treasury and each Company Common Share that is owned by Parent, Merger Sub or any other wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist, without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Exchange of Company Stock. Each Company Common Share issued and outstanding immediately prior to the Effective Time shall be converted and exchanged automatically into the right to receive an amount in cash equal to Twenty-two and 53/100 Cents ($.2253) per Company Common Share (the “Merger Consideration”). At the Effective Time, all such Company Common Shares which have been converted into the right to receive the Merger Consideration shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of any such Company Common Share immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest. The Company Common Shares that are to be so converted into the right to receive the Merger Consideration are referred to herein as the “Merger Shares.”

SECTION 2.2. Payment of Merger Consideration.

(a) Company Paying Agent. Prior to the Effective Time, the Company shall appoint as paying agent a bank or trust company reasonably satisfactory to Parent (the “Company Paying Agent”). At or prior to the Effective Time, Parent shall deposit or cause the Surviving Corporation to deposit with the Company Paying Agent, for exchange in accordance with this Article II, cash in an amount sufficient to pay the aggregate Merger Consideration, Option Consideration (as defined below) and Warrant Consideration (as defined below) required to be paid (such cash being hereinafter referred to as the “Surviving Corporation Fund”).

(b) Procedure for Exchange. As promptly as practicable after the Effective Time, but in no event more than five (5) business days following the Effective Time, Parent and the Surviving Corporation shall cause the Company Paying Agent to mail to each person who was, as of immediately prior to the Effective Time, a holder of record of the Merger Shares (i) a letter of transmittal (which shall be in customary form approved by the Company and shall specify that delivery shall be effected, and risk of loss and title to the certificates representing the Merger Shares (the “Company Common Share Certificates”) shall pass, only upon proper delivery of the Company Common Share Certificates to the Company Paying Agent) and (ii) instructions for effecting the surrender of the Company Common Share Certificates in exchange for the Merger Consideration. Upon surrender to the Company Paying Agent of Company Common Share Certificates for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Company Common Share Certificates shall be entitled to receive in exchange therefor, in cash, the aggregate Merger Consideration in respect thereof, in the form of a check, to be mailed within three (3) business days of receipt by the Company Paying Agent of such Company Common Share Certificates, and the Company Common Share Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Merger Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration in respect of the applicable Merger Shares may be made to a person other than the person in whose name the Company Common Share Certificates so surrendered is registered if such Company Common Share Certificates shall be properly endorsed with signature guaranteed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the Merger Consideration in respect thereof or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered or transferred, as the case may be, as contemplated by this Section 2.2, each Company Common Share Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest shall be paid or will accrue on any cash payable to holders of Company Common Share Certificates pursuant to the provisions of this Article II.

(c) No Further Ownership Rights in Company Capital Stock. The Merger Consideration paid upon the surrender for exchange of Company Common Share Certificates in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Company Common Shares so exchanged. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Merger Shares thereafter on the records of the Company. If Company Common Share Certificates are presented to the Company for transfer, they shall be cancelled against delivery of the Merger Consideration in accordance with the procedures set forth in this Section 2.2. From and after the Effective Time, the holders of Company Common Share Certificates shall cease to have any rights with respect to such shares, except as otherwise provided in this Plan, the Merger Agreement, the articles of incorporation of the Surviving Corporation, or by applicable Law.

(d) No Liability. Any portion of the Surviving Corporation Fund that remains undistributed to the holders of Merger Shares for six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Merger Shares who have not theretofore complied with this Section 2.2 shall thereafter look only to the Surviving Corporation to claim the Merger Consideration owed to them hereunder, without interest thereon. Any portion of the Surviving Corporation Fund remaining unclaimed by holders of Merger Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto. None of Parent, the Company Paying Agent or the Surviving Corporation shall be liable to any holder of Merger Shares for any such shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Company Certificates. If any Company Common Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Common Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Company Common Share Certificate, the Company Paying Agent shall pay in respect of Merger Shares to which such lost, stolen or destroyed Company Common Share Certificate relate the Merger Consideration to which the holder thereof is entitled.

SECTION 2.3. Company Stock Options; Other Equity Awards.

(a) All options to purchase Company Common Shares (i) issued pursuant to any Incentive Plan or (ii) otherwise issued by the Company (each, a “Company Stock Option”), whether vested or unvested, that are outstanding immediately prior to the Effective Time, shall become fully vested, and each such Company Stock Option shall be cancelled, as of the Effective Time, in exchange for the right to receive an amount in cash (without interest and less any applicable Taxes required to be withheld in accordance with Section 2.5 with respect to such payment) determined by multiplying (x) the excess (if any) of the Merger Consideration over the applicable exercise price per share of such Company Stock Option by (y) the number of Company Common Shares subject to such Company Stock Option (the “Option Consideration”). Payment of the Option Consideration shall be made as soon as practicable after the Effective Time but in any event within five (5) business days following the Effective Time.

(b) All Company Common Shares or units representing Company Common Shares or a cash equivalent subject to vesting or other lapse restrictions granted under an Incentive Plan or otherwise issued by the Company and held by a participant or former participant in such Incentive Plan (“Company Restricted Stock”), whether vested or unvested, outstanding immediately prior to the Effective Time shall become fully vested and all restrictions on such Company Restricted Stock shall lapse, and such holders of Company Restricted Stock shall be entitled to receive the Merger Consideration as contemplated in Section 2.1(c).

(c) Immediately prior to the Effective Time, each of the Incentive Plans shall be terminated so that at and after the Effective Time, no current or former employee, director, consultant or other person shall have any option to purchase or right to receive any Company Stock Options for his or her benefit or any consideration other than as contemplated pursuant to Section 3.01 of the Merger Agreement.

SECTION 2.4. Company Warrants. All warrants exercisable for Company Common Shares (each, a “Company Warrant”) that are outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, shall be cancelled, as of the Effective Time, in exchange for the right to receive an amount in cash (without interest and less any applicable Taxes required to be withheld in accordance with Section 2.5 with respect to such payment) determined (except to the extent a different calculation is applicable under four Company Warrants granted to the Company’s lenders in connection with the Company’s credit facility) by multiplying (x) the excess (if any) of the Merger Consideration over the applicable exercise price per share of such Company Warrant by (y) the number of Company Common Shares subject to such Company Warrant (the “Warrant Consideration”). Payment of the Warrant Consideration shall be made as soon as practicable after the Effective Time but in any event within five (5) Business Days following the Effective Time.

SECTION 2.5. Withholding. Parent, Surviving Corporation or the Company Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Company Common Shares, Company Stock Options or Company Warrants such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 or any provision of applicable Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority, including any taxing authority, such amounts shall be treated for all purposes of the Merger Agreement as having been paid to the holder of the Company Common Shares, Company Stock Options or Company Warrants in respect of which such deduction and withholding was made by Parent, Surviving Corporation or the Company Paying Agent, as applicable.

SECTION 2.6. Adjustments to Prevent Dilution. In the event that the Company changes (or establishes a record date for changing) the number of Company Common Shares issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Company Common Shares, at any time during the period from the date of the Merger Agreement to the Effective Time, then the Merger Consideration, Option Consideration and Warrant Consideration shall be equitably adjusted, without duplication, to provide the holders of Company Common Shares, Company Stock Options and Company Warrants with the same economic effect as contemplated by the Merger Agreement.

SECTION 2.7. Dissenters’ Rights. Holders of Company Common Shares who have complied with all the requirements for perfecting dissenters’ rights, as required under the Corporation Code, shall be entitled to their rights under the Corporation Code with respect to such shares (the “Dissenting Shares”). Notwithstanding the foregoing, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent, then, as of the later of the Effective Time and the occurrence of such event, such holder’s Dissenting Shares shall automatically be converted into the right to receive the Merger Consideration to which such holder is then entitled under the Merger Agreement and the Corporation Code, without interest thereon and upon surrender of the certificate representing such holder’s Dissenting Shares. Notwithstanding any provision herein or in the Merger Agreement to the contrary, any Dissenting Shares held by a holder of Company Common Shares who has perfected dissenter’s rights for such shares in accordance with the Corporation Code shall not be converted into the right to receive the Merger Consideration.

ARTICLE III

APPROVALS

SECTION 3.1. Approval of Plan; Filing Thereof. The respective boards of directors of Parent, Merger Sub and the Company have, by resolutions duly adopted, approved and adopted the Merger, this Plan and the Merger Agreement. The holders of at least a majority of the outstanding shares of Company Common Stock have approved and adopted the Merger, this Plan and the Merger Agreement in accordance with the Corporations Code. Parent, as the sole shareholder of Merger Sub, has approved and adopted the Merger, this Plan and the Merger Agreement by executing a written consent, in accordance with the Corporations Code.

ARTICLE IV

NAME OF SURVIVING CORPORATION

SECTION 4.1. Name of Surviving Corporation. The name of the Surviving Corporation shall be EnergyConnect Group, Inc.

ARTICLE V

CERTAIN CONDITIONS TO CLOSING

SECTION 5.1. Closing Conditions. The respective obligations of each party to the Merger Agreement to effect the Merger is subject to, among other things, the (a) the absence of any order or injunction prohibiting the consummation of the Merger, (b) the accuracy of the representations and warranties of each party, (c) performance, in all material respects, of all obligations and compliance with, in all material respects, agreements and covenants to be performed or complied with by each party, (d) the absence of a Material Adverse Effect on the Company, (e) the Company having obtained cancellation acknowledgments from holders of certain Company Warrants or such Company Warrants having expired and (f) consents having been obtained from the Company’s lender, any utility, independent system operator or market regulator whose approval is required by contract or applicable Law, and the U.S. Federal Energy Regulatory Commission.

ARTICLE VI

MISCELLANEOUS

SECTION 6.1. Amendment. At any time prior to the Effective Time, this Plan may be amended or supplemented in any and all respects, whether before or after receipt of approval of the Company’s shareholders, by written agreement of the parties hereto, by action taken by their respective boards of directors; provided, however, that following approval of the Merger, the Merger Agreement and the transactions contemplated thereby by the shareholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the shareholders of the Company without such approval.

SECTION 6.2. Entire Agreement. This Plan, the Merger Agreement and the other agreements, schedules and documents referenced in the Merger Agreement contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements or understandings, written or oral, among the parties with respect thereto. In the event of a direct conflict between the provisions of this Plan and the Merger Agreement, such provisions of the Merger Agreement, will be controlling.

SECTION 6.3. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

JOHNSON CONTROLS HOLDING COMPANY, INC.

5757 North Green Bay Avenue

P.O. Box 591-M4

Milwaukee, WI 53209

Fax: (414) 524-5520

Attention:     David Sislowski, Esq.

                     Senior Group Counsel BE

with copies to:

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, WI 53211

Fax: (414) 273-5198

Attention:     Mark C. Witt, Esq.

                     Danielle M. Machata, Esq.

If to the Company, to:

ENERGYCONNECT GROUP, INC.

901 Campisi Way, Suite 260

Campbell, CA 95008

Fax: (408) 370-3322

Attention:     Kevin R. Evans

                     Chief Executive Officer

with copies to:

Orrick, Herrington & Sutcliffe LLP

1000 Marsh Road

Menlo Park, CA 94025

Fax: (650) 614-7401

Attention:     Peter Cohn, Esq.

                     Lowell D. Ness, Esq.

SECTION 6.4. Counterparts. This Plan may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same instrument) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 6.5. Governing Law. All disputes, claims or controversies arising out of or relating to this Plan, or the negotiation, validity or performance of this Plan, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware (except with respect to those provisions set forth herein that are required to be governed by the laws of the State of Oregon), without regard to its rules of conflict of laws.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Plan of Merger to be executed and delivered on its behalf as of the date first above written.

THE COMPANY:

ENERGYCONNECT GROUP, INC.

By
Kevin R. Evans,
Chief Executive Officer

PARENT:

JOHNSON CONTROLS HOLDING COMPANY, INC.

By
C. David Myers, Vice President, President of
Building Efficiency, of Johnson Controls, Inc.*
* Under a Power of Attorney

MERGER SUB:

EUREKA, INC.

By
C. David Myers, Vice President, President of
Building Efficiency, of Johnson Controls, Inc.*
* Under a Power of Attorney

Annex C

March 2, 2011

Board of Directors

EnergyConnect Group, Inc.

901 Campisi Way, Suite 260

Campbell, CA 95008

Members of the Board:

You have asked Pagemill Partners, LLC (“Pagemill Partners”) to advise you with respect to the fairness, from a financial point of view, to the holders of EnergyConnect Group, Inc. (the “Company”) Common Stock, no par value (the “Company Common Stock”) of the transaction consideration set forth in the Agreement and Plan of Merger (the “Agreement”), between the Company, Johnsons Controls, Inc. (“JCI”) and Eureka, Inc. (“Merger Sub”), a wholly-owned subsidiary of JCI.

The Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Transaction”) and that in connection with the Agreement, each outstanding share of Company Common Stock will be converted into the right to receive $0.225 in cash, without interest (the “Merger Consideration”). All options and warrants to purchase Company Common Stock (together “Derivatives”) will be terminated and the holders of in-the-money Derivatives will receive the difference between $0.225 and the Derivative strike price, for each such Derivative held by them.

In arriving at our opinion, we have:

•	Reviewed the revised proposal letter from JCI to the Company, dated January 12, 2011 and agreed to by the Company on January 24, 2011.
•	Reviewed the Agreement dated March 2, 2011.
•	Reviewed certain publicly available business and financial information relating to the Company and the industry in which it operates.
•

Reviewed certain other information relating to the Company, including preliminary results for the period ending January 1, 2011, financial forecasts for the period through 2014 prepared and provided to us by the Company.

•	Spoken with the management of the Company to discuss the business and prospects of the Company.
•

Considered certain financial and stock market data of the Company, including current and historical market prices of the Company Common Stock, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of the Company.

•	Considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced.
•	Considered such other information, financial studies, analyses and investigations, and financial, economic, and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. We have discussed with management of the Company the management-prepared financial forecasts for the period 2011-2014, and we have been advised by them, and we have assumed, that such forecasts represent the best currently available estimates as to the future financial performance of the Company operating as a standalone entity.

2475 Hanover Street     Palo Alto, CA 94304       Tel   650.354.4000       Fax 650.856.0136       www.pmib.com

Board of Directors	March 2, 2011
EnergyConnect Group, Inc.

Management has advised us that its baseline projections assume the Company is able to secure, at a minimum, $5 million in additional capital; while its upside projections assume, at a minimum, $15 million in additional capital.

We have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Transaction, no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on the Company and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification, or amendment of any material term, condition, or agreement thereof. We have also assumed that the representations and warranties made by all parties to the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and we have relied on the assessments made by advisors to the Company with respect to such issues.

In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion does not address:

•	the relative merits of the Transaction as compared to alternative transactions or strategies that might be available to the Company;
•	the underlying business decision of the Company to proceed with the Transaction;
•

the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except to the extent expressly set forth in the last sentence of this letter;

•

the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders);

•	whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction;
•

the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters; or

•

the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Merger Consideration or otherwise.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.

Pagemill Partners is an investment banking firm engaged in mergers and acquisition advisory services, private placements, and other financial services. We have acted as financial advisor to the Board of Directors in connection with the provision of this opinion about the Transaction and will receive a fee for our services which is not contingent on the closing of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities and other matters arising out of our engagement. We previously acted as a financial advisor to the Company in connection with its evaluation of different financing alternatives in August and September 2010. We received a fixed fee in connection with this advisory work.

2475 Hanover Street     Palo Alto, CA 94304       Tel   650.354.4000       Fax 650.856.0136       www.pmib.com

Board of Directors	March 2, 2011
EnergyConnect Group, Inc.

Pagemill Partners did not act as a financial advisor to the Board of Directors in connection with the search for, or negotiation with, a merger or acquisition partner and does not stand to gain from the Transaction. The issuance of this opinion was approved by our authorized internal committee.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Agreement and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Agreement or the proposed Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Company and the holders of Company Common Stock.

Yours sincerely,

Pagemill Partners, LLC

2475 Hanover Street     Palo Alto, CA 94304       Tel   650.354.4000       Fax 650.856.0136       www.pmib.com

Annex D

Oregon Business Corporation Act

Dissenters’ Rights

(Right to Dissent and Obtain Payment for Shares)

60.551 Definitions for ORS 60.551 to 60.594. As used in ORS 60.551 to 60.594:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under ORS 60.554 and who exercises that right when and in the manner required by ORS 60.561 to 60.587.

(4) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(7) “Shareholder” means the record shareholder or the beneficial shareholder. [1987 c.52 § 124; 1989 c.1040 § 30]

60.554 Right to dissent. (1) Subject to subsection (2) of this section, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate acts:

(a) Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by ORS 60.487 or the articles of incorporation and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary that is merged with its parent under ORS 60.491;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; or

(B) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under ORS 60.141;

(e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or

(f) Conversion to a noncorporate business entity pursuant to ORS 60.472.

(2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under ORS 60.551 to 60.594 may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(3) Dissenters’ rights shall not apply to the holders of shares of any class or series if the shares of the class or series were registered on a national securities exchange on the record date for the meeting of shareholders at which the corporate action described in subsection (1) of this section is to be approved or on the effective date of the merger under ORS 60.491, unless the articles of incorporation otherwise provide. [1987 c.52 §125; 1989 c.1040 §31; 1993 c.403 §9; 1999 c.362 §15; 2009 c.355 §2]

60.557 Dissent by nominees and beneficial owners. (1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares regarding which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote. [1987 c.52 § 126]

(Procedure for Exercise of Rights)

60.561 Notice of dissenters’ rights. (1) If proposed corporate action creating dissenters’ rights under ORS 60.554 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under ORS 60.551 to 60.594 and be accompanied by a copy of ORS 60.551 to 60.594.

(2) If corporate action creating dissenters’ rights under ORS 60.554 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send the shareholders entitled to assert dissenters’ rights the dissenters’ notice described in ORS 60.567. [1987 c.52 § 127]

60.564 Notice of intent to demand payment. (1) If proposed corporate action creating dissenters’ rights under ORS 60.554 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated and shall not vote such shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter. [1987 c.52 § 128]

60.567 Dissenters’ notice. (1) If proposed corporate action creating dissenters’ rights under ORS 60.554 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of ORS 60.564.

(2) The dissenters’ notice shall be sent no later than 10 days after the corporate action was taken, and shall:

(a) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement of the terms of the proposed corporate action to news media or to shareholders and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand. This date may not be fewer than 30 nor more than 60 days after the date the subsection (1) of this section notice is delivered; and

(e) Be accompanied by a copy of ORS 60.551 to 60.594. [1987 c.52 § 129]

60.571 Duty to demand payment. (1) A shareholder sent a dissenters’ notice described in ORS 60.567 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to ORS 60.567 (2)(c), and deposit the shareholder’s certificates in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder’s shares under subsection (1) of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter. [1987 c.52 § 130]

60.574 Share restrictions. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under ORS 60.581.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action. [1987 c.52 § 131]

60.577 Payment. (1) Except as provided in ORS 60.584, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with ORS 60.571, the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year and the latest available interim financial statements, if any;

(b) A statement of the corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under ORS 60.587; and

(e) A copy of ORS 60.551 to 60.594. [1987 c.52 § 132; 1987 c.579 § 4]

60.581 Failure to take action. (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under ORS 60.567 and repeat the payment demand procedure. [1987 c.52 § 133]

60.584 After-acquired shares. (1) A corporation may elect to withhold payment required by ORS 60.577 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of such demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares an explanation of how the interest was calculated and a statement of the dissenter’s right to demand payment under ORS 60.587. [1987 c.52 § 134]

60.587 Procedure if shareholder dissatisfied with payment or offer. (1) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under ORS 60.577 or reject the corporation’s offer under ORS 60.584 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under ORS 60.577 or offered under ORS 60.584 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under ORS 60.577 within 60 days after the date set for demanding payment; or

(c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (1) of this section within 30 days after the corporation made or offered payment for the dissenter’s shares. [1987 c.52 § 135]

(Judicial Appraisal of Shares)

60.591 Court action. (1) If a demand for payment under ORS 60.587 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand under ORS 60.587 and petition the court under subsection (2) of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the circuit court of the county where a corporation’s principal office is located, or if the principal office is not in this state, where the corporation’s registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the circuit court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the court order appointing them, or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding is entitled to judgment for:

(a) The amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation; or

(b) The fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under ORS 60.584. [1987 c.52 § 136]

60.594 Court costs and counsel fees. (1) The court in an appraisal proceeding commenced under ORS 60.591 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under ORS 60.587.

(2) The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ORS 60.561 to 60.587; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amount awarded the dissenters who were benefited. [1987 c.52 § 137]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 1.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 2.

FOR

ALL AGAINST ABSTAIN FOR AGAINST ABSTAIN

PROPOSAL 1. The approval of the Agreement and Plan of Merger, dated as of March 2, 2011, by and among EnergyConnect Group, Inc., Johnson Controls Holding Company, Inc., and Eureka, Inc., a newly created wholly owned subsidiary of Johnson Controls Holding Company, Inc., pursuant to which Eureka Inc. will merge with and into EnergyConnect Group, Inc. and each of the outstanding shares of EnergyConnect Group, Inc. will be converted into the right to receive $0.2253 in cash as more fully described in the proxy statement, and approval of the related Plan of Merger, to be dated as of , 2011 by and among EnergyConnect Group, Inc., Johnson Controls Holding Company, Inc. and Eureka, Inc. ☐ ☐ ☐ PROPOSAL 2. The adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes to approve the merger agreement and the related plan of merger at the time of the special meeting. ☐ ☐ ☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) The shareholder signed below reserves the right to revoke this Proxy at any time prior to its exercise by written notice delivered to the Company’s Secretary at the Company’s offices at 901 Campisi Way, Suite 260, Campbell, CA 95008 prior to the special meeting. The power of the Proxy holders shall also be suspended if the shareholder signed below appears at the special meeting and elects in writing to vote in person.

Mark Here for Address

Change or Comments

SEE REVERSE ☐ Will Attend Meeting

☐ YES

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

p FOLD AND DETACH HERE p

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET

http://www.proxyvoting.com/ecng

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

ENERGYCONNECT GROUP, INC.

PROXY

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON , 2011

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement, each dated , 2011, and hereby names, constitutes and appoints Kevin R. Evans and , or either of them acting in absence of the other, with full power of substitution, my true and lawful attorneys and Proxies for me and in my place and stead to attend the Special Meeting of the Shareholders of EnergyConnect Group, Inc. (the “Company”), to be held at on , 2011, and at any postponement or adjournment thereof, and to vote all the shares of Common Stock held of record in the name of the undersigned on , 2011 with all the powers that the undersigned would possess if he were personally present.

Address Change/Comments

(Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

p FOLD AND DETACH HERE p

You can now access your EnergyConnect Group, Inc. account online.

Access your EnergyConnect Group, Inc., shareholder account online via Investor ServiceDirect® (ISD).

The transfer agent for EnergyConnect Group, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status

• View certificate history

• View book-entry information • View payment history for dividends

• Make address changes

• Obtain a duplicate 1099 tax form

• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.